Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

CONCENTRA HEALTH SERVICES, INC.

THE U. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

THE G. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

THE J. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

THE M. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

OCCMED SERVICES, LLC

U.S. OCCMED HOLDINGS, LLC D/B/A NOVA MEDICAL CENTERS

And

SHELTON FREY, AS SELLERS’ REPRESENTATIVE

Dated: January 22, 2025

i

(continued)

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EXHIBITS

Exhibit A	Company Closing Calculation Schedule
Exhibit B	R&W Policy Binder
Exhibit C	Example Calculation of Purchase Price
Exhibit D	Form Escrow Agreement
Exhibit E	Allocation
Exhibit F	Company’s and Sellers’ Officer’s Certificate
Exhibit G	Buyer’s Officer’s Certificate
Exhibit H	Assignment of Membership Interests
Exhibit I	Agreed Accounting Principles
Exhibit J	Retention Program

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of January 22, 2025, is entered into by and among CONCENTRA HEALTH SERVICES, INC., a Nevada corporation (“Buyer”), U.S. OCCMED HOLDINGS, LLC D/B/A NOVA MEDICAL CENTERS, a Texas limited liability (the “Company”), Gert Rohde, as Trustee for THE U. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“U-Rohde”); Ulf Rohde, as Trustee for THE G. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“G-Rohde”); Ulf Rohde, as Trustee for THE J. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“J-Rohde”); Gert Rohde, as Trustee for THE M. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“M-Rohde”); OCCMED SERVICES, LLC, a Texas limited liability company (“Occmed Services,” and collectively with U-Rohde, G-Rohde, J-Rohde, M-Rohde, “Sellers”), and SHELTON FREY, as Sellers’ Representative (the “Sellers’ Representative”).

RECITALS

WHEREAS, prior to giving effect to the Contemplated Transactions, Sellers own, beneficially and of record, all of the outstanding membership interests of the Company (the “Company Interests”); and

WHEREAS, Buyer desires to acquire from Sellers, and Sellers desire to transfer to Buyer, all of Sellers’ right, title and interest in and to all of the Company Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.
Definitions and Rules of Construction

1.1            Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.4(d).

“Actual Adjustment” means (a) the Final Purchase Price minus (b) the Estimated Purchase Price, which, for the avoidance of doubt, may be a negative amount.

“Adjustment Basket Amount” means $200,000.

“Adjustment Escrow Account” has the meaning set forth in Section 2.2(b)(ii).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.2(b)(ii).

“Adjustment Escrow Funds” has the meaning set forth in Section 2.2(b)(ii).

“Adjustment Escrow Funds Deficiency Amount” has the meaning set forth in Section 2.4(f)(ii)(B).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person. The Company Professional Associations will be deemed to be Affiliates of the Company prior to Closing and Affiliates of Buyer from and after the Closing, and (ii) the Company and its Subsidiaries (which shall be deemed to include the Company Professional Associations) shall be deemed for purposes of this Agreement to be Affiliates of Sellers prior to Closing and of Buyer from and after the Closing.

“Agreed Accounting Principles” means the accounting principles, methodologies and policies set forth on Exhibit I.

“Agreement” means this Equity Purchase Agreement, as it may be amended from time to time in accordance with its terms.

“AI Technology” has the meaning set forth in Section 3.9(l).

“Allocation” has the meaning set forth in Section 6.3(f).

“Ancillary Agreements” means the Release and Restrictive Covenant Agreements, the Release and Distribution Agreements, the Assignment of Membership Interests, the Escrow Agreement, the Company Professional Association Transfer Documents, the Supplemental Special Indemnity Agreements, the Leslie Boney Release, the Landlord Consents and the Lease Amendments.

“Assignment of Membership Interests” means and Assignment of Membership Interests for the Company Interests in substantially the form attached as Exhibit H.

“Audited Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Base Closing Cash Payment Portion” has the meaning set forth in Section 2.2(b)(i)(A).

“Base Purchase Price” means $265,000,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed in Dallas, Texas. If any period under this Agreement expires on a day which is not a Business Day or any action is required by the terms of this Agreement to be taken on a day which is not a Business Day, such period shall expire on or such action may be deferred until, as the case may be, the next succeeding Business Day.

“Business Records” means all books, records or data of the applicable party on whatever media and wherever located.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 6.4(c).

“Buyer Group” has the meaning set forth in Section 6.8(d).

“Buyer Guarantor” has the meaning set forth in Section 5.5.

“Buyer Professional Associations” means any Person that is a professional medical corporation or other professional medical entity and with which Buyer or its Subsidiaries has entered into a management agreement or similar arrangement.

“Buyer Reverse Termination Fee” has the meaning set forth in Section 11.3(a).

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act, as amended, supplemented or otherwise modified from time to time, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, and (b) the American Rescue Plan Act of 2021, and any rules or regulations published with respect thereto by any Governmental Authority.

“Claims” has the meaning set forth in Section 12.19(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Payment” has the meaning set forth in Section 2.2(b)(i).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Assets” has the meaning set forth in Section 3.20(a).

“Company Cash” means (a) cash and cash equivalents of the Company and the Subsidiaries of the Company (for the avoidance of doubt including checks received by or deposited for the account of the Company and the Subsidiaries of the Company to the extent the corresponding Current Assets are not included or taken into account in Company Net Working Capital), minus (b) the sum of all issued but uncleared checks, wire transfers or drafts, restricted cash, all negative balances in bank accounts and all overdrafts of the Company and its Subsidiaries, in each case determined in accordance with the Agreed Accounting Principles and the Company Closing Calculation Schedule.

“Company Closing Calculation Schedule” means the illustrative calculations of each of Company Net Working Capital, Company Cash, Company Indebtedness and Company Transaction Expenses set forth on Exhibit A to this Agreement.

“Company Closing Cash Amount” means the aggregate amount of Company Cash as of immediately prior to the Closing.

“Company Closing Debt Amount” means the aggregate amount of Company Indebtedness as of immediately prior to the Closing (without giving effect to any repayment of existing Company Indebtedness taking place on the Closing Date but including any interest, fees, premiums or penalties that accrue on Company Indebtedness on the Closing Date, including as a result of the Closing).

“Company Confidential Information” has the meaning set forth in Section 6.7(b).

“Company Current Balance Sheet” has the meaning set forth in Section 3.6(a).

“Company Current Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company or any of its Subsidiaries.

“Company Employees” has the meaning set forth in Section 6.4(a).

“Company Employment Contracts” has the meaning set forth in Section 3.14(d).

“Company Environmental Permits” has the meaning set forth in Section 3.12(b).

“Company ERISA Affiliate” means an ERISA Affiliate of the Company or any of its Subsidiaries.

“Company 401(k) Plan” means that certain U.S. Occmed Holdings, LLC 401(k) Plan, in effect on the date hereof.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization of the Company and its Subsidiaries; Provision of Medical Services), Section 3.21 (Related Party Transactions), Section 3.22 (No Brokers), Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.3 (Ownership) and Section 4.6 (No Brokers).

“Company Indebtedness” means all obligations, liabilities and indebtedness of the Company or any Subsidiaries of the Company (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees, premiums, penalties or other similar costs, fees or expenses) (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (including seller notes and earnout obligations issued or undertaken in connection with acquisitions to the extent recorded in accordance with the Agreed Accounting Principles), (d) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent drawn, (e) for contractual obligations relating to interest rate protection, swap agreements, collar agreements or similar hedging instruments, (f) under leases which have been or should be in accordance with GAAP recorded as a capital lease or finance lease (subject to clause (v) below regarding ASC 842) and clause (vi) below regarding automobile leases), (g) owing pursuant to factoring agreements for accounts receivable, (h) for the amount of any underfunded obligation under any defined benefit pension, deferred compensation or retiree medical, dental, vision or life insurance plan, (i) for the amount of severance due to any current or former employee or service provider of the Company or any of its Subsidiaries excluding Preexisting Executive Severance Obligations (which, for purposes of clarity, shall not exceed the respective amounts set forth on Section 1.1(c) of the Disclosure Schedule) (A) whose employment or other service was terminated or who received or provided a notice of termination prior to the Closing, (B) who is named on Section 1.1(a) of the Disclosure Schedule based on Contracts or other arrangements entered into by the Company or its Subsidiaries prior to the Closing, or (C) based on Contracts or other arrangements entered into by the Company or its Subsidiaries in violation of Section 6.1(b)(xvi), (j) all change in control payments or bonuses, transaction bonuses, retention bonuses and other similar payments owed by the Company or any of its Subsidiaries to any current or former employees or independent contractors of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, in each based on Contracts or arrangements entered into by the Company or its Subsidiaries prior to the Closing (regardless of when payable), (k) with respect to the preceding clauses (h) through (j), the employer portion of any employment, payroll, unemployment and similar Taxes relating to the amounts set forth therein (such Taxes, the “Employer Taxes”) related thereto, (l) the amount of any Taxes deferred pursuant to Section 2302 the CARES Act, (or any similar Law) that remain unpaid and any loans received under the CARES Act, (m) all Current Income Tax Liabilities, (n) for escheat, unclaimed property and refund balances for the calendar years prior to 2022, and (o) in the nature of guarantees of the obligations described in clauses (a) through (n) above of any other Person; provided, that Company Indebtedness shall not include (i) accounts payable to trade creditors, accrued expenses (including accrued Taxes, bonuses and commissions) and deferred revenues arising in the ordinary course of business, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business that are included in the calculation of Company Net Working Capital or Company Cash, (iii) letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent undrawn, (iv) Company Indebtedness owing from the Company to any of its Subsidiaries or from any of the Subsidiaries of the Company to the Company or any other Subsidiary of the Company, (v) liabilities of the Company required or permitted by GAAP which are or should be on the consolidated balance sheet of the Company pursuant to ASC 842, (vi) the amount by which the payoff obligation with respect to any automobile capital or financial lease exceeds the amount of the Company Indebtedness under each such automobile capital or financial lease as is set forth Section 3.6(c) of the Disclosure Schedule, and (vii) any obligation, liability or indebtedness of the Company which is treated as a Current Liability for purposes of calculating Company Net Working Capital, in each case calculated in the manner set forth in the Company Closing Calculation Schedule.

“Company Intellectual Property” means all Intellectual Property legally or beneficially owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Interests” has the meaning set forth in the Recitals.

“Company IP Agreements” means all Contracts pursuant to which: (a) the Company or any Subsidiary of the Company uses or has been granted any license or other rights (including rights granted on a service basis) under any Intellectual Property owned by any Person (“In-Bound Licenses”); (b) the Company or any Subsidiary of the Company has granted to any other Person any license or other rights under any Company Intellectual Property (“Out-Bound Licenses”); and (c) any Intellectual Property is or has been developed by or for, or assigned to, the Company or any Subsidiary of the Company by any other Person, or assigned by the Company or any Subsidiary of the Company to any other Person (“Development Agreements”), other than (x) licenses of non-customized, commercially available off-the-shelf Software licensed for less than $50,000 per annum, and (y) non-exclusive licenses of Intellectual Property to the end-users of such Intellectual Property that is incidental to the sale or purchase of products or services of the Company or its Subsidiaries in the ordinary course of business.

“Company Leased Real Property” has the meaning set forth in Section 3.8(a).

“Company Management Subs” means any Subsidiary of the Company which provides management, administrative or other support services to the Company Professional Associations.

“Company Material Adverse Effect” means any change, event, circumstance, condition, effect, occurrence or development that, individually or in the aggregate with other changes, events, circumstances, conditions, effects, occurrences or developments, (a) would or would reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions, or (b) has or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following changes, events, circumstances, conditions, events, occurrences or developments shall be deemed to constitute or be taken into account in determining whether there has been or may be a Company Material Adverse Effect under clause (b): (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism, whether or not involving the United States, (iii) any “act of god,” including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, (iv) any change or development generally affecting Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment in the United States, (v) any change in Law (including changes in the Healthcare Laws) or GAAP or the interpretation or enforcement of any of the foregoing, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement (including any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships, in each case arising from the negotiation, execution, delivery, performance or public announcement of this Agreement), (vii) any change resulting from the failure of Buyer to reasonably consent to any acts or actions requiring Buyer’s consent under this Agreement (and for which this Agreement provides that Buyer’s consent may not be unreasonably withheld) and for which the Company and/or Sellers have sought such consent, (viii) any failure of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, circumstance occurrence or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect), (ix) any change, event, circumstance, occurrence or development resulting from a breach of this Agreement by Buyer, and/or (x) any failure to obtain the consent of any Person under any Contract set forth on Section 3.4 of the Disclosure Schedule, except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such changes, events, circumstances, occurrences or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment.

“Company Material Contracts” has the meaning set forth in Section 3.10(a).

“Company Medical Licenses” has the meaning set forth in Section 3.19(d)(i).

“Company Net Working Capital” means (a) the Current Assets of the Company and its Subsidiaries minus (b) the Current Liabilities of the Company and its Subsidiaries, in each case, determined on a consolidated basis in accordance with the Agreed Accounting Principles, and the Company Closing Calculation Schedule, and calculated as of the Reference Time but without giving effect to the impact of the consummation of the transactions contemplated by this Agreement on the Closing Date. Company Net Working Capital shall be calculated exclusive of (i) amounts reflecting accruals with respect to the current portion of the Company Closing Debt Amount and (ii) assets or liabilities of the Company required or permitted by GAAP which are or should be on the consolidated balance sheet of the Company pursuant to ASC 842, and (iii) Company Cash, Company Transaction Expenses, any Pre-Closing Taxes that are income or net profits taxes, or deferred Tax liabilities or deferred Tax assets.

“Company Occupancy Agreements” has the meaning set forth in Section 3.8(c).

“Company Organizational Documents” means, respectively, (a) the Company’s certificate of formation, (b) the Company’s limited liability company agreement or operating agreement and (c) the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement, partnership agreement or other organizational documents, each as amended to date, of each Subsidiary of Company.

“Company-Owned Data” has the meaning set forth in Section 3.9(k).

“Company Owned Real Property” has the meaning set forth in Section 3.8(b).

“Company Permits” has the meaning set forth in Section 3.11(a).

“Company Permitted Lien” shall mean any (a) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP in the Company Financial Statements, or Liens in respect of Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, securing payment of amounts that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP and, in either case, for which payment is accounted as a liability of Company on the Estimated Company Closing Balance Sheet, (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (d) any non-exclusive licenses or grants to use any Company Intellectual Property incidental to the sale or purchase of products or services in the ordinary course of business, (e) Liens arising under (including deposits and pledges made in the ordinary course of business in compliance with) worker’s compensation, unemployment insurance and other similar social security Laws, (f) any restriction on transfer arising under any applicable securities laws, (g) those Liens set forth on Section 1.1(b) of the Disclosure Schedule, (h) imperfections of title or encumbrances, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, and (i) easements, covenants, rights-of-way and other similar charges and encumbrances of record, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Company Personnel” has the meaning set forth in Section 3.14(a).

“Company Plan” has the meaning set forth in Section 3.16(a).

“Company Professional Association Owner” has the meaning set forth in Section 3.19(c)(i).

“Company Professional Association Transfer Documents” has the meaning set forth in Section 8.11.

“Company Professional Associations” means the professional associations, professional corporations and similar entities that are combined with the Company on the Company Financial Statements together with any Person that is a professional medical corporation or other professional medical entity and with which the Company or its Subsidiaries has entered into a management agreement or similar arrangement.

“Company Professional Employee” has the meaning set forth in Section 3.19(d)(ii).

“Company Professional License” has the meaning set forth in Section 3.19(d)(ii).

“Company Real Property Leases” has the meaning set forth in Section 3.8(a).

“Company Related Party” means (x) (i) each Seller, (ii) any current (as of the date of this Agreement and/or the Closing) Governing Person of any Seller or of the Company, any of its Subsidiaries or the Company Professional Associations, or (iii) any Family Member of any such Person described in clauses (x)(i) or (x)(ii), or (y) any Affiliate of any such Person described in clauses (x)(i)-(x)(iii), other than the Company and its Subsidiaries or (z) any Person who owns or has the right to acquire any interest in any Company Professional Association.

“Company Releasees” has the meaning set forth in Section 12.19(a).

“Company Releasors” has the meaning set forth in Section 12.19(b).

“Company Software” has the meaning set forth in Section 3.9(e).

“Company Transaction Expenses” means (in all cases without duplication) the aggregate amount of (a) all fees, costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries or otherwise subject to reimbursement by any of the Company or its Subsidiaries as of or following the Closing in connection with the negotiation and execution of this Agreement and the consummation or performance of the Contemplated Transactions, including the fees, costs and expenses of the investment bankers and the financial, legal, accounting and other agents and advisers of the Company and its Subsidiaries, and (b) the cost of the “tail” insurance policy to be obtained pursuant to Section 6.5, but in each case only to the extent such amounts are not paid prior to the Closing, and in each case calculated in accordance with the Agreed Accounting Principles and in the manner set forth in the Company Closing Calculation Schedule.

“Confidentiality Agreements” means, collectively, (a) the letter agreement regarding confidentiality and non-solicitation of executives dated December 12, 2023, executed by Concentra Health Services, Inc. and the Company with respect to the confidential information of the Company, (b) the letter agreement regarding confidentiality dated April 26, 2024, executed by Concentra Health Services, Inc. and Raymond James & Associates, Inc. with respect to the confidential information of Concentra Health Services, Inc. and (c) the letter agreement regarding confidentiality dated April 25, 2024, executed by Concentra Health Services, Inc. and the Company with respect to the confidential information of Concentra Health Services, Inc.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the acquisition and transfer of the Company Interests as contemplated by this Agreement.

“Contract” means any written or oral agreement, license, contract, arrangement, understanding, obligation, indenture or commitment to which a Person or its assets is bound.

“Control” or any derivation thereof, when used with respect to a specified Person, means the possession, directly or indirectly, including, without limitation, through contract rights, the ownership of voting securities or otherwise, of the power to direct or cause the direction of the management or policies of such Person.

“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and any and all related strains and sequences) or mutation (or antigenic shift or drift) thereof or a disease or public health emergency resulting therefrom.

“COVID Relief Program” means any program authorized or adopted by a Governmental Authority or payor in response to or in connection with the COVID-19, including the CARES Act, the PPP Rules and Regulations, Main Street Loan Program, Medicare Advance Payments, Provider Relief Funds or any other Law or program enacted in response to or in connection with COVID-19.

“Current Assets” means the current assets of the Company determined and calculated in accordance with the Agreed Accounting Principles and the Company Closing Calculation Schedule.

“Current Income Tax Liabilities” means the amount equal to the sum of all unpaid income Taxes of the Company, its Subsidiaries, and its Company Professional Associations, attributable or payable with respect to any Pre-Closing Tax Period, calculated on a jurisdiction by jurisdiction basis, and by including in the taxable income any deferred revenue and any adjustment pursuant to section 481 of the Code (or any corresponding or similar providing of state and local law) that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date. In case of any Straddle Period, Current Income Tax Liabilities shall include an amount equal to the Taxes allocated to the portion of such Straddle Period ending on and including the Closing Date.

“Current Liabilities” means the current liabilities of the Company determined and calculated in accordance with the Agreed Accounting Principles and the Company Closing Calculation Schedule.

“D&O Indemnified Parties” has the meaning set forth in Section 6.5(a).

“Data Room” has the meaning set forth in Section 1.2(p).

“Data Security Breach” means any accidental, improper, or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company or any of its Subsidiaries, or any other act or omission that compromises the security, integrity, or confidentiality of information, including Personal Information.

“Development Agreements” has the meaning set forth in the definition of “Company IP Agreements.”

“Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Sellers to Buyer in connection with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Dispute Submission Notice” has the meaning set forth in Section 2.4(d).

“Disputed Amounts” has the meaning set forth in Section 2.4(c).

“Electronic Delivery” has the meaning set forth in Section 12.16.

“Employee Retention Credits” means employee retention tax credits originally enacted under Section 2301 of the CARES Act, as amended by Section 207 of the Taxpayer Certainty and Disaster Relief Act of 2020, as expanded and extended under the Consolidated Appropriations Act of 2020, and further expanded and extended in Part 6 of the American Rescue Plan Act of 2021.

“Employer Taxes” has the meaning set forth in the definition of “Company Indebtedness.”

“End Date” has the meaning set forth in Section 11.1(f).

“Environmental Laws” means all applicable federal, state or local Laws, relating to Environmental Matters, in each case binding on the Company and as in effect at the Closing Date.

“Environmental Matters” means any matters arising out of or relating to, or resulting from pollution, protection of human health from exposure to Hazardous Materials or protection of the environment or natural resources, including, without limitation, any of the foregoing relating to the use, generation, processing, distribution, transport, handling treatment, storage, Release or disposal of Hazardous Materials into the air, surface water, groundwater, soil, soil gas, land surface or subsurface.

“Equity Securities” means, with respect to any Person, shares of capital stock or other equity interests (including partnership, limited liability company, member or similar interests) of such Person, warrants or options of such Person to acquire capital stock or equity interests of such Person, and securities exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, as well as any rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation and other trade or business (whether or not incorporated) which is treated together with such first Person as a single employer within the meaning of Section 414 (b), (c), (m) and (o) of the Code.

“Escrow Agent” means Wilmington Trust National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.2(b)(ii).

“Estimated Company Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Estimated Company Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Exclusively Licensed IP” means any and all Intellectual Property owned by a third party and exclusively licensed to the Company or any Subsidiary of the Company.

“Family Member” means, with respect to any Person that is an individual, the spouse, former spouse, issue, parents and issue of parents.

“Final Purchase Price” has the meaning set forth in Section 2.4(e).

“401(k) Restructure” means the series of restructuring transactions that will result in the Company 401(k) Plan (and all associated assets and liabilities) being transferred out of the Company and its Subsidiaries and addressed substantially in the manner set forth on Section 1.1(e) of the Disclosure Schedule.

“Fraud” means, with respect to any Person, (i) an actual and intentional misrepresentation of fact by such Person with respect to the making of the representations and warranties in Article III, Article IV or Article V with the knowledge of its falsity, or (ii) an actual and intentional uploading or posting (or causing the uploading or posting) of forged or falsified financial statements, documents or agreements in the Data Room or provided to the Clean Team with knowledge that the uploaded or posted financial statements, documents or agreements were forged or falsified, and with respect to both clauses (i) and (ii), made for the purpose of inducing the other party to act or refrain from acting, and upon which the other party justifiably relies with resulting Losses. Fraud shall not include any claim for equitable fraud, constructive fraud, fraud by reckless or negligent misrepresentations, or any tort based on negligence or recklessness.

“Funding Date” has the meaning set forth in Section 2.3.

“G-Rohde” has the meaning set forth in the Preamble.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States at the relevant time and applied on a consistent basis.

“Governing Person” means any natural person serving as a director, officer, manager, general partner or trustee of a corporation, limited liability company, limited partnership, partnership, trust or other similar entity.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, arbitral, regulatory, administrative or taxing functions of or pertaining to government, including any court and any SRO.

“Governmental Authorizations” has the meaning set forth in Section 3.5(a).

“Governmental Consents” has the meaning set forth in Section 3.5(b).

“Hazardous Materials” means any petroleum or petroleum products, or radioactive, hazardous or toxic materials or wastes, asbestos in any form, medical, pathological, infectious or biological wastes, polychlorinated biphenyls, and any pollutant, contaminant, or other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“Healthcare” means, for the purposes of this Agreement, the prevention, evaluation, diagnosis, treatment or management of, or habilitation or rehabilitation from, illness or injury through the services offered by medical and allied health professionals or in health care clinics or facilities, including medical benefits covered under liability insurance policies or self-funded liability coverage (e.g., automobile liability coverage and workers’ compensation coverage) and medical benefits covered under health insurance policies, managed care plans or programs or self-funded health programs.

“Healthcare Laws” means all applicable Laws (and the regulations promulgated thereunder) pertaining to: (a) the relationships among providers, payors, vendors, and consumers in the Healthcare industry; (b) the delivery, purchase, or support of Healthcare services; (c) the operations of facilities such as pharmacies, laboratories, radiology or imaging centers or the operation of professional medical practices or other medical or health facilities, including certificates of need and Medicare and Medicaid participation; (d) the licensure, certification, registration, qualification, or authority to transact business in connection with the coordination, administration, provision or arrangement of, or payment for, Healthcare benefits, including applicable Laws that pertain to liability insurers, health insurers, managed care plans, self-funded insurers or any persons bearing the financial risk for the provision or arrangement of Healthcare services; (e) the participation in provider networks of third party payors or self-funded payors of Healthcare services or the organization, arrangement or offering of provider networks, including applicable Laws governing preferred provider networks (PPOs), workers’ compensation provider networks or their contracting, credentialing or peer review; (f) the solicitation or acceptance of improper incentives involving Persons operating in the Healthcare industry, including state and federal laws prohibiting or regulating fraud and abuse, patient referrals, provider reimbursement or provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal health care program exclusions laws (42 U.S.C. § 1320a-7) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (g) the administration, review or investigation of Healthcare bills, claims or benefits, the determination of medical necessity for Healthcare services, treatment or supplies, the processing or payment for Healthcare services, treatment or supplies, the appeals and grievance of Healthcare coverage, decisions or treatment, including applicable Laws regulating the licensure, certification, registration or authority to transact business of third party administrators, service companies, claims adjusters, utilization review agents or persons performing quality assurance, appeals and grievances, re-pricing of provider claims, credentialing or coordination of benefits; (h) billings to insurance companies, health maintenance organizations, other managed care plans or self-funded employers or employer groups or otherwise related to insurance fraud; (i) any state or federal laws governing the privacy, security, integrity, accuracy, protection, management, storage, transmission or exchange of Healthcare information (including prescription records and medical records), financial, consumer or other information belonging to individuals or entities, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended, including as such act was amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder (“HIPAA”); (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (k) the storage, transportation, compounding, packaging and repackaging, labeling, pricing, sale, marketing, distribution or use of drug products or drug supplies; (l) the corporate practice of medicine or other professional Healthcare services, including restrictions on business entities from practicing medicine or other Healthcare professions, employing a physician or other Healthcare professional to provide professional services, or having beneficial ownership in or a financial relationship with a physician or other Healthcare professional or practice; (m) any workers compensation system involving the provision of or payment for Healthcare items or services for employees injured in the course of employment; (n) the Laws of the United States Department of Veterans Affairs that govern or regulate the administration, delivery or payment of Healthcare to or for U.S. veterans; and (o) participation in the Programs, provision of Healthcare items or services to Program beneficiaries, and the submission of claims to the Program for payment.

“HIPAA” has the meaning set forth in the definition of “Healthcare Laws.”

“In-Bound Licenses” has the meaning set forth in the definition of “Company IP Agreements.”

“Incidental Licenses” has the meaning set forth in Section 3.9(d).

“Indemnifying Occmed Services Member” has the meaning set forth in the definition of Supplemental Special Indemnity Agreement.”

“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) patents, (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable, (c) copyrights and works of authorship, whether or not copyrightable, (d) Software, (e) trademarks, service marks, trade dress, trade names, brand names, domain names and other identifiers of source or goodwill, and the goodwill associated therewith (f) trade secrets, know-how, technical information (including formulas, techniques and processes), and confidential and proprietary information, and rights to limit the use or disclosure thereof (“Proprietary Information”), (g) proprietary databases and data compilations and all documentation relating to the foregoing, (h) social media accounts, and (i) all registrations and applications for registration with or by any Governmental Authority in any jurisdiction, and including in each case all renewals and extensions of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.3(e).

“Intentional Breach” means, with respect to any representation, warranty, covenant, obligation or other agreement of any party set forth in this Agreement, an action or omission within the reasonable control of such party, taken or omitted to be taken after the date hereof that such party intentionally takes (or fails to take) with the knowledge and intention that such action or omission would (a) constitute a breach of any material representation, warranty or covenant of such party contained herein and (b) prevent or materially delay or impair the ability of such party to consummate the Contemplated Transactions.

“Inventor” means any Person that, in whole or part, invents, authors, conceives, reduces to practice, creates, develops or otherwise contributes to the development of Intellectual Property for the Company or any Subsidiary of the Company and “Invented” shall have a corresponding meaning.

“IRS” has the meaning set forth in Section 3.16(b).

“IT Infrastructure” has the meaning set forth in Section 3.9(m).

“J-Rohde” has the meaning set forth in the Preamble.

“Knowledge” and any correlative term means:

(a)         with respect to the Company or Occmed Services means the actual knowledge of each of Ulf Rohde, Gert Rohde, Bruce Meymand, Trisha Perry, Shelton Frey, Becky Busker and only with respect to the representations and warranties set forth in Section 3.15 and Section 3.16, Isaac Mais, after reasonable inquiry of each of their respective direct reports;

(b)        With respect to each Seller, the actual knowledge of such Seller, after reasonable inquiry; and

(c)         With respect to Buyer, the actual knowledge of Keith Newton, Matthew DiCanio, Su Zan Nelson and Adam Moore, after reasonable inquiry.

“Law Firm” has the meaning set forth in Section 12.18(a).

“Laws” means all laws (including common law), Orders, statutes, judgments, decisions, injunctions, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leslie Boney Release” means a release agreement by Leslie Boney of potential claims against the Company, its Subsidiaries, Occmed Services and their respective Affiliates relating to her contractual rights to be issued profits interests in the Company through Occmed Services, in form reasonably satisfactory to Buyer and Sellers’ Representative.

“Lien” means any lien, mortgage, deed of trust, conditional sale or other title retention agreement, right of first refusal, easement, covenant, security interest, pledge, license or other similar encumbrance.

“Losses” means any and all damages, losses, claims, liabilities, demands, charges, costs, awards, Taxes, interest, suits, penalties, fines and expenses (excluding punitive damages, except to the extent awarded to any third party), including reasonable attorneys’ and other professionals’ fees and disbursements.

“M-Rohde” has the meaning set forth in the Preamble.

“Malicious Code” has the meaning set forth in Section 3.9(m).

“Material Customers” has the meaning set forth in Section 3.24.

“Material Suppliers” has the meaning set forth in Section 3.23.

“Medical Licenses” has the meaning set forth in Section 3.19(d).

“Net Working Capital Adjustment” means (a) the amount, if any, by which Company Net Working Capital exceeds the Target Net Working Capital or (b) the amount, if any, by which Company Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be and will be expressed as a negative number.

“Occmed Services” has the meaning set forth in the Preamble.

“Open Source Software” means all Software or other materials that are subject to “open source” or similar license terms that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, and any license listed at www.opensource.org.

“Orders” means all judgments, orders, compliance agreements, writs, injunctions, decisions, rulings, decrees and awards (whether judicial, administrative or arbitral) of any Governmental Authority or of any arbitrator or arbitral organization.

“Out-Bound Licenses” has the meaning set forth in the definition of “Company IP Agreements.”

“Payment Percentage” has the meaning set forth in Section 2.2(b)(i).

“Payoff Letters” has the meaning set forth in Section 8.12.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personal Information” means any information that is defined as “protected health information,” “personal information,” “sensitive personal information,” “personal data,” or any similar term under applicable Privacy and Data Security Laws.

“PPP Rules and Regulations” means (i) the CARES Act and the Paycheck Protection Program implemented thereunder, (ii) the Paycheck Protection Program Flexibility Act of 2020, Pub.L. 116-142 (116th Cong.) (June 5, 2020), as the same may be amended or otherwise modified from time to time, and (iii) all other Laws, guidelines and directives published by the SBA or issued by the SBA, the U.S. Treasury Department, the IRS or any other Governmental Authority, in each case in connection with, relating to, implementing or modifying the aforementioned Paycheck Protection Program, including, without limitation, all “frequently asked questions” and all SBA Procedural Notices (including SBA Procedural Notice No. 5000-20057 issued effective October 2, 2020).

“Pre-Closing Date Share” means (a) with respect to any Tax liability for a Straddle Period based on or measured by income, the amount that would be due for the portion of the Tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the end of the day on the Closing Date divided by (y) the total number of days in the Straddle Period.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means all Taxes and, except as provided below, escheat or unclaimed property liabilities of the Company and its Subsidiaries and any Company Professional Associations with respect to Pre-Closing Tax Periods; provided, that with respect to Taxes for any Straddle Period, only the Pre-Closing Date Share of such Taxes shall be included; provided, further, that Pre-Closing Taxes shall not include any Taxes resulting from (a) events or transactions outside of the ordinary course of business occurring or deemed to occur after the Closing, on the Closing Date, or (b) Tax elections made by Buyer occurring after the Closing; provided further, that Pre-Closing Taxes shall not include escheat or unclaimed property liabilities of the Company and its Subsidiaries and any Company Professional Associations with respect to the 2022, 2023, 2024 and 2025 calendar years (or thereafter).

“Preexisting Executive Severance Obligations” means severance payment obligations of the Company to Shelton Frey, Kelsey Thompson, Derek Lichota and Trisha Perry, in the respective amounts set forth in Section 1.1(c) of the Disclosure Schedule, due in connection with the Contemplated Transactions or by an action of Buyer after that triggers such severance payment obligation (as applicable), in each case in accordance with the employment agreements between each such individual and the Company described in Section 1.1(c) of the Disclosure Schedule.

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which the Company or any of its Subsidiaries has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws with which the Company or any of its Subsidiaries is required to comply relating to the privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, and (c) Privacy Agreements.

“Privacy Policy” means each written statement made by the Company or any of its Subsidiaries related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Proceedings” means any injunction, decree, audit, order, demand, complaint, judgment, lawsuit, litigation, claim, proceeding, investigation, arbitration, citation, subpoena or summons.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“Programs” means (a) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, as well as any state’s applicable Laws implementing the Medicaid program, (c) any other “federal health care program” as defined at 42 U.S.C. § 1320a-7b(f), and (d) any and all other state or private healthcare or health insurance programs, public or private worker’s compensation, Blue Cross/Blue Shield programs, health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, alternative delivery systems, managed care systems, government contracting agencies and other third party reimbursement and payment programs.

“Proposed Final Company Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Proposed Final Company Closing Statement” has the meaning set forth in Section 2.4(b).

“Proprietary Information” has the meaning set forth in the definition of “Intellectual Property.”

“Purchase Price” has the meaning set forth in Section 2.2(a).

“R&D Sponsor” means any Governmental Authority, public or private source, university, college, research center or other educational or research institution, military, multi-national, bi-national or international organization or research center that has provided a grant to the Company or any Subsidiary of the Company, or any Inventor of Company Intellectual Property.

“R&W Policy” means that certain representations and warranties insurance policy in the form contemplated by the binder attached as Exhibit B hereto.

“Reference Time” means 12:01 a.m., Dallas, Texas time, on the day of the Closing Date.

“Related Party Agreements” has the meaning set forth in Section 3.21.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building or structure.

“Release and Distribution Agreement” means a release and distribution agreement regarding the profits interests in the Company held by Occmed Services on behalf of its members, between Occmed Services and its members receiving distributions pursuant to the Contemplated Transactions, in form reasonably satisfactory to Buyer and Sellers’s Representative.

“Release and Restrictive Covenant Agreements” has the meaning set forth in Section 8.7.

“Representation” has the meaning set forth in Section 12.18(a).

“Restraints” has the meaning set forth in Section 7.1(a).

“Restricted Business” means (a) the practice of occupational medicine, (b) employer or employer’s insurance paid services relating to employees and having specific reference to employment related matters, including, without limitation, specialty care, case management, preplacement physical exams, recertification exams, surveillance exams, annual exams, return to work exams, employee wellness screenings, functional capacity exams, laboratory testing, x-rays, audiometry, spirometry, electrocardiography, drug screens, work related injuries and illnesses, and physical therapy, rehabilitation, and post-surgical rehabilitation associated with work-related injuries and post-surgical occupational medicine, (c) the provision of DOT exams and maritime physicals, (d) travel medicine, (e) OSHA medical programs and exposure monitoring, (f) consulting with employers regarding employer policies and case management with respect to any of the activities set forth in (a) through (e) hereof, (g) arranging for, or managing the provision of, or providing training on, any of the foregoing, and/or (h) designing or developing Software for use in connection with any of the activities set forth in (a) through (g) hereof.

“Restricted Period” has the meaning set forth in Section 6.17.

“Restricted Territory” means the areas within the United States of America that are within the states of Texas, Georgia, Indiana, Tennessee, and Wisconsin and the areas that are within a twenty-five (25) mile radius of any location where the Company or its Subsidiaries conducted business immediately prior to Closing, which shall include the locations set forth on Section 1.1(d) of the Disclosure Schedule.

“Retention Program” has the meaning set forth in Section 6.17.

“Seller Confidential Information” has the meaning set forth in Section 6.7(a).

“Seller Releasees” has the meaning set forth in Section 12.19(b).

“Seller Releasors” has the meaning set forth in Section 12.19(a).

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Personal Communications” has the meaning set forth in Section 6.7(a).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Holdback Amount” means the sum of $200,000.00 which shall be governed by the provisions of Section 12.20.

“Software” means computer software, whether in object code or source code form, including software embedded as firmware, and all specifications and documentation related to the foregoing.

“Special Indemnity Escrow Amount” has the meaning set forth in Section 2.2(b)(iii).

“Special Indemnified Matters” has the meaning set forth in Section 10.2(a)(i).

“Specified Termination” has the meaning set forth in Section 11.3(a).

“SRO” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means with respect to any Person, any Person, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement (i) each Company Professional Association will be deemed to be a Subsidiary of the Company, and (ii) each Buyer Professional Association will be deemed to be a Subsidiary of Buyer; provided that in each case such deemed Subsidiary status will in no way constitute ownership of a medical practice by the Company, Buyer or their respective Subsidiaries (other than the Company Professional Associations or Buyer Professional Associations themselves).

“Summary of Patient Visits” has the meaning set forth in Section 3.24(b).

“Supplemental Special Indemnity Agreement” means separate agreements between the Buyer and the members of Occmed Services (each, an “Indemnifying Occmed Services Member”), which provides that each Indemnifying Occmed Services Member shall indemnify and hold each Buyer Indemnified Party harmless from any Losses (in excess of the Supplemental Special Indemnity Escrow Amount, but without a cap) of any Buyer Indemnified Party with respect to the Supplemental Special Indemnified Matters related to such Indemnifying Occmed Services Member, as more specifically provided therein.

“Supplemental Special Indemnified Matters” has the meaning set forth in Section 10.2(a)(ii).

“Supplemental Special Indemnity Escrow Account” has the meaning set forth in Section 2.2(b)(iv).

“Supplemental Special Indemnity Escrow Amount” has the meaning set forth in Section 2.2(b)(iv).

“Target Net Working Capital” means $15,000,000.00.

“Tax” or “Taxes” means (a) any and all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall profits, environmental, customs duty, capital stock, severances, stamp, payroll, social security (or similar), disability, estimated, sales, goods and services or harmonized sales taxes, employment, occupation, unemployment, disability, use, excise, property, withholding, excise production, value added, ad valorem, escheat, occupancy, transfer, recapture, health, natural resources, alternative minimum, add-on minimum, real property gains, and other taxes, duties or assessments in the nature of a tax imposed by a Taxing Authority, together with all interest, penalties or additions to tax attributable to such taxes, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding (excluding any agreement, arrangement or understanding the primary purpose of which is not Taxes), or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise (excluding any agreement, arrangement or understanding the primary purpose of which is not Taxes); provided that Taxes, for purposes of this Agreement, shall not include escheat or unclaimed property liabilities of the Company and its Subsidiaries and any Company Professional Associations with respect to the 2022, 2023, 2024 and 2025 calendar years (or thereafter).

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence of, and extent of a liability for, Taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied by the Company or any of its Subsidiaries to a Taxing Authority in connection with any Taxes, including any schedules or attachments thereto and any amendment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third-Party Claim” means any Proceeding (including, without limitation a Governmental Authority) (regardless of whether monetary relief is sought), in each case made or brought or initiated or pursued by any Person who is not a Buyer Indemnified Party, or an Affiliate of any Buyer Indemnified Party, against a Buyer Indemnified Party with respect to which Sellers are or may be obligated to provide indemnification under Section 10.2(a) of this Agreement.

“Third-Party Claim Notice” has the meaning given to it in Section 10.2(d).

“Transaction Expense Invoice” means an invoice or other similar documentation evidencing some portion of the Company Transaction Expenses in form and substance reasonably acceptable to Buyer.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar Tax imposed by any Taxing Authority or Governmental Authority). For the avoidance of doubt, Transfer Taxes do not include any Taxes based upon or measured by income or gains.

“Treasury Regulations” means the regulations promulgated under the Code.

“U-Rohde” has the meaning set forth in the Preamble.

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.6(a).

“WARN” has the meaning set forth in Section 3.15(f).

1.2            Rules of Construction.

Unless the context otherwise requires:

(a)            A capitalized term has the meaning assigned to it;

(b)            An accounting term not otherwise defined in this Agreement or the Agreed Accounting Principles has the meaning assigned to it in accordance with GAAP;

(c)            References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)            References to a “party” or “parties” are to a party or parties to this Agreement;

(e)            Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented;

(f)            References to Articles and Sections and Exhibits shall refer to articles and sections and exhibits of this Agreement, unless otherwise specified;

(g)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h)            This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i)            All monetary figures shall be in United States dollars unless otherwise specified;

(j)            References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(k)            The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(l)            With respect to the Company or any of its Subsidiaries, the term “material” shall mean material to the Company and its Subsidiaries taken as a whole;

(m)            The words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(n)            References to Contracts, agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(o)            References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation;

(p)            References in this Agreement to documents or other materials “provided” or “made available” to Buyer or similar phrases shall mean that such documents or other materials were present (and available for viewing by Buyer and its representatives) in the online data room hosted by Intralinks and maintained by the Company and Sellers (the “Data Room”) or by a “Clean Team” on behalf of Buyer in a special data room in accordance with the Clean Team Agreement for purposes of the Contemplated Transactions on or prior to the date of this Agreement; and

(q)            If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Article II.
Acquisition

2.1            Acquisition.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall acquire from Sellers, and Sellers shall sell, transfer and assign to Buyer, all of the Company Interests.

2.2            Payments at the Closing.

(a)            The aggregate purchase price to be paid by Buyer for the Company Interests (the “Purchase Price”) will be an amount in cash calculated as follows:

(i)            the Base Purchase Price,

(ii)           plus the Company Closing Cash Amount,

(iii)          minus the Company Closing Debt Amount,

(iv)          minus the Company Transaction Expenses,

(v)           minus the Sellers’ Representative Holdback Amount,

(vi)          plus the Net Working Capital Adjustment (which may be a negative number).

The Purchase Price shall be subject to adjustment in accordance with Section 2.4. An example calculation of the Purchase Price is set forth on Exhibit C for illustrative purposes only.

(b)            On the Funding Date, Buyer shall pay or cause to be paid:

(i)            to the Sellers, an amount equal to the Estimated Purchase Price, less the Adjustment Escrow Amount, the Special Indemnity Escrow Amount and the Supplemental Special Indemnity Escrow Amount (such amount, the “Closing Cash Payment”), by wire transfer of immediately available funds to accounts designated by the Sellers’ Representative at least three (3) Business Days prior to the Closing Date; which Closing Cash Payment shall be distributed to the Sellers as follows:

(A)            each Seller other than Occmed Services will receive a portion of the Closing Cash Payment (its “Base Closing Cash Payment Portion”) equal to (x) the applicable percentage set forth beside its name on Schedule 2.2(b)(i)(A) attached hereto (its “Payment Percentage”), multiplied by (y) the result of (I) the Estimated Purchase Price, less (II) the Adjustment Escrow Amount and the Special Indemnity Escrow Amount (but not the Supplemental Special Indemnity Escrow Amount); and

(B)            Occmed Services will receive a portion of the Closing Cash Payment equal to (x) its Base Closing Cash Payment Portion, less (y) the entire Supplemental Special Indemnity Escrow Amount (it being the intent that the Supplemental Special Indemnity Escrow Amount shall reduce the amount otherwise payable to Occmed Services, but not any other Seller);

(ii)            an amount of cash equal to $500,000 (such amount the “Adjustment Escrow Amount” and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement and the Escrow Agreement, the “Adjustment Escrow Funds”) to be deposited into an escrow account (the “Adjustment Escrow Account”), which shall be established, held, managed, and paid out in accordance with an escrow agreement (the “Escrow Agreement”), by and among Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form attached as Exhibit D attached hereto;

(iii)           an amount of cash equal to $2,500,000 (such amount the “Special Indemnity Escrow Amount” and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement and the Escrow Agreement, the “Special Indemnity Escrow Funds”) to be deposited into an escrow account (the “Special Indemnity Escrow Account”), which shall be established, held, managed, and paid out in accordance with the Escrow Agreement;

(iv)           an amount of cash equal to $3,000,000 (such amount the “Supplemental Special Indemnity Escrow Amount” and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement and the Escrow Agreement, the “Supplemental Special Indemnity Escrow Funds”) shall be deposited into an escrow account (the “Supplemental Special Indemnity Escrow Account”), which shall be established, held, managed, and paid out in accordance with the Escrow Agreement, it being understood that the Supplemental Special Indemnity Escrow Amount shall not reduce cash distributed to any Sellers other than Occmed Services;

(v)           the estimated Company Transaction Expenses determined in accordance with Section 2.4(a), by wire transfer of immediately available funds, pursuant to the Transaction Expense Invoices;

(vi)          an amount of cash equal to the Sellers’ Representative Holdback Amount to be deposited into a depository account at Texas Capital Bank which shall be established, held, managed, and paid out in accordance with Section 12.20; and

(vii)         an amount of cash equal to the estimated Company Closing Debt Amount determined in accordance with Section 2.4(a) to the holders of such Company Indebtedness on behalf of the Company by wire transfer of immediately available funds to an account designated in the Payoff Letters, or to extent that any portion of the Company Closing Debt Amount is not subject to a Payoff Letter, by wire transfer of immediately available funds to the applicable accounts designated by the Sellers’ Representatives at least three (3) Business Days prior to the Closing Date (except as provided in Section 2.2(c)).

(c)            The Buyer will coordinate with the Company to cause the portion of the Company Closing Debt Amount that is of the type described in clause (j) of the definition of Company Indebtedness that is payable at Closing to be paid at Closing. However, if any Company Closing Debt Amount is subject to withholding and is not paid at Closing, any Company Closing Debt Amount that is subject to withholding, shall be paid, less applicable withholding, through the Company’s payroll promptly following the Closing, but shall be taken as a deduction with respect to the Pre-Closing Tax Period in accordance with Section 6.3(a)(iii).

2.3            Closing.

 Unless this Agreement is earlier terminated in accordance with this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at 12:01 A.M. local time on the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, or on the Funding Date, as set forth below) are satisfied or waived in accordance with this Agreement, unless such conditions have been satisfied or waived on a date that is not the first (1st) of the month, then the Closing shall take on the next first (1st) day of the calendar month that occurs thereafter or on such other date as Buyer and Sellers’ Representative may otherwise agree in writing; provided however, the Closing cannot occur on a date that is earlier than March 1, 2025. The Closing will be effective as of the Reference Time. The day on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall be held by the electronic exchange of documents and signatures unless another method or place is agreed to in writing by Buyer and Sellers’ Representative. Notwithstanding anything herein to the contrary, the Closing Cash Payment shall be funded on the first Business Day following to the Closing Date (the “Funding Date”) as promptly as possible but no later than 12:00 p.m. on such date.

2.4            Closing Date Estimates; Purchase Price Adjustment.

 (a)            Estimated Company Closing Balance Sheet and Estimated Company Closing Statement. The Sellers’ Representative shall prepare and provide to Buyer no later than three (3) Business Days prior to the Closing Date an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Estimated Company Closing Balance Sheet”), together with a written statement (the “Estimated Company Closing Statement”) setting forth in reasonable detail its good faith estimated calculations, together with reasonable supporting documentation for such estimates, of the Company Closing Cash Amount, Company Closing Debt Amount, the Company Net Working Capital, the Net Working Capital Adjustment (if any), the Company Transaction Expenses and the Purchase Price calculated based on such estimates, Transaction Expense Invoices for all Company Transaction Expenses and the Payoff Letters for the applicable portions of the Company Closing Debt Amount. The Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement will be prepared in accordance with the Agreed Accounting Principles and the Company Closing Calculation Schedule and the definitions of Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital, Net Working Capital Adjustment, Company Transaction Expenses and the Purchase Price herein. The Purchase Price payable at the Closing pursuant to Section 2.2(b) (the “Estimated Purchase Price”) shall be calculated using the Estimated Company Closing Statement (subject to any adjustments contemplated by the final sentence of this Section 2.4(a)) and the amounts reflected thereon. Following the delivery of the Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement, the Sellers’ Representative shall provide Buyer and its representatives reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting Buyer and its representatives in their review of the Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement. The foregoing calculations of the Company Closing Cash Amount, Company Closing Debt Amount, the Company Net Working Capital, the Net Working Capital Adjustment (if any), the Company Transaction Expenses, the Purchase Price shall be subject to the reasonable review of Buyer. If Buyer notifies the Sellers’ Representative at any time prior to the Closing of any reasonable objections with respect to any component of such calculations, then Buyer and the Sellers’ Representative shall work in good faith to revise such calculations as necessary to resolve Buyer’s objections such that the calculations are consistent with the requirements of, and definitions set forth in, this Agreement; provided, however, that if, after such good faith discussions, Buyer and the Sellers’ Representative are not able to resolve Buyer’s objections within three (3) Business Days after receipt by Buyer of the Estimated Company Closing Statement, the Estimated Purchase Price shall be calculated based on the Estimated Company Closing Statement as provided by the Sellers’ Representative to Buyer pursuant to the first sentence of this Section 2.4(a) with such revisions as have been agreed.

(b)            Proposed Final Company Closing Balance Sheet and Proposed Final Closing Statement. Within ninety (90) calendar days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to the Sellers’ Representative a consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Proposed Final Company Closing Balance Sheet”), together with a written statement (the “Proposed Final Company Closing Statement”) setting forth in reasonable detail its proposed final determinations of the Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital (and the related Net Working Capital Adjustment, if any), Company Transaction Expenses and the Purchase Price. The Proposed Final Company Closing Balance Sheet and Proposed Final Company Closing Statement will be prepared in accordance with the Agreed Accounting Principles, the Company Closing Calculation Schedule and the definitions of Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital, Net Working Capital Adjustment, Company Transaction Expenses and Purchase Price herein. Subject to entry into customary and reasonable non-disclosure and/or non-reliance agreements, if any, are required by the Company’s accountants, the Sellers’ Representative and its representatives shall have reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting the Sellers’ Representative and its representatives in their review of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement.

(c)            Dispute Notice. The Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement (and the proposed final determinations of the Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital (and the related Net Working Capital Adjustment, if any), Company Transaction Expenses and the Purchase Price set forth therein) will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the forty-fifth (45th) day after the delivery of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Company Closing Balance Sheet or the Proposed Final Company Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with this Agreement (such disputed amounts, the “Disputed Amounts”) and (ii) the Sellers’ Representative’s alternative calculation of each such Disputed Amount and the Purchase Price; provided, that such Disputed Amounts may only be based on mathematical errors or failure to calculate such amounts in accordance with this Agreement (including the relevant definitions). Any item or amount set forth in the Proposed Final Company Closing Balance Sheet or the Proposed Final Company Closing Statement to which no specific dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on the forty-sixth (46th) day after the delivery to the Sellers’ Representative of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement.

(d)            Resolution of Disputes. Buyer and the Sellers’ Representative will in good faith attempt to promptly resolve any Disputed Amounts and agree in writing upon the Final Purchase Price (as defined below). Buyer and the Sellers’ Representative acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and the Sellers’ Representative during such negotiations and any subsequent dispute arising therefrom. Beginning twenty (20) Business Days after delivery of any Dispute Notice pursuant to Section 2.4(c), either Buyer or the Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the unresolved Disputed Amounts (being those not previously resolved in writing by Buyer and the Sellers’ Representative) to Ernst & Young LLP or another nationally recognized independent accounting firm chosen jointly by Buyer and the Sellers’ Representative (the “Accounting Firm”). In the event that Ernst & Young LLP has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of Buyer and the Sellers’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Buyer and the Sellers’ Representative shall promptly select a nationally recognized independent accounting firm and promptly cause such two accounting firms to mutually select a third nationally recognized independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice. The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices (it being agreed and understood that the Accounting Firm shall act as an arbitrator to determine such Disputed Amounts), review only those unresolved Disputed Amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such remaining Disputed Amount in accordance with this Agreement. In any such case, the Accounting Firm shall render a written decision as to each unresolved Disputed Amount, including a statement in reasonable detail of the basis for its decision and its calculation of the Final Purchase Price based on such decision, and such decision shall be based solely on (x) the Proposed Final Company Closing Statement, the Dispute Notice and any presentations and information provided by Buyer and the Sellers’ Representative, and not on independent review, and (y) whether the remaining Disputed Amounts contained mathematical errors or were inconsistent with the Agreed Accounting Principles, the Company Closing Calculation Schedule or the definitions and the other applicable provisions of this Agreement. In no event shall the decision of the Accounting Firm provide for a calculation of any Disputed Amount that is (i) less than the lower calculation thereof shown in the disputed Proposed Final Company Closing Statement or in the Dispute Notice or (ii) greater than the higher calculation thereof shown in the disputed Proposed Final Company Closing Statement or in the Dispute Notice. Buyer and the Sellers’ Representative shall not have any ex parte communications with the Accounting Firm and any presentations and information provided to the Accounting Firm by a party shall be concurrently provided to the other party. The fees and expenses of the Accounting Firm shall be apportioned among the Sellers, on one hand, and Buyer, on the other hand, based upon the relative extent to which the positions of the Sellers’ Representative and Buyer are upheld by the Accounting Firm. The relative extent to which such positions are upheld will be determined by comparing (x) the difference between the actual Purchase Price as finally determined pursuant to this Section 2.4(d) and the Purchase Price assuming all of the positions asserted by Buyer in the Proposed Final Company Closing Statement had been upheld in their entirety by the Accounting Firm and (y) the difference between the actual Purchase Price as finally determined pursuant to this Section 2.4(d) and the Purchase Price assuming all of the positions asserted by the Sellers’ Representative in the Dispute Notice had been upheld in their entirety by the Accounting Firm. By way of illustration, if Buyer’s calculations would have resulted in a $100,000 net payment from the Sellers to Buyer, the Sellers’ Representative calculations would have resulted in a $100,000 net payment to the Sellers from Buyer and the Accounting Firm’s final determination results in an aggregate net payment of $50,000 to the Sellers under Section 2.4(e), Buyer and Sellers shall pay 75% and 25%, respectively, of such fees and expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any Disputed Amounts hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The decision of the Accounting Firm with respect to any Disputed Amounts submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(e)            Final Purchase Price. As used herein, the “Final Purchase Price” shall mean (i) if a Dispute Notice is not delivered within the forty-five (45) day period provided in Section 2.4(c), the Purchase Price reflected in the Proposed Final Company Closing Statement as prepared by Buyer or (ii) if such a Dispute Notice is delivered within the forty-five (45) day period provided in Section 2.4(c), the Purchase Price as finally determined pursuant to the dispute resolution provisions of this Section 2.4 reflecting (x) adjustments agreed to in writing by Buyer and the Sellers’ Representative with respect to any matters raised in the Dispute Notice that are resolved by agreement of the parties and (y) adjustments made pursuant to the decision of the Accounting Firm with respect to any Disputed Amounts that are resolved by the Accounting Firm in accordance with Section 2.4(d).

(f)            Purchase Price Adjustment. The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)            If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account to the Sellers’ Representative, for further distribution to the Sellers in accordance with their Payment Percentages, the entirety of the Adjustment Escrow Funds. Additionally:

(A)          If the amount of the Actual Adjustment is greater than or equal to the Adjustment Basket Amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall pay to the Sellers’ Representative, for further distribution to Sellers in accordance with their Payment Percentages, an amount equal to the Actual Adjustment (from the first dollar thereof) by wire transfer of immediately available funds within three (3) Business Days after the date on which the Purchase Price is finally determined.

(B)          If the Actual Adjustment is less than the Adjustment Basket Amount, then Buyer shall have no liability to the Sellers for the Actual Adjustment.

(ii)           If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Buyer (or its designee) and/ or Sellers’ Representative, for further distribution to Sellers in accordance with their Payment Percentages, out of the Adjustment Escrow Account, such portions of the Adjustment Escrow Funds as set forth in clause (A) or (B) below, as applicable.

(A)            If the absolute value of the Actual Adjustment is less than the Adjustment Escrow Funds, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (x) to Buyer (or its designee) out of the Adjustment Escrow Account, a portion of the Adjustment Escrow Funds equal to the absolute value of the Actual Adjustment, and (y) to the Sellers’ Representative, for further distribution to Sellers in accordance with their Payment Percentages, out of the Adjustment Escrow Account, the remainder of the Adjustment Escrow Funds, if any.

(B)            If the absolute value of the Actual Adjustment is greater than or equal to the Adjustment Escrow Funds (the amount by which the absolute value of the Actual Adjustment exceeds the Adjustment Escrow Funds being referred to herein as the “Adjustment Escrow Funds Deficiency Amount”), then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Buyer (or its designee) all Adjustment Escrow Funds, and additionally, either (A) if the Adjustment Escrow Funds Deficiency Amount exceeds the Adjustment Basket Amount, the Sellers, jointly and severally, shall promptly, but in no event more than three (3) Business Days after the date on which the Purchase Price is finally determined, pay to Buyer (or its designee) by wire transfer of immediately available funds an amount in cash equal to the entire Adjustment Escrow Funds Deficiency Amount (from the first dollar thereof), or (B) if the Adjustment Escrow Funds Deficiency Amount is less than or equal to the Adjustment Basket Amount, the Sellers shall have no liability to the Buyer for the Adjustment Escrow Funds Deficiency Amount in the absence of Fraud.

(iii)            If the Actual Adjustment is zero (0), then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative, for further distribution to Sellers in accordance with their Payment Percentages, out of the Adjustment Escrow Account, the remainder of the Adjustment Escrow Funds.

Notwithstanding the foregoing, in the event that any part of Sellers’ portion of the Accounting Firm’s fees and the expenses incurred in connection with Section 2.4(d) remains unpaid at the time of distribution of the Adjustment Escrow Funds, the Sellers’ Representative shall cause such amount to be (i) withheld from any amount otherwise distributable to the Sellers under this Section 2.4(f), and (ii) paid over to the Accounting Firm.

(g)            Tax Matters. Payment of any amount owed pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for federal, state, local and non-U.S. income Tax purposes unless otherwise required by applicable Law.

2.5             Withholding.

Buyer, the Company, Sellers and each other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld and any amounts so deducted or withheld shall be timely remitted by the withholding party to the applicable Taxing Authority. Upon becoming aware of any such withholding obligation, the withholding party shall provide prompt written notice to the Person with respect to whom such withholding obligation applies and shall cooperate with such Person to the extent reasonable, in the context of the timing of the Closing and the need to withhold at the Closing, to obtain reduction of or relief from such deduction or withholding. To the extent that any such amounts are deducted or withheld and remitted by the withholding party to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III.

Representations and Warranties Regarding the Company

Except as set forth in the corresponding sections of the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), each of the Company and each Seller, jointly and severally, hereby represents and warrants to Buyer that each of the following statements is true and correct as of the date hereof and as of the Closing Date:

3.1            Organization and Power.

 The Company and each of its Subsidiaries is a limited liability company or legal entity duly incorporated, organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation. The Company has full power and authority to execute, deliver and perform this Agreement any Ancillary Agreement to which the Company is or will be a party, and to consummate the Contemplated Transactions. The Company and each of its Subsidiaries has all power and authority, and possesses all governmental licenses and permits necessary to enable it, to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly licensed or qualified to do business and are in good standing in the jurisdictions set forth on Section 3.1 of the Disclosure Schedule, which are the only jurisdictions where the nature of the property owned or leased by the Company or its Subsidiaries or the nature of the business conducted makes such qualification necessary, except where failure to so qualify would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. True and complete copies of the Company Organizational Documents, each as in effect as of the date of this Agreement, have previously been made available by the Company to Buyer. Each Company Organizational Document is in full force and effect as of the date of this Agreement, and the Company and its Subsidiaries are not in material violation of their respective Company Organizational Documents.

3.2            Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by the Company and no other corporate proceedings on the part of the Company (including, without limitation, any member or board of directors vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Company is or will be a party or the consummation of the Contemplated Transactions that are required to be performed by the Company. This Agreement and the Ancillary Agreements to which the Company is or will be a party have been duly authorized, executed and delivered by the Company, and, assuming due execution and delivery of this Agreement by Buyer, the Sellers’ Representative and Sellers, and such Ancillary Agreements by the other parties thereto, constitute (or, in the case of the Ancillary Agreements that will be executed and delivered after the date hereof, will constitute at the Closing) valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3            Capitalization of the Company and its Subsidiaries; Provision of Medical Services.

(a)            The Company and Occmed Services. Section 3.3(a) of the Disclosure Schedules sets forth a true and correct list of all of the Company’s and Occmed Services’s authorized Equity Securities and the number and type of the Company’s and Occmed Services’s issued and outstanding Equity Securities and the current record and beneficial ownership of such Equity Securities. All of the Company Interests are owned of record and beneficially by Sellers (prior to giving effect to the Contemplated Transactions). All outstanding Company Interests are duly authorized, have been validly issued and are fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities Laws or exemptions therefrom. Except for the Company Interests owned and held by Sellers, no other Equity Securities of the Company are issued, reserved for issuance or outstanding. No bonds, debentures, notes or other Company Indebtedness that have the right to vote on any matters on which members of Company may vote are issued or outstanding (or which is convertible into or exchangeable for, Equity Securities having such rights). There are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of the Company. There are no outstanding obligations of the Company or any its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. There are no outstanding options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which the Company is or will be a party or by which it is bound providing for the issuance, delivery, sale, transfer, registration, disposition or acquisition, repurchase or redemption of any of the Company’s Equity Securities or obligating the Company to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock or other similar equity or equity-based rights with respect to the Company. There are no stockholder agreements, voting trusts, proxies or other similar Contracts relating to the voting, dividend, ownership or transfer rights of any Equity Securities of the Company.

(b)            Subsidiaries. Section 3.3(b)(i) of the Disclosure Schedule sets forth a true and correct list of all Subsidiaries of the Company, listing for each Subsidiary of the Company its name, its jurisdiction of incorporation, organization or formation, its authorized Equity Securities, the number and type of its issued and outstanding Equity Securities and the current record and beneficial ownership of such Equity Securities, and whether such Subsidiary is a Company Professional Association. All the outstanding Equity Securities of each of the Company’s Subsidiaries are validly issued, fully paid and nonassessable (to the extent applicable), have not been issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities Laws or exemptions therefrom. Other than the outstanding Equity Securities of the Company Professional Associations (which are owned by the applicable Company Professional Association Owners set forth on Section 3.3(b)(i) of the Disclosure Schedule free and clear of any Lien other than Company Permitted Liens), the Equity Securities of each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Lien other than Company Permitted Liens and other than as set forth on Section 3.3(b)(i) of the Disclosure Schedule, no other Equity Securities of any of the Company’s Subsidiaries are issued, reserved for issuance or outstanding. No bonds, debentures, notes or other Company Indebtedness that have the right to vote on any matters on which owners of any of the Company’s Subsidiaries may vote are issued or outstanding (or which is convertible into or exchangeable for, Equity Securities having such rights). Except as set forth in Section 3.3(b)(ii) of the Disclosure Schedule, there are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of the Company’s Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock or other similar equity or equity-based rights with respect to any of the Company’s Subsidiaries. Except as set forth in Section 3.3(b)(iii) of the Disclosure Schedule, none of the Company’s Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or similar agreement with respect to the sale or voting of any Equity Securities of the Company’s Subsidiaries. Except as set forth in Section 3.3(b)(i) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns or controls any Equity Security or other interest, or has the right to acquire any Equity Securities, of any other corporation, partnership, limited liability company or other business entity.

(c)            Medical Services. None of the Company nor any its Subsidiaries (other than the Company Professional Associations) provides or, except as provided in Section 3.3(c) of the Disclosure Schedule has ever provided (or owns or has ever owned any Equity Securities in any Person that provides or has provided) medical services. None of the Company nor any of its Subsidiaries is or has been party to any Contract or other arrangement with any professional association or other professional entity that provides medical services in connection with or on behalf of the Company’s and its Subsidiaries’ business other than the Company Professional Associations. All medical services provided in connection with or on behalf of the Company’s and its Subsidiaries’ business are provided by the Company Professional Associations and licensed medical professionals employed or engaged thereby.

3.4            No Violation.

The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement or the Ancillary Agreements will not (a) conflict with or constitute or result in any violation of any provision of the Company Organizational Documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or constitute or result in any violation of any Law applicable to the Company or to any of its Subsidiaries or by which its or any of their respective properties is bound or affected in any material respect, (c) except as set forth in Section 3.4 of the Disclosure Schedule, conflict with, constitute or result in any violation or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under any Company Material Contract to which the Company or any of its Subsidiaries is a party or any material Company Permit, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock of the Company other than Company Permitted Liens, except, in the case of clause (c), to the extent such conflict, violation, default, termination, modification, cancellation or acceleration would not, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

3.5            Governmental Authorizations and Consents.

(a)            The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (collectively, the “Governmental Authorizations”) that are necessary for the operation of the business of the Company and/or the Subsidiaries of the Company as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets and such Governmental Authorizations are in full force and effect without any default or violation thereunder.

(b)            No material consents, licenses, permits, waivers, approvals or authorizations of, or registrations, notices, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the Contemplated Transactions, other than those Governmental Consents listed in Section 3.5 of the Disclosure Schedule.

3.6            Financial Statements.

(a)            Section 3.6(a) of the Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company and the Subsidiaries of the Company as of December 31, 2022 and December 31, 2023 and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, together with appropriate notes to such financial statements and accompanied by the report of the Company’s independent public accountants with respect thereto (the “Audited Company Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries of the Company as of November 30, 2024 (the “Company Current Balance Sheet Date” and such balance sheet, the “Company Current Balance Sheet”) and the related consolidated statements of operations and cash flows for the eleven (11)-month period then ended (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (x) have been prepared in accordance with GAAP, except as otherwise provided under Section 3.6(a) of the Disclosure Schedule, consistently applied throughout the periods indicated (except that the Unaudited Company Financial Statements do not contain all the notes that may be required by GAAP and are subject to normal, recurring year-end adjustments consistent with past practice that would not, individually or in the aggregate, be material in amount), (y) were derived from the historical accounting records of Sellers, which such records are complete and correct in all material respects and represent actual, bona fide transactions, and (z) fairly present the financial position and related results of operations, cash flows and Sellers’ net investment in a manner consistent with how Sellers managed the Company and its Subsidiaries.

(b)            The Company and its Subsidiaries do not have any material liability, commitment, debt or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, other than those (i) that are reflected on the most recent balance sheet of the Company and its Subsidiaries included in the Unaudited Company Financial Statements; (ii) that have arisen or are incurred since the Company Current Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract or violation of Law); (iii) that are taken into account in the calculation of the Purchase Price as Company Indebtedness or Company Transaction Expenses; (iv) that are set forth in Section 3.6(b) of the Disclosure Schedule; or (v) that, individually or in the aggregate, would not be reasonably expected to be material to the Company and its Subsidiaries taken as a whole.

(c)            Section 3.6(c) of the Disclosure Schedule lists all Company Indebtedness outstanding as of the date of this Agreement.

(d)            Each of the Company and its Subsidiaries maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated, in all material respects, in accordance with management’s general or specific authorization and with applicable Laws, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, except as otherwise provided Section 3.6(a) of the Disclosure Schedule, and to maintain accountability for material items therein and (iii) access to properties and assets is permitted, in all material respects, in accordance with management’s general or specific authorization. Except as set forth on Section 3.6(d) of the Disclosure Schedule, in the past two (2) years there has not been (x) any significant deficiency or material weakness in any system of internal accounting controls used by the Company or its Subsidiaries, (y) any fraud with respect to the Company or its Subsidiaries that involves any of the management or other employees of the Company or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Company or its Subsidiaries or (z) any claim or written allegation regarding any of the foregoing.

3.7            Absence of Certain Changes.

Since the Company Current Balance Sheet Date through the date hereof, each of the Company and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and since December 31, 2023 through the date hereof, there has not been any event, circumstance or change in the businesses, operations or financial conditions of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on the Company Financial Statements or set forth in Section 3.7 of the Disclosure Schedule, since the Company Current Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has:

(a)         acquired (including by merger, consolidation, acquisition of stock or equity) a substantial portion of the assets of, any Person, or business or division thereof which acquisition provides for a total financial commitment of the Company and/or any of its Subsidiaries (other than inventory in the ordinary course of business consistent with past practice), or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(b)         incurred, assumed, guaranteed or discharged any Company Indebtedness, except in the ordinary course of business consistent with past practice;

(c)         amended, modified or authorized the amendment of any Company Organizational Documents;

(d)        declared or paid any non-cash dividend or made any non-cash distribution in respect of any of its Equity Securities or issued, sold or otherwise permitted to become outstanding any Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(e)         sold, leased, transferred, mortgaged, assigned or encumbered any of the assets, tangible or intangible, reflected on the Company Current Balance Sheet or any assets acquired after the Company Current Balance Sheet Date, except for (i) personal property sold or otherwise disposed of in the ordinary course of its business consistent with past practice and (ii) Company Permitted Liens;

(f)          licensed, sold, transferred, acquired, abandoned or permitted to lapse any material Company Intellectual Property;

(g)         waived or cancelled any material claim or rights, account receivable or trade account outside of the ordinary course of business in excess of $25,000 in the aggregate;

(h)         suffered any material destruction, damage or loss of any asset (whether or not covered by insurance) exceeding $50,000;

(i)          entered into any commitment for capital expenditures under which there remains outstanding payments or expenditure obligations exceeding $100,000 in the aggregate;

(j)            made any change in accounting methods, principles or practices or changed any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(k)            made any loan to any Person outside the ordinary course of business;

(l)            made any change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (i) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(m)            settled any legal, judicial, administrative or arbitral proceedings, hearings, orders, investigations, audits, charges, complaints or claims that required any payment or imposed any limitation on the conduct of the Company or any of its Subsidiaries;

(n)            increased the salary or hourly wage, bonus opportunity, incentive compensation, severance entitlement or other compensation or benefits, in each case other than pursuant to the Retention Program and other than increases in base salary made in the ordinary course of business consistent with past practice for non-officer employees with a base salary under $100,000 that do not exceed 3% per employee and that are not material in the aggregate to the Company;

(o)            accelerated, terminated, made modifications to, or canceled any Company Material Contract or any Contract that, if in effect as of the date of this Agreement, would have been a Company Material Contract or been informed that any other party thereto has done so;

(p)            suffered any change or, to the Knowledge of the Company, received any threat of any change in any of its relations with, or any loss or, to the Knowledge of the Company, threat of loss of, any of the suppliers, vendors, manufacturers, clients, distributors, customers or employees that are material to the business of the Company, including any loss or change which may result from the transactions contemplated by this Agreement;

(q)            encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(r)            adopted a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(s)            amended or terminated any Company Plan, or established or adopted any Company Plan (including without limitation any change of control, retention, deferred compensation, equity or equity-based or severance plan, program or arrangement), except to the extent required by Law and except for the adoption of the Retention Program in accordance with this Agreement;

(t)            hired or terminated (other than for cause) or provided notice of termination to (i) any officer or (ii) any other employee, director, independent contractor or consultant of the Company or any of its Subsidiaries whose aggregate annualized compensation is expected to exceed $100,000; or

(u)            authorized, agreed, resolved or committed to any of the foregoing.

3.8            Real Property.

(a)            Section 3.8(a) of the Disclosure Schedule includes a list that is true, correct and complete as of the date of this Agreement of all real property leases, subleases, licenses or other agreements that permit occupancy pursuant to which the Company or any of its Subsidiaries (as tenant, lessee, licensee or user) leases or otherwise has rights to use the real property described therein (together with any amendment or modification thereto, the “Company Real Property Leases,” and the properties leased thereunder, the “Company Leased Real Property”), identifying the lessor, lessee and address thereof. The leasehold interests relating to the Company Real Property Leases are free and clear of all Liens, other than Company Permitted Liens. As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice from the other party to any Company Real Property Lease of the early termination or proposed early termination thereof (other than with respect to the termination of such lease at the applicable expiration date set forth in such Company Real Property Lease).

(b)            Section 3.8(b) of the Disclosure Schedule lists all real properties owned by the Company or its Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”). The Company and its Subsidiaries, as applicable, have good and valid fee title to the Company Owned Real Property free and clear of any Liens, except for Company Permitted Liens. None of the Company Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Company Owned Real Property.

(c)            Section 3.8(c) of the Disclosure Schedule includes a list that is true, correct and complete as of the date of this Agreement of all leases, subleases, licenses or other agreements (together with any amendment or modification thereto, the “Company Occupancy Agreements”) pursuant to which the Company or any of its Subsidiaries (as landlord) leases or grants to another party the right to use any of the Company Owned Real Property. A true, correct and complete copy of each written Company Occupancy Agreement has been made available to Buyer, and a summary of all material terms of each material oral Company Occupancy Agreement is set forth on Section 3.8(c) of the Disclosure Schedule.

(d)            Except as set forth in Section 3.8(d) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Company Owned Real Property or Company Leased Real Property, and neither the Company nor any of its Subsidiaries have received any written notice thereof.

(e)            Except as set forth in Section 3.8(e) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has received any written notice of (i) uncorrected material violations of building codes and/or zoning ordinances or other similar Laws affecting the Company Owned Real Property or Company Leased Real Property, or (ii) existing, pending or threatened zoning or building code changes that would materially and adversely affect the applicable property, or any moratorium proceedings that would materially and adversely affect the current use and/or operation of the applicable property. Neither the whole nor any material portion of the Company Owned Real Property or Company Leased Real Property has been damaged or destroyed by fire or other casualty that has not been substantially repaired. Each Company Owned Real Property and Company Leased Real Property has adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protections, drainage and other public utilities, in each case to the extent necessary for the conduct of the business of the Company or the applicable Subsidiary as currently conducted. Each Company Owned Real Property and Company Leased Real Property has the right to access a public road or other means of lawful access to and from the Company Owned Real Property or Company Leased Real Property. All of the buildings and structures located on the Company Owned Real Property and Company Leased Real Property are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects, ordinary wear and tear excepted, and are sufficient for the continued operation of the business of the Company after the Closing Date in substantially the same manner as operated prior to the Closing.

3.9            Intellectual Property; Data Privacy.

(a)            Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all patents, patent applications, trademark registrations and applications, copyright registrations and applications, domain name registrations, social media accounts, and material Software in each case, that are (i) within the Company Intellectual Property or Exclusively Licensed IP or (ii) used by the Company or any Subsidiary and material to the businesses of the Company and its Subsidiaries as currently conducted, specifying as to each such item, as applicable, the registered owner (and co-owner, as applicable, and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration, including any deadlines for renewals or other required filings. Each of the Company Intellectual Property identified in Section 3.9(a) of the Disclosure Schedule is owned by and recorded in the name of the Company or one of its Subsidiaries is valid and enforceable, and all maintenance obligations that have come due with respect to such Company Intellectual Property have been timely paid.

(b)            The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all Company Intellectual Property, free and clear of all Liens, adverse claims or other restrictions or any requirement for Company to pay any future royalty to perfect such ownership interest or to use and exploit such Company Intellectual Property, except for Company Permitted Liens and non-exclusive licenses granted to customers of the Company or one of its Subsidiaries in the ordinary course of business and incidental to the sale or purchase of products or services. Neither the Company nor any Subsidiary of the Company has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property or Exclusively Licensed IP to any third party. With respect to any Company Intellectual Property not solely owned by the Company or its Subsidiaries, Section 3.9(b) of the Disclosure Schedule identifies all other legal and beneficial owners and the nature of such ownership interest.

(c)            The execution, delivery and performance by the Company of this Agreement, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of, any rights in or change any royalties, revenue sharing or other payments made with respect to any Company Intellectual Property or Exclusively Licensed IP, or any Intellectual Property used by the Company or any Subsidiary and material to the businesses of the Company and its Subsidiaries as currently conducted.

(d)            Section 3.9(d) of the Disclosure Schedule sets forth a complete and correct list of all Company IP Agreements, identifying for each such agreement the parties to the agreement, the date of the agreement, and, as applicable, whether the subject use is exclusive or non-exclusive, provided, that the following are excluded from the foregoing scheduling requirements and the schedule requirements under Section 3.10(a)(iv): (i) commercially available software are excluded from the scheduling requirement for In-Bound Licenses; (ii) non-exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business incidental to the sale, lease or transfer of finished products or services to customers on standard terms and conditions (“Incidental Licenses”) are excluded from the scheduling requirement for Out-Bound Licenses; and (iii) provided, that Sellers have produced to Buyer a copy of each such current and historical standard form of agreement, each standard agreement executed by a Company Personnel assigning to the Company or any Subsidiary of the Company all Intellectual Property developed by such Person within the scope of such Person’s employment or engagement with the Company or any Subsidiary of Company is excluded from the scheduling requirement for Development Agreements. Except for the Company Permitted Liens, Company IP Agreements and Incidental Licenses, the Company or any Subsidiary of the Company has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Company Intellectual Property or the use thereof by the Company and its Subsidiaries.

(e)            None of the material Company Intellectual Property is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material Software owned by or exclusively licensed to the Company or any of its Subsidiaries (“Company Software”), or any other Company Intellectual Property, has been placed in escrow or was or is developed in whole or in part using, linked to or distributed with any Open Source Software in a manner that subjects any Company Software to any copyleft license or that requires or purports to require the Company or any of its Subsidiaries to grant any license or disclose any source code of any Company Software and no Company Intellectual Property is the subject of any judicial, administrative or arbitral order, award, decree, injunction, or stipulation. Neither the Company nor any of its Subsidiaries has received during the last six (6) years any notice expressly alleging that any Company Intellectual Property is invalid or unenforceable, or challenging any Company’s or its Subsidiaries ownership of or right to use any such rights.

(f)            The Company or its Subsidiaries own or otherwise have a valid, legal right to use all material Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted.

(g)            The products and services and the operation of the business of the Company and its Subsidiaries currently do not infringe, misappropriate or violate, and as offered in the last six (6) years have not infringed, misappropriated or violated any Intellectual Property rights of third parties, and during the last six (6) years neither the Company nor any of its Subsidiaries has received any notice stating, alleging or otherwise suggesting that the Company or any Subsidiary or any of their products or services is infringing, misappropriating or violating the Intellectual Property rights of any third party or that any Company Intellectual Property or Company IP Agreement is invalid or unenforceable. No third party has in the last six (6) years or is currently infringing, misappropriating or violating any Company Intellectual Property. Except as set forth in Section 3.9(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has sent during the last six (6) years any written notice asserting or threatening any action or claim that a third party is infringing, misappropriating or violating the Company Intellectual Property nor has the Company nor any of its Subsidiaries acquiesced in asserting any such action or claim. No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, as of the date of this Agreement.

(h)            The Company and the Subsidiaries of the Company have secured, by a written agreement, from each Inventor who participated in the development of Intellectual Property for the Company or Subsidiary of the Company, including any Company Personnel, individual independent contractor or third party, sole and exclusive legal and beneficial ownership of each Inventor’s right, title and interest in such Intellectual Property. Without limiting the foregoing, each current and former Company Personnel has executed a written and enforceable Contract in favor of the Company agreeing to comply with a written Company policy that provides for the non-disclosure by such Person of any Proprietary Information of Company or any Subsidiary of the Company. No Intellectual Property developed for the Company or any of its Subsidiaries by any current or former Company Personnel is subject to the rights of any former employer or R&D Sponsor of such Person and no current or former Company Personnel or individual independent contractor is in violation of or has violated any agreement with any third party (including any agreement relating to employment, confidentiality, Intellectual Property non-competition) by virtue of such Person being employed by or performing services for the Company or any Subsidiary of the Company of, without permission of the applicable third party, disclosing or using in connection with such Person’s employment or engagement with the Company or any Subsidiary of the Company any Proprietary Information or Intellectual Property owned by or subject to the rights of any third party. No employee, consultant or contractor who contributed to the creation or development of any of the Company Intellectual Property has challenged or threatened to challenge the Company’s or any of its Subsidiaries’ exclusive ownership of any Company Intellectual Property, and there exists no reasonable basis for any such challenge.

(i)            At no time during the time that any Company Intellectual Property was Invented was the Company, or any Subsidiary of the Company or, to the Knowledge of the Company, any Inventor of Company Intellectual Property: operating under any grant from any R&D Sponsor, performing (directly or indirectly) research sponsored by any R&D Sponsor, or subject to any employment agreement, consulting or professional services agreement or invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor, in each case that could adversely affect the rights or Company or any Subsidiary of the Company in, or give any such R&D Sponsor rights in or to, such Company Intellectual Property, other than rights to use the Company Intellectual Property for the sole benefit of the Company or any Subsidiary of the Company. Without limiting the foregoing, to the Knowledge of the Company, no Inventor was employed by or has performed services for any R&D Sponsor during the period of time during which such Inventor also was performing services for the Company or any Subsidiary of the Company. No R&D Sponsor has any claim of right or license to, ownership of or other Lien on any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and no Company Intellectual Property was developed, in whole or in part, pursuant to or in connection with the development of any professional, technical or industry standard that would subject any Company Intellectual Property to the rights of any third party or to license any Company Intellectual Property on any terms not determined by the Company or any Subsidiary of the Company in its sole discretion.

(j)            The Company has taken (and caused its Subsidiaries to take) commercially reasonable precautions to protect and maintain the Company Intellectual Property, including to preserve the confidentiality of its trade secrets. Any disclosure by the Company of trade secrets included in Company Intellectual Property to any third party has been pursuant to the terms of a written agreement with such Person and any disclosure by the Company or any of its Subsidiaries of trade secrets of a Person has been pursuant to the terms of a written agreement with such Person or otherwise permitted by Law.

(k)            The Company or any Subsidiary of the Company, as applicable is the exclusive owner of all right, title and interest in and to each element of data owned or purported to be owned by the Company or any Subsidiary of the Company (the “Company-Owned Data”). The Company or any Subsidiary of the Company, as applicable, has the right to process all Company-Owned Data without obtaining any permission or authorization of any Person. Except as disclosed in Section 3.9(k) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has entered into any Contract governing any Company-Owned Data or to which the Company or any Subsidiary of the Company is a party or bound by, except for Contracts with customers that do not deviate in any material respect from the Company’s standard form Contracts that have been provided to Buyer.

(l)            Except as listed in Section 3.9(l) of the Disclosure Schedule, neither the Company or any Subsidiary of the Company has used or is using any deep learning, machine learning or other artificial intelligence technologies (“AI Technology”) in the business of the Company and its Subsidiaries, including in connection with any product or service offered by the Company or any of its Subsidiaries. No Company-Owned Data has been submitted or input into, used to train, or licensed for use with, any public or third party AI Technology.

(m)            Except as disclosed in Section 3.9(m) of the Disclosure Schedule, all material information technology hardware (including personal computers, servers, and network hardware), Software, and network and communication systems and platform, used or held for use by the Company and its Subsidiaries (including any such assets operated for the Company or any Subsidiary of the Company by a third party service provider) (collectively, the “IT Infrastructure”) are either owned by, licensed or leased to, the Company or any of its Subsidiaries. The currently existing IT Infrastructure is adequate and sufficient in all material respects to meet the processing and other business requirements of the Company and its Subsidiaries as the business is currently conducted and as currently contemplated, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Infrastructure: (i) operates and performs in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company’s and its Subsidiaries’ business as currently conducted, (ii) is in good working order, has been properly maintained, performed adequately and not materially malfunctioned or failed at any time during the last three (3) years excluding any temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company and the Company’s Subsidiaries and which have been corrected, and (iii) are free of any Malicious Code that (A) significantly disrupt or adversely affect the functionality of any part of the IT Infrastructure; or (B) enable or assist any Person to access without authorization any IT Infrastructure. “Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (x) disrupt, disable, harm or impair in any material way such Software’s operation, (y) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Company or any of its Subsidiaries or its or their clients, or otherwise interfere with the Company’s or its Subsidiaries’ operations or (z) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps,” “viruses,” “access codes,” “back doors” “trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

(n)            Unauthorized Access. Except as set forth in Section 3.9(n) of the Disclosure Schedule, during the last three (3) years, no third party has gained unauthorized access to any of the IT Infrastructure or any data contained therein, or otherwise infiltrated or adversely impacted the operation of the IT Infrastructure (including any external hack, denial of service attack, or ransomware attack). The Company and the Company Subsidiaries have taken (including through its third party service providers) commercially reasonable precautions necessary to protect, secure and maintain the IT Infrastructure and the data contained therein, and the storage capacities and requirements of the Company and the Company’s Subsidiaries, in each case against (i) overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations, (ii) fire, explosion, flood, any other calamity and other interruptions of regular business operations, and (iii) unauthorized access or manipulation by third parties. Such precautions include establishing and maintaining appropriate information security, backup, business continuity, and disaster recovery plans, procedures, technology, and facilities for the business, in each case consistent with industry practices.

(o)            The Company and its Subsidiaries have established and maintain commercially reasonable technical, physical, administrative, and organizational security measures and written internal information security policies, which are enforced, and which are designed to protect Company Data, including against Data Security Breaches, and which are consistent with the Privacy Commitments.

(p)            The Company and each of its Subsidiaries is in compliance with and has at all times complied with all Privacy Commitments.

(q)            There has been no Data Security Breach.

(r)            Except as disclosed in Section 3.9(r) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any order, request, warning, reprimand, inquiry, notification, allegation or claims alleging that it is in violation of or has not complied in any respect with any Privacy Commitment. Except as disclosed in Section 3.9(r) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently and has not previously been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Authority, (b) state, federal or foreign self-regulating body, or (c) any Person, regarding or alleging that the Processing of Personal Information by the Company or any of its Subsidiaries is in violation of any Privacy Commitment. No Person has claimed or threatened to claim any material amount of compensation (or an offer for compensation) from the Company or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

3.10            Contracts.

(a)            Material Contracts. Section 3.10(a) of the Disclosure Schedule is a true and complete list, as of the date of this Agreement, of all of the following Contracts to which the Company or its Subsidiaries is a party or by which they are bound (as amended or modified, the “Company Material Contracts”):

(i)            Contracts evidencing any obligations of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries;

(ii)            all Company Real Property Leases;

(iii)           all Company Employment Contracts;

(iv)           all Company IP Agreements (subject to the exclusions from the scheduling requirements specified in Section 3.9(d));

(v)            Contracts with any Material Supplier;

(vi)           Contracts with any supplier (other than any insurance contracts or real estate leases) under which the services or purchase of goods contemplated thereby are of a nature that would reasonably be expected to continue after Closing or under which any member of the Company and its Subsidiaries will have any outstanding liability or obligation after the Closing and under which payments in excess of $100,000, individually or in the aggregate, were made or payable by the Company and its Subsidiaries (on a consolidated basis) in the eleven (11)-month period ended November 30, 2024 (including any master purchasing or similar agreements governing the purchase of goods or services from such supplier);

(vii)          Contracts with any Material Customer;

(viii)         Contracts between a Company Professional Association or Company Professional Association Owner, on the one hand, and the Company or any of its Subsidiaries, on the other hand;

(ix)            leases of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments more than $50,000 per annum;

(x)            Contracts relating to any Proceeding involving the Company or any of its Subsidiaries (A) entered into at any time during the last five (5) years or (B) under which obligations binding the Company or its Subsidiaries remain outstanding;

(xi)            Contracts relating to the acquisition or disposition of any Equity Securities or business line of the Company or the Subsidiaries of the Company entered into at any time during the last five (5) years or under which obligations binding the Company or its Subsidiaries remain outstanding;

(xii)           Contracts (other than real property leases solely restricting the use of real property) limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, including any non-competition, non-solicit or other restrictive covenant agreement;

(xiii)          Contracts (A) providing for exclusivity, preferred treatment or any similar requirement, (B) containing a “requirements” obligation requiring the Company or any of its Subsidiaries to purchase a designated portion of any type of material, product or other supplies, (C) with a “most favored nations” clause or other similar provision, (D) containing a warranty of fitness for a particular purpose or (E) with take-or-pay obligations;

(xiv)         Contracts involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by Company with any other Person;

(xv)          Contracts, mortgages, indentures, notes, bonds or other agreements for or relating to the incurrence or existence of Company Indebtedness, or the making of any loans to another Person or granting of Liens on any property or asset of the Company or any of its Subsidiaries (other than ordinary course of business trade payables and receivables consistent with past practice);

(xvi)         Contracts containing restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(xvii)        Contracts (other than customer Contracts) with Governmental Authorities;

(xviii)       Contracts pursuant to which rights of any third party are triggered or become exercisable in connection with or as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, including any Contract that contains a “change in control” provision;

(xix)         Contracts providing for “earn outs,” “performance guarantees,” or other similar or contingent payments that are outstanding;

(xx)           Contracts relating to capital expenditures or other purchases of material, supplies, equipment, or other assets or properties or services (other than purchase orders for inventory supplies in the ordinary course of business consistent with past practice pursuant to which the undelivered balance payable does not exceed $25,000, individually, or $100,000 in the aggregate per annum);

(xxi)          Contracts that provide for indemnification of any current or former director, officer or employee of the Company or its Subsidiaries in his or her capacity as such, other than the Company Organizational Documents;

(xxii)         any power of attorney or similar agency;

(xxiii)        any Contract not otherwise listed above involving reasonably anticipated payments to or from the Company or any of its Subsidiaries in excess of $300,000 per annum (including, without limitation, any Contracts providing for participation in any Program);

(xxiv)        any Contract to enter into any of the foregoing.

(b)            Status of Company Material Contracts. A true and complete copy of each written Company Material Contract has been made available to Buyer, and an accurate summary of all material terms of each oral Company Material Contract is set forth in Section 3.10(a) of the Disclosure Schedule. All Company Material Contracts are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries as applicable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 3.10(b) of the Disclosure Schedule, as to each Company Material Contract, the Company or the applicable Subsidiary of the Company, and to the Knowledge of the Company, the other parties to such Company Material Contract, have fulfilled and performed in all material respects its obligations under such Company Material Contract and there does not exist thereunder as of the date of this Agreement any material breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Company Material Contract. No written notice has been received by the Company or any of its Subsidiaries of any default under or termination or threatened termination of any Company Material Contract.

3.11            Compliance with Laws.

(a)            Except as set forth in Section 3.11(a)(i) of the Disclosure Schedule, the Company and its Subsidiaries are and, during the last six (6) years, have been in material compliance with all Laws that are applicable to them or the conduct or operation of their business or the ownership or use of any of their assets. Except as set forth in Section 3.11(a)(i) of the Disclosure Schedule, during the last six (6) years, none of the Company, its Subsidiaries, Sellers, nor, in connection with the business of the Company or its Subsidiaries, any Company Employee has been charged by a Governmental Authority with a material violation of any Law, and no notice has been received by the Company, its Subsidiaries or Sellers from any Governmental Authority alleging a material violation of or liability or potential responsibility under any Law. The Company and each Subsidiary of the Company (i) owns, holds or possesses all material permits, licenses, franchises, privileges, immunities, orders, approvals and other authorizations from Governmental Authorities that are used or necessary to entitle the Company and the Subsidiaries of the Company to own or lease, operate and use their assets and to carry on and conduct their business substantially as currently conducted (collectively, the “Company Permits”), and (ii) has fulfilled and performed in all material respects its obligations under the Company Permits. Section 3.11(a)(ii) of the Disclosure Schedule lists each Company Permit in effect as of the date of this Agreement. The Company or the applicable Subsidiary of the Company possesses all right, title and interest in and to, and has fulfilled and performed its obligations in all respects under, each of the Company Permits, and each of the Company Permits is valid, binding and in full force and effect. No event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any terms, conditions or provisions of any Company Permit.

(b)            None of the Company, its Subsidiaries, Sellers, nor, in connection with the business of the Company or its Subsidiaries, any director, officer, agent or employee of the Company or any of its Subsidiaries has directly or indirectly violated any applicable Law, rule or regulation of any Governmental Authority (including the Foreign Corrupt Practices Act of 1977, as amended) related to any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services. None of the Company, its Subsidiaries, Sellers, nor any of their directors, officers or employees, nor any person acting for, at the direction, or on behalf of any of them has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including the U.S. Department of the Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List or Entity List, the Debarred List maintained by the U.S. Department of State, or the List of Excluded Individuals and Entities maintained by the Office of Inspector General of the U.S. Department of Health and Human Services. None of the Company, its Subsidiaries, Sellers nor, in connection with the business of the Company or its Subsidiaries, any director, officer, agent or employee of the Company or any of its Subsidiaries (i) has made, paid or received any unlawful bribes, kickbacks or other similar payments, (ii) has made or paid any contributions, directly or indirectly, to a foreign political party or candidate or (iii) has made or paid any contributions, directly or indirectly, to a domestic political party or candidate that was not in compliance with applicable Laws.

3.12            Environmental Matters.

(a)            The Company and its Subsidiaries are and for the past six (6) years have been in compliance in all material respects with all applicable Environmental Laws, except for such noncompliance that has been fully and finally resolved.

(b)            The Company and its Subsidiaries have obtained and possess all material permits, licenses, authorizations, registrations and other Governmental Consents required by applicable Environmental Laws (collectively referred to as “Company Environmental Permits”) and are and for the past six (6) years have been in compliance in all material respects with the terms and conditions of such Company Environmental Permits, except for such failure to obtain or failure to comply that has been fully and finally resolved.

(c)            Neither the Company nor any of its Subsidiaries has received written notice of any Proceeding or notice of potential responsibility alleging liability under any Environmental Law, except for such Proceedings that have been fully and finally resolved.

(d)            There has been no Release of or exposure to Hazardous Materials by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person at any real property currently owned, leased or operated by the Company or any of its Subsidiaries or at any real property formerly owned, operated or leased by the Company or any of its Subsidiaries (during the time owned, leased or operated by the Company or any of its Subsidiaries), in each case that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liability or obligation pursuant to Environmental Law.

(e)            Except as set forth in Section 3.12(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has assumed by Contract the liability of any other Person pursuant to Environmental Law.

(f)            Sellers and the Company have provided to or made available to Buyer for review copies of all material environmental reports of investigations, audits, site assessments, risk assessments and sampling reports in their possession or reasonable control and material to an understanding of the environmental liabilities of the Company or any of its Subsidiaries.

3.13            Litigation.

Except as set forth in Section 3.13 of the Disclosure Schedule, as of the date of this Agreement, there are no, and in the last six (6) years there have been no Proceedings pending or, to the Knowledge of the Company, threatened, involving the Company or any of its Subsidiaries or their respective properties or business, at Law or in equity or before any Governmental Authority, involving more than $50,000 individually or $250,000 in the aggregate, or primarily seeking non-monetary relief. Neither the Company nor any of its Subsidiaries is as of the date of this Agreement subject to any Order arising from any Proceeding, and, to the Knowledge of the Company, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any material Proceeding against, related to or affecting the Company, its Subsidiaries or their business, operations or assets. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company and its Subsidiaries are fully insured or indemnified with respect to each of the pending matters set forth on Section 3.13 of the Disclosure Schedule.

3.14            Personnel Matters.

(a)            Section 3.14(a) of the Disclosure Schedule contains a true, correct and complete list of all of the current Governing Persons and employees of the Company and its Subsidiaries (individually and collectively, “Company Personnel”), specifying for each his or her (i) title or position, (ii) date of hire, (iii) salary or hourly rate (as applicable), (iv) commission, bonus, bonus opportunity and/or target bonus (to the extent applicable) and other compensation paid by the Company and its Subsidiaries in calendar year 2024, (v) status as active or inactive and full time or part time, and/or whether such employee is currently on a leave of absence, (vi) classification as exempt or not exempt from the overtime requirements of the Fair Labor Standards Act and state and local wage and hour Laws, (vii) location of employment, (viii) if such employee is party to an employment agreement and (ix) the applicable Company or Subsidiary employing such Company Personnel.

(b)            Except as set forth in Section 3.14(b) of the Disclosure Schedule, as of the date of this Agreement, there are no written claims, disputes, actions, grievances, complaints, lawsuits, disciplinary actions, or governmental audits or investigations pending or threatened in writing by, between, on behalf of, or relating to the Company or any of its Subsidiaries and any Company Personnel, or otherwise relating to or arising under any laws governing labor, employment or employment practices.

(c)            True and complete copies of all material written employee policies and employee manuals of the Company and its Subsidiaries that are effective as of the date of this Agreement have been made available to Buyer.

(d)            Section 3.14(d)(i) of the Disclosure Schedule sets forth a list, that is true and complete as of the date of this Agreement, of all written employment Contracts to which the Company or any of its Subsidiaries is a party with employees, which cannot be terminated upon ninety (90) days’ (or less) notice by the Company or its Subsidiary. Section 3.14(d)(ii) of the Disclosure Schedule sets forth a list, that is true and complete as of the date of this Agreement, of all written employment Contracts to which the Company or any of its Subsidiaries is a party with employees, which imposes severance obligations on the Company or its Subsidiary. Section 3.14(d)(iii) of the Disclosure Schedule sets forth a list, that is true and complete as of the date of this Agreement, of all other written employment Contracts to which the Company or any of its Subsidiaries is a party. The employment Contracts listed in Sections 3.14(d)(i), 3.14(d)(ii), and 3.14(d)(iii) of the Disclosure Schedule are collectively referred to herein as the “Company Employment Contracts.”

(e)            Neither the Company nor any of its Subsidiaries has received written notice from any officer, executive or management-level employee that such individual has any plan or intends to terminate employment with or services with the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no oral notice of such action has been provided to the Company or any of its Subsidiaries.

3.15            Labor Matters.

(a)            Except as set forth in Section 3.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to or otherwise bound by any collective bargaining agreements or other agreements with any labor organization or union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any such union or labor organization, employee or others) or (ii) is obligated by, or subject to, any order of or settlement agreement or consent decree with the National Labor Relations Board, the U.S. Department of Labor, the U.S. Equal Employment Opportunity Commission, or other similar agency, board or administration, or any unfair labor practice decision.

(b)            Except as set forth in Section 3.15(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or within the past three (3) years has been a party or subject to any pending or, to the Knowledge of the Company, threatened unfair labor practice charge, complaint or proceeding, or any grievance arbitration or proceeding with respect to claims by or on behalf of, or obligations of, any employee or group of employees. Neither the Company nor any of its Subsidiaries has received any notice that any election petition, demand for recognition or labor representation request is pending or is threatened with respect to any employees of the Company or any of its Subsidiaries. No strike, lockout, slowdown, work stoppage or labor dispute is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. To the Knowledge of the Company, no attempt to organize any employees of the Company or its Subsidiaries for the purpose of representation is being conducted or is threatened.

(c)            Except as set forth in Section 3.15(c) of the Disclosure Schedule, each of the Company and its Subsidiaries is, and during the past six (6) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including but not limited to all Laws concerning the terms and conditions of employment, wages and hours, fair employment practices and equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), pay transparency, pay equity, drug screening, background checks, work place safety and health, immigration, workers’ compensation, the proper classification and treatment of employees as exempt or non-exempt under the Fair Labor Standards Act and similar Laws, and the proper classification and treatment of any independent contractor who has in the past or currently provides services to the Company or any Subsidiary.

(d)            Except as set forth in Section 3.15(d) of the Disclosure Schedule, there are, and during the past three (3) years have been, no actions against the Company or any of its Subsidiaries pending, or threatened to be brought or filed, by or with any Governmental Authority or arbitrator alleging violation of any applicable Laws pertaining to employment or labor matters. No allegations of sexual or other harassment have been made or threatened in writing against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any Governing Persons (or, in the last six (6) years, any other employee or service provider) of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to, and has not entered into, any settlement, consent decree or other Contract resolving such allegations.

(e)            Section 3.15(e) of the Disclosure Schedule contains a true, correct, and complete list, as of the date of this Agreement, of all individuals currently engaged as consultants or other independent contractors (including those individuals performing services through a sole proprietorship or similar business he or she owns) who are currently engaged to provide services to the Company or its Subsidiaries along with: (i) the functions performed, (ii) average weekly hours worked (including whether any such individual works more than 40 hours per week for the Company or its Subsidiaries), (iii) work location, (iv) dates of engagement, (v) the compensation arrangement, (vi) the amount paid to such contractors, (vii) if such individual is potential referral source, and (viii) the applicable Company or Subsidiary that engaged such Person.

(f)            Neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar activity that would require notice under any Laws, and no reductions in force, furloughs, layoffs, reductions in hours, or group terminations are being planned or contemplated.

3.16            Employee Benefits.

(a)            Section 3.16(a) of the Disclosure Schedule lists all material Company Plans as of the date of this Agreement (which includes, without limitation, each retirement, pension, change in control or transaction bonus, equity or equity-based, deferred compensation, retention and severance plan, program, agreement or arrangement). For purposes of this Agreement, “Company Plan” means (i) each employee benefit plan (as defined in Section 3(3) of ERISA) and (ii) each bonus, stock option, stock purchase, stock appreciation, profits interest, restricted stock, restricted unit, performance unit, performance stock, phantom stock or other equity or equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, supplemental retirement, pension, defined benefit pension, retiree medical severance, retention, change in control, transaction bonus, employment, consulting, medical, dental, vision, disability, insurance, time off, fringe benefit or other similar plan, program, practice, agreement or arrangement maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, Governing Person or individual consultant of the Company or any of its Subsidiaries, or any of their respective dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, in each case, whether written or unwritten, whether funded or unfunded, whether or not subject to ERISA and whether or not tax-qualified.

(b)            As applicable with respect to each Company Plan, the Company has provided to Buyer true and complete copies of: (i) the Company Plan documents and all amendments thereto (or, in the case of an unwritten plan, a written description thereof), (ii) all material funding and administrative documents, including trust agreements, insurance contracts, custodial agreements and investment manager agreements, (iii) the latest favorable determination, opinion or advisory letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Company Plan covered by Section 401(a) of the Code, (iv) the three (3) most recently filed annual reports (i.e., Form 5500 and all schedules thereto), (v) nondiscrimination testing results (or safe harbor notices) for the last three (3) complete plan years, (vi) each summary plan description and each summary of material modification regarding the terms and provisions thereof, if applicable, (vii) intentionally omitted, (viii) all records, notices, filings and other correspondence concerning IRS or Department of Labor audits or investigations or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (ix) all policies and procedures applicable to any Company Plan that is a “covered entity” as that term is defined in HIPAA that have been established to comply with the privacy and security rules of HIPAA.

(c)            Except as set forth in Section 3.16(c) of the Disclosure Schedule, each Company Plan has been funded, maintained, operated and administered in compliance in all material respects with its terms, all applicable Laws (including ERISA and the Code) and any collective bargaining or other agreement entered into with a union or labor organization.

(d)            Except as disclosed in Section 3.6(d) of the Disclosure Schedule, none of the Company, any of its Subsidiaries or any Company ERISA Affiliate sponsors, maintains, contributes to, is required to sponsor, maintain, contribute to, or within the six (6) year period ending on the Closing Date, has at any time sponsored, maintained, contributed to or been obligated to sponsor, contribute to, maintained or had or has any liability (whether actual or contingent) with respect to any (i) multiemployer plan, as defined in Section 3(37) of ERISA, (ii) employee benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

(e)            Each Company Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination, opinion or advisory letter from the IRS with respect to its qualified status that it may rely upon, and no event or circumstance has occurred that would materially and adversely affect such qualified status.

(f)            All material contributions required to be made with respect to any Company Plan by applicable Law, any Company Plan document or other contractual undertaking, and all material premiums due or payable with respect to any insurance policy funding any Company Plan have been timely made or, if not yet due, properly accrued by the Company or the applicable Subsidiary of the Company.

(g)            There are no pending or, to the Knowledge of the Company, threatened audits or Proceedings involving any Company Plan (other than non-material routine claims for benefits by individuals in the ordinary course of operating the Company Plans).

(h)            Each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in all respects in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Company Plan is subject to tax under Section 409A of the Code.

(i)            Except as set forth in Section 3.16(i) of the Disclosure Schedule, no Company Plan provides death, medical, dental, vision, life insurance or prescription drug benefits beyond termination of service or retirement other than coverage mandated by law and none of the Company, any Subsidiary of the Company or any Company ERISA Affiliate has made a written representation promising the same.

(j)            Except as set forth in Section 3.16(j) of the Disclosure Schedule, neither the execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Plan, (iv) require any contribution or payment to fund any obligation under any Company Plan or (v) limit the right to merge, amend or terminate any Company Plan.

(k)            Neither the execution of, nor the consummation of the transactions contemplated by this Agreement, either alone or when combined with the occurrence of any other event will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l)            None of the Company, any Subsidiary of the Company or any Company ERISA Affiliate, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction which would subject any Company Plan, the Company, any Subsidiary of the Company, any Company ERISA Affiliate or Buyer to a material tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

3.17            Taxes and Tax Matters.

(a)            Except as disclosed in Section 3.17(a) of the Disclosure Schedule, all income Tax Returns and all other material Tax Returns required to be filed by the Company, any of its Subsidiaries (including any Company Professional Association) have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. The Company, each of its Subsidiaries and the Company Professional Associations have paid (or caused to be paid) all material Taxes that are due and payable (other than Taxes that are being contested in good faith and are reserved for in accordance with GAAP in the Company Financial Statements).

(b)            As of the date of this Agreement, there is no material action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company, threatened in writing in respect of any Taxes for which the Company or Subsidiary (including any Company Professional Association) is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company, threatened in writing.

(c)            Except as disclosed in Section 3.17(c) of the Disclosure Schedule, the Company and each of its Subsidiaries (including each of its Company Professional Associations) has withheld and paid all material Taxes required to have been withheld and paid by it pursuant to applicable Law. The Company and each of its Subsidiaries (including each of its Company Professional Associations) has collected and timely remitted all material sales, use, value added and similar Taxes, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable sales and use Tax statutes and regulations.

(d)            Except as disclosed in Section 3.17(d) of the Disclosure Schedule, the Company and each of its Subsidiaries (including each of the Company Professional Associations) is and has been classified as a partnership or an entity disregarded as separate from its owner (as applicable) for U.S. federal income tax purposes. Except as disclosed in Section 3.17(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (including the Company Professional Associations) has ever elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

(e)            There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries (including any Company Professional Association) other than Company Permitted Liens.

(f)            Neither the Company nor any of its Subsidiaries (including the Company Professional Associations) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of extending the due date of a Tax Return in the ordinary course of business), which waiver or extension is still in effect.

(g)            No unresolved written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries (including the Company Professional Associations) does not file Tax Returns that any such Company, Subsidiary or Company Professional Association is or may be subject to taxation by that jurisdiction.

(h)            Neither the Company nor any of its Subsidiaries (including the Company Professional Associations) has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(i)            Neither the Company nor any of its Subsidiaries (including the Company Professional Associations) will, following the Closing, have any material liability for Taxes as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of Law in any jurisdiction) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) adjustment pursuant to section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local, or non-U.S. Tax Law by reason of any change in accounting methods on or prior to the Closing Date, or (v) intercompany transactions as described in Section 1.1502-13 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss accounts described in Section 1.1502-19 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law).

(j)            There are no material claims pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (including the Company Professional Associations) under any applicable Law related to escheat, abandoned or unclaimed property, except as set forth in Section 3.17(j)  to the Disclosure Schedule.

(k)            Neither the Company nor any of its Subsidiaries has received, claims or applied for any Employee Retention Credits.

3.18            Insurance.

Each of the Company and its Subsidiaries maintains general liability, professional liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance which is in full force and effect and, to the Knowledge of the Company, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. Section 3.18 of the Disclosure Schedule contains a complete list of all such insurance policies owned or held by the Company or its Subsidiaries as of the date of this Agreement. All premiums with respect to such insurance policies covering all periods up to and including the date hereof have been paid in full. Neither the Company nor any of its Subsidiaries has received (a) a written notice that would reasonably be expected to be followed by a written notice of cancellation, termination or non-renewal of any insurance policy, (b) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any insurance policy, (c) any notice that any issuer of an insurance policy has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (d) any other indication that any insurance policy may no longer be in full force or effect. Since the Company Current Balance Sheet Date, neither the Company nor any of its Subsidiaries has been refused any insurance nor has such coverage been limited. The Company has made available to Buyer a true and correct copy of the claims history for each insurance policy owned or held by the Company or its Subsidiaries during the five (5) year period prior to the date hereof.

3.19            Healthcare Regulatory Matters.

(a)            No Federal Actions or Agreements. Neither the Company, Sellers, nor any of their Subsidiaries (i) are currently a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or any similar agreement with any other federal or state Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (iii) is a defendant to any pending and unsealed qui tam/false claims act litigation either at a federal or state level relating to alleged noncompliance with any applicable Healthcare Laws, or (iv) has been served with or received any search warrant, subpoena, civil investigation demand, or written notice by or from any Governmental Authority alleging that the Company or any of its Subsidiaries is currently in violation of any applicable Healthcare Laws.

(b)            Regulatory Reports. The Company and its Subsidiaries have timely filed all material reports, data, statements, Contracts, documents, registrations, filings or submissions required by Healthcare Laws to be filed by them with any Governmental Authority. All such registrations, filings and submissions of the Company and its Subsidiaries were complete in all material respects, and in material compliance with Healthcare Laws when filed or as amended or supplemented, and no material deficiencies or liabilities have been asserted in writing by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied.

(c)            Conduct of Business.

(i)            The Company Management Sub and Company Professional Associations. Except as set forth in Section 3.19(c)(i)(A) of the Disclosure Schedule, (1) each Company Management Sub has been and currently is in material compliance with all Healthcare Laws applicable to the management, administrative and other services being furnished by the Company Management Sub to the Company Professional Associations and (2) each of the Company Professional Associations has been and currently is in material compliance with all Healthcare Laws applicable to its medical practice and its usage of the premises in which the Company Professional Association is located.  Except for routine matters which have been resolved to the Governmental Authority’s satisfaction, none of the Company Professional Associations and no Company Management Sub have received any written notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws in any material respect.  Section 3.19(c)(i)(B) of the Disclosure Schedule sets forth a true and complete list of (i) all Company Professional Associations, and (ii) each owner (each, a “Company Professional Association Owner”) and the license or licenses held by each, as of the date of this Agreement. Each Company Professional Association Owner is the record and beneficial owner of each applicable Company Professional Association, as set forth on Section 3.19(c)(i)(B) of the Disclosure Schedule, free and clear of any Lien. Each Company Professional Association Owner has adopted and continues to take reasonable steps to preserve a good working relationship with its Company Professional Association, the Company, and any Company Management Sub. Except as set forth in Section 3.19(c)(i)(C) of the Disclosure Schedule, there is no, and has not been any, claim from a Company Professional Association Owner or Company Professional Association with respect to any management fees or other fees being paid by the Company Professional Association to the Company or any Company Management Sub.

(ii)            The Company and its Subsidiaries. Except as set forth in Section 3.19(c)(ii) of the Disclosure Schedule, the Company and each of the Subsidiaries (other than the Company Professional Associations and the Company Management Subs) have been and currently are in material compliance with all Healthcare Laws applicable to their respective business, activities and services. Except for routine matters which have been resolved to the Governmental Authority’s satisfaction, none of the Company or the Subsidiaries (other than the Company Professional Associations and the Company Management Subs) have received any written notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws in any material respect.

(d)            Medical Licenses.

(i)            The Company and its Subsidiaries possess the necessary licenses, permits, certificates, approvals, registrations, grants, accreditations or authorizations used in or for any of their respective businesses, activities or services, including National Provider Identification numbers, but excluding any of the foregoing that relate solely to real property (collectively, the “Company Medical Licenses”). Section 3.19(d)(i) of the Disclosure Schedule contains a list, that is complete and accurate as of the date of this Agreement, of each Company Medical License that is owned, held or possessed by the Company or any of its Subsidiaries. The Company Medical Licenses of the Company and its Subsidiaries are valid and in full force and effect. There are no written notifications from Governmental Authorities to the Company or its Subsidiaries and no pending or, to the Knowledge of the Company, threatened proceedings which if adversely determined would result in the termination, revocation, modification, limitation, restriction or impairment of any of the Company Medical Licenses.

(ii)            Each medical or allied health professional who is an employee or independent contractor providing professional services to or through the Company or any of its Subsidiaries (each a “Company Professional Employee”) holds the professional license (a “Company Professional License”) that is necessary for such Company Professional Employee to carry out his/her duties on behalf of the Company or its Subsidiaries, and each such Company Professional License is valid and in full force and effect.

(e)            Program Participation; Exclusion. Each of the Company and its Subsidiaries meet all requirements for participation in, and receipt of payment from, the Programs in which each Person currently participates or treats beneficiaries, and is in material compliance with all requirements of each such Program. Each of the Company and its Subsidiaries have timely filed all claims and reports required to be filed thereby with respect to such Programs, all fiscal intermediaries and/or carriers and other insurance carriers, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with requirements and contractual obligations of such Programs. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective Governing Person or employees, has: (i) had a civil monetary penalty assessed against it under §1128A of the Social Security Act; (ii) except as set forth in Section 3.19(e) of the Disclosure Schedule, been excluded from participation in any Program; or (iii) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the categories of offenses as described in the Social Security Act § 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder. During the past six (6) years, neither the Company nor any of its Subsidiaries has been audited, surveyed or otherwise examined in connection with any Program, excluding regular credentialing or accreditation activities that occur in the ordinary course of business.

(f)            HIPAA. Each of the Company and its Subsidiaries which is a covered entity or business associate pursuant to HIPAA or otherwise subject to HIPAA is (i) in compliance, in all material respects, with HIPAA; and (ii) as required by applicable Laws has developed and has implemented appropriate policies and procedures and training programs to ensure current, and ongoing compliance, in all material respects, with HIPAA. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company and its Subsidiaries are and in the past six (6) years have been in compliance, in all material respects, with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies, and the requirements of any contract or codes of conduct to which the Company or its Subsidiaries are a party. The Company and its Subsidiaries are and in the past six (6) years have been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. Except as set forth in Section 3.19(f) of the Disclosure Schedule, there has been no unauthorized access to or other misuse of any personally identifiable information that has been gathered or accessed in the course of the operations of the Company or its Subsidiaries.

(g)            Reimbursement Matters. Except as disclosed on Section 3.19(g) of the Disclosure Schedule, neither the Company nor its Subsidiaries have submitted any claim for payment to any Program in violation of any Laws relating to false claim or fraud, including, without limitation, the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law. Except as disclosed on Section 3.19(g) of the Disclosure Schedule, for the previous six (6) years, and except for any refund, overpayment, discount, or adjustment that occurs in the ordinary course of business, (i) neither the Company nor its Subsidiaries have received any written notice of denial of material payment or material overpayment from a Program with respect to items or services provided by the Company and/or its Subsidiaries, (ii) to the Knowledge of the Company, there is no basis for the assertion after the Closing of any such material denial or material overpayment claim, and (iii) neither the Company nor its Subsidiaries have received written notice from a Program of any pending or threatened Proceedings specifically with respect to, or arising out of, items or services provided by the Company or its Subsidiaries.

3.20            Assets.

(a)            The Company or the applicable Subsidiary of the Company has good, clear and marketable title to all material personal, tangible and intangible property and assets they own or possess (whether pursuant to a lease, license or otherwise) (the “Company Assets”), including those reflected on the Company Current Balance Sheet as being owned, and all of the Company Assets thereafter acquired by the Company or any Subsidiary of the Company (except to the extent that such Company Assets have been disposed of after the Company Current Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Liens other than Company Permitted Liens. There are no Company Assets or rights used in the operation of the business of the Company and its Subsidiaries and owned (or to the Knowledge of the Company, purported to be owned) by any Person other than the Company and its Subsidiaries that are not currently leased or licensed to the Company or any of the Subsidiaries of the Company under valid, current lease or license arrangements.

(b)            The Company Assets (including intangibles), taken as a whole, will constitute as of the Closing all the properties, assets and rights which are sufficient, in all material respects, for the Company and its Subsidiaries to conduct their respective businesses after the Closing in substantially the same manner as currently conducted. The Company Assets are in good and serviceable operating condition and repair (subject to normal wear and tear and replacement in accordance with past practice), are structurally sound (to the extent applicable), are generally suitable for the uses for which intended and comply with applicable Laws. During the past three (3) years there has not been any significant interruption of the operations of the business of the Company and the Company’s Subsidiaries due to inadequate maintenance of the Company Assets or otherwise.

3.21            Related Party Transactions.

Section 3.21 of the Disclosure Schedule sets forth all Contracts (other than Contracts relating to employment) as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and any (a) Company Related Party, or (b) Person in which any Company Related Party has a material economic interest (except for the ownership of less than 5% of the outstanding common stock of a publicly-traded corporation), on the other hand (such Contracts, “Related Party Agreements”). Except as set forth on Section 3.21 of the Disclosure Schedule: (a) no Company Related Party has any material business dealings with the Company or its Subsidiaries; (b) no Company Related Party owns any interest in or right to any property (whether real, personal or mixed), tangible or intangible, which is used by the Company or its Subsidiaries; (c) no Company Related Party is engaged in competition with the Company or its Subsidiaries; (d) no Company Related Party possesses, directly or indirectly, any financial interest in, or is a Governing Person or employee of any Person (other than the Company or its Subsidiaries) which is a material client, supplier, customer, lessor, lessee, or competitor of the Company or its Subsidiaries; (e) no Company Related Party has any contractual or other claims, express or implied, of any kind whatsoever against the Company or its Subsidiaries or any employee of the Company or its Subsidiaries; and (f) no Company Related Party has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company or its Subsidiaries or any employee of the Company or its Subsidiaries. Each Related Party Agreement is on arms’ length terms that, taken as a whole, are no more or less favorable to the Company or its Subsidiaries than those terms otherwise generally available to the Company or its Subsidiaries from unaffiliated third Persons.

3.22            No Brokers.

Except as set forth on Section 3.22 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has employed or retained any broker, finder or agent to act on their behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.23            Material Suppliers.

Section 3.23 of the Disclosure Schedule sets forth the top twenty (20) suppliers of the Company and its Subsidiaries (other than any insurance carriers and landlords) based on the total paid consideration to each such supplier for goods or services rendered for each of (a) the year ended December 31, 2023 and (b) the eleven (11)-month period ended November 30, 2024 (collectively, the “Material Suppliers”) and the corresponding amount of such total paid consideration.  Except as set forth in Section 3.23 of the Disclosure Schedule, all Material Suppliers continue to be suppliers of the Company or the applicable Subsidiary of the Company and no Material Supplier has materially reduced its business with the Company or any of its Subsidiaries on a consolidated basis from the levels achieved during the fiscal year ended December 31, 2023. None of the Company or any of its Subsidiaries has received any written notice that any of the Material Suppliers has ceased, or intends to cease or materially change any of the material terms (whether related to payment, price or otherwise), to supply goods or services to the Company or the applicable Subsidiary of the Company or to otherwise terminate or materially reduce its relationship with the Company or the applicable Subsidiary of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.24            Material Customers.

(a)            Section 3.24(a) of the Disclosure Schedule sets forth (i) the top twenty (20) employer customers of the Company and its Subsidiaries based on the total revenue received for goods or services rendered for each of (i) the years ended December 31, 2022 and December 31, 2023 and (ii) the eleven (11)-month period ended November 30, 2024 (collectively, the “Material Customers”) and the corresponding amount of such total charges, which includes any employer-paid charges and any charges attributable to insurer carriers and/or third party administrators. Except as set forth in Section 3.24(a) of the Disclosure Schedule, all Material Customers continue to be customers of the Company or the applicable Subsidiary of the Company and no Material Customer, nor any insurance carrier or third party administrators related to such Material Customers, has materially reduced its business with the Company or any of its Subsidiaries on a consolidated basis from the levels achieved during the fiscal year ended December 31, 2023. None of the Company or any of its Subsidiaries has received any written notice that any of the Material Customers, nor any insurance carrier or third party administrators related to such Material Customers, has ceased, or intends to cease or materially change any of the material terms (whether related to payment, price or otherwise), or to otherwise terminate or materially reduce its relationship with the Company or the applicable Subsidiary of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(b)            Section 3.24(b) of the Disclosure Schedule sets forth a true and complete summary of monthly patient visits (with each “visit” being a unique patient encounter, i.e., multiple services provided to a single patient on a single date are not considered separate visits), categorized by type of visit for each month of the years 2022 and 2023 and for the eleven (11)-month period ended November 30, 2024 (the “Summary of Patient Visits”), in each case prepared on both a (i) consolidated basis for the Company and its Subsidiaries, and (ii) a consolidating basis (with separate statements for each clinic). The Summary of Patient Visits has been prepared by the Company’s management and accurately represents the number and type of patient visits.

3.25            Accounts Receivable; Accounts Payable.

(a)            The accounts and notes receivable of the Company and its Subsidiaries reflected on the Company Financial Statements and all accounts or notes receivable incurred or acquired by the Company and its Subsidiaries since the date of the Audited Company Financial Statements have been valued, calculated, and recorded in accordance with GAAP, except as otherwise provided in Exhibit I, were generated in the operation of the business, and represent valid receivables arising from bona fide sales actually made in the ordinary course of business and consistent with past practice, are collectible in accordance with the applicable Contract or terms governing such receivable (subject to any reserves set forth on the Company Financial Statements), and except as set forth on Section 3.25 of the Disclosure Schedule, are not subject to any material valid defenses, set-offs, or counterclaims, and are not in dispute. All outstanding accounts receivable deemed uncollectible have been reserved against on the Company Financial Statements, as appropriate, in accordance with GAAP, except as otherwise provided in Exhibit I.

(b)            All of the accounts payable have been calculated and recorded in accordance with GAAP, except as otherwise provided in Exhibit I, and all payables and other accruals of the Company and its Subsidiaries reflected on the Company Financial Statements, or which have arisen after the date thereof and on or before the Closing Date are and will be, as applicable, accurately reflected on the books of the Company and have arisen from bona fide, arm’s-length transactions in the ordinary course of business and consistent with past practice.

3.26            Bank Accounts.

Section 3.26 of the Disclosure Schedule sets forth a true and complete list of (a) the name and address of each bank with which the Company and each of its Subsidiaries has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company and each of its Subsidiaries.

3.27            Terrorist Organizations Lists.

   None of the Company, its Subsidiaries nor any of their respective Governing Persons or employees, is, and to the Knowledge of the Company, is not associated with, a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control of the Department of the Treasury (including those named on the OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001), or other governmental action.

3.28            CARES Act Representations.

   Except to as set forth in Section 3.28 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) incurred (or are otherwise subject to) any liabilities, obligations or indebtedness under, or pursuant to, the Paycheck Protection Program (as defined in subsection 36 of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)) and as enacted pursuant to the terms of Title I of the CARES Act), the Main Street Lending Program (established by the Federal Reserve pursuant to the CARES Act), or any other COVID Relief Program or other Governmental Authority-related lending or assistance program, (ii) received or applied for relief or funds under any COVID Relief Program, or (iii) or received or applied for forgiveness in connection with any amounts received under any COVID Relief Program. With respect to any funds or relief under any COVID Relief Program that any of the Company and/or its Subsidiaries received or applied for, (i) the Company and/or such Subsidiary, as applicable, has made all attestations, certifications or other submissions or filings required to be made in connection therewith; (ii) all attestations, certifications or other submissions or filings made by or on behalf of the Company and/or such Subsidiary, as applicable, in connection therewith (whether required or otherwise) have been truthful and in compliance with applicable Law; (iii) the Company and/or such Subsidiary, as applicable, is and has been in compliance with all Laws, covenants and other requirements in connection with any COVID Relief Program for which the Company and/or such Subsidiary, as applicable, has applied for or received any funds or other relief; and (iv) the Company and/or such Subsidiary, as applicable, has not been made the subject of or received any notice of any audit or review by any Governmental Authority or payor in connection therewith.

3.29            Disclaimer.

  Notwithstanding anything to the contrary contained in this Agreement, neither the Company, Sellers nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty with respect to the Company, its Subsidiaries or Sellers in connection with the transactions contemplated by this Agreement other than those expressly made by the Company in this Article III, Sellers in Article IV, or by the Company or Sellers in the Disclosure Schedule and the Ancillary Agreements, as applicable. Without limiting the generality of the foregoing, and except as expressly made by the Company in this Article III or Sellers in Article IV, or in the Disclosure Schedule and the Ancillary Agreements, as applicable, no representation or warranty has been made or is being made herein to Buyer or any other Person (a) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (b) with respect to any other information or documents made available at any time to Buyer or any other Person.

3.30            No Inducement or Reliance.

   Company has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Buyer or its respective Affiliates, Governing Persons, employees, agents or representatives that are not expressly set forth in Article V of this Agreement and/or the Ancillary Agreements, whether or not any such representations or warranties were made in writing or orally.

Article IV.

Representations and Warranties of Sellers

Except as set forth in the corresponding sections of the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), each Seller, jointly and severally, hereby represents and warrants to Buyer that each of the following statements is true and correct as of the date hereof and as of the Closing Date:

4.1            Organization and Power.

Each of U-Rohde, G-Rohde, J-Rohde, and M-Rohde is a trust duly formed and validly existing under the laws of the jurisdiction in which it is organized. Occmed Services is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is formed. Each Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Seller is or will be a party and to consummate the Contemplated Transactions.

4.2            Authorization and Enforceability.

 The execution and delivery of this Agreement and the performance by each Seller of the Contemplated Transactions that are required to be performed by such Seller have been duly and validly authorized by such Seller and no other corporate proceedings on the part of such Seller, its Governing Persons or its members, as applicable, (including, without limitation, any member or Governing Person vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which each Seller is or will be a party or the consummation of the Contemplated Transactions that are required to be performed by such Seller. This Agreement and the Ancillary Agreements to which each Seller is or will be a party have been duly authorized, executed and delivered by such Seller and, assuming due execution and delivery of this Agreement by Buyer and such Ancillary Agreements by the other parties thereto, constitute (or, in the case of the Ancillary Agreements that will be executed and delivered after the date hereof, will constitute at the Closing) valid and legally binding agreements of each Seller, enforceable against each Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3            Ownership.

Each Seller has good and marketable title to, and is the record and beneficial owner of, all of the Company Interests, free and clear of any Lien, and each Seller has all requisite legal right, power and authority to transfer such Company Interests to Buyer. Upon the consummation of the Contemplated Transactions, Buyer will acquire good and valid title to the Company Interests, free and clear of all Liens. No Seller is a party to any option, warrant, call, pledge, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the transfer, sale or voting of any Equity Securities of the Company. Except for Buyer’s rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, preemptive or contractual) capable of becoming such for the purchase or acquisition from Sellers of any of the Company Interests.

4.4            No Violation.

The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which such Seller is or will be a party, consummation of the Contemplated Transactions that are required to be performed by such Seller and compliance with the terms of this Agreement and the Ancillary Agreements to which such Seller is or will be a party will not (a) conflict with or constitute or result in any violation of any provision of the certificate of incorporation, bylaws or other similar organizational documents of any Seller, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or constitute or result in any violation of any Law applicable to such Seller or by which its properties is bound or affected, or (c) result in the creation of, or require the creation of, any Lien upon any Company Interests, except, in the case of clause (b), to the extent that such conflict or violation in the aggregate with all other such conflicts or violations would not reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

4.5            Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by any Seller in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which such Seller is or will be a party or the consummation by such Seller of the Contemplated Transactions, other than those Governmental Consents listed in Section 3.5 of the Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not be reasonably expected to have a material effect on the ability of Sellers to consummate the Contemplated Transactions. No Law or Order prohibits any Seller from consummating the transactions contemplated by this Agreement.

4.6            No Brokers.

Other than Raymond James & Associates, Inc., Sellers have not employed or retained any broker, finder or agent to act on its behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.7            Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, none of the Company, any Seller nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer any other Person any representations or warranty with respect to the Company, its Subsidiaries or Sellers in connection with the transactions contemplated by this Agreement other than those expressly made by the Company in this Article III, the Sellers in Article IV, or by the Company or Sellers in the Disclosure Schedule and the Ancillary Agreements, as applicable. Without limiting the generality of the foregoing and except as expressly made by Sellers in this Article IV or the Company in Article III, or in the Disclosure Schedule and the Ancillary Agreements, as applicable, no representation or warranty has been made or is being made herein to Buyer or any other Person (a) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person or (b) with respect to any other information or documents made available at any time to Buyer or any other Person.

4.8            No Inducement or Reliance.

No Seller has been induced by and has not relied upon any representations or warranties whether express or implied, made by Buyer or its Affiliates, Governing Persons, agents or representatives that are not expressly set forth in Article V of this Agreement and/or the Ancillary Agreements, whether or not any such representations or warranties were made in writing or orally.

Article V.
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers that each of the following statements is true and correct as of the date hereof and as of the Closing Date:

5.1            Organization and Power.

Buyer is a Nevada or duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Contemplated Transactions. Buyer has all power and authority, and possesses all governmental licenses and permits necessary to enable it, to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which would not be reasonably expected to have a material and adverse effect on the ability of Buyer to consummate the Contemplated Transactions.

5.2            Authorization and Enforceability.

The execution and delivery of this Agreement, and the performance by Buyer of the Contemplated Transactions that are required to be performed by Buyer have been duly authorized by Buyer and no other proceedings on the part of Buyer (including, without limitation, any stockholder, member, manager or board of directors vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which Buyer is or will be a party, or the consummation of the Contemplated Transactions that are required to be performed by Buyer. This Agreement and the Ancillary Agreements to which Buyer is or will be a party have been duly authorized, executed and delivered by Buyer, and, assuming due execution and delivery of this Agreement by the Company and Sellers and such Ancillary Agreements by the other parties thereto, constitute (or, in the case of the Ancillary Agreements that will be executed and delivered after the date hereof, will constitute at the Closing) valid and legally binding agreements of Buyer, enforceable against Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3            No Violation.

The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is or will be a party, consummation of the Contemplated Transactions that are required to be performed by Buyer and compliance with the terms of this Agreement or the Ancillary Agreements will not (a) conflict with or constitute or result in any violation of any provision of Buyer’s organizational documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described therein have been made, conflict with or constitute or result in any violation of any Law applicable to Buyer or by which its properties are bound or affected in any material respect, or (c) conflict with, constitute or result in any violation or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under any Contract to which Buyer is a party, except, in the case of clause (c), to the extent such conflict, violation, default, termination, modification, cancellation or acceleration would not, individually or in the aggregate, reasonably be expected to materially delay or hinder or impair the consummation of the Contemplated Transactions.

5.4            Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation by Buyer of the Contemplated Transactions, other than (a) those Governmental Consents listed in Section 5.4 of the Disclosure Schedule, and (b) those Governmental Consents for which the failure to obtain such Governmental Consents would not be reasonably expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries taken as a whole.

5.5            Financial Capacity.

Buyer has, and will continue to have at all times on or after the Closing Date, access to sufficient funds and adequate financial resources available to satisfy its monetary and other obligations (including to purchase the Company Interests and make the payments required pursuant to Article II) under this Agreement, and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the Contemplated Transactions, in each case, as and when due, and to otherwise consummate the Contemplated Transactions. Buyer acknowledges that the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding Buyer’s, or its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby. Concentra Group Holdings Parent Inc. (“Buyer Guarantor”) has executed this Agreement solely for the purpose of making, jointly and severally with Buyer, the representation set forth in this Section 5.5 and evidencing its agreement to guarantee the prompt payment of the obligation set forth in Section 11.3(a).

5.6            No Brokers.

None of Buyer or any of its Subsidiaries has employed or retained any broker, finder or agent to act on their behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

5.7            Investment Intent.

Buyer is acquiring the Company Interests to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

5.8            Investigation.

Buyer is knowledgeable about the industry in which the Company and its Subsidiaries operate and the Laws applicable to the businesses and operations of the Company and its Subsidiaries, and is experienced in the acquisition and management of businesses. Buyer has been afforded reasonable access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Buyer has conducted a reasonable due diligence investigation of the Company and its Subsidiaries.

5.9            No Inducement or Reliance; Independent Assessment.

(a)            Buyer has not been induced by and has not relied upon any representations or warranties whether express or implied, made by the Company or Sellers (or their respective Affiliates, Governing Persons, employees, agents or representatives) that are not expressly set forth in this Agreement, the Ancillary Agreements and/or the Disclosure Schedule, whether or not any such representations or warranties were made in writing or orally; provided, however, that for purposes of determining whether Fraud has occurred under subclause (ii) of the definition of Fraud, provided that all other requirements in the definition of Fraud under subclause (ii) have been satisfied, Buyer shall be deemed to have relied on any forged or falsified financial statements, documents or agreements in the Data Room or provided to the Clean Team.

(b)            Except as expressly made by the Company or Sellers in this Agreement, the Ancillary Agreements or the Disclosure Schedule, Buyer acknowledges that none of the Company, the Subsidiaries of the Company, Sellers or their respective Affiliates, officers, directors, employees, agents, attorneys or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or its profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates, Governing Persons, employees, agents or representatives) in connection with Buyer’s review of the Company and its Subsidiaries.

Article VI.
Covenants

6.1            Conduct of the Parties.

(a)            General. Except (i) to the extent required by applicable Law, (ii) as otherwise permitted or required by this Agreement, (iii) as set forth in Section 6.1(a) of the Disclosure Schedule or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, except as to 6.1(b)(vii) below, which consent shall be at Buyer’s sole discretion), during the period from the date hereof to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course, consistent with past practice, and (w) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships and goodwill with customers, employees, suppliers, Governmental Authorities and others having business dealings with it, (x) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (y) use commercially reasonable efforts to keep available the services of its current officers, employees and consultants, (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business, in each case, with the intention that its goodwill and ongoing business will not be materially impaired on, and following, the Closing Date. Nothing in this Section 6.1 or otherwise in this Agreement shall limit or restrict the ability of the Company to use available Company Cash held by the Company and its Subsidiaries to make distributions to Sellers prior to the delivery of the Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement pursuant to Section 2.4(a) using whatever means available including dividends, intercompany transfers or other distributions, it being understood that no such distributions shall be made following the time periods covered by the calculations set forth in the Estimated Company Closing Statement and Estimated Company Closing Balance Sheet.

(b)            Particular provisions applicable to the Company. Without limiting the generality of Section 6.1(a), except (w) to the extent compelled or required by applicable Law, (x) as otherwise expressly permitted or required by this Agreement, (y) as set forth in Section 6.1(b) of the Disclosure Schedule, or (z) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, except as to 6.1(b)(vii) below, which consent shall be at Buyer’s sole discretion), during the period from the date hereof to the Closing Date, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)            modify or amend any of the Company Organizational Documents;

(ii)            issue, or authorize the issuance of, any of its Equity Securities;

(iii)           split, combine, redeem or reclassify, or purchase or otherwise acquire any of its Equity Securities;

(iv)           declare or pay any non-cash dividend or make any non-cash distribution in respect of any of its Equity Securities or purchase or redeem any of its Equity Securities;

(v)            incur any Company Indebtedness, except (x) for working capital borrowings incurred in the ordinary course of business, (y) capital or finance leases (that are governed by Section 6.1(b)(xvii)), or (z) as listed in Section 6.1(b)(v) of the Disclosure Schedule;

(vi)            (w) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), or waive any provisions of, any Company Material Contract outside of the ordinary course of business consistent with past practice, (x) enter into any Contract (other than real property leases solely restricting the use of the leased real property) that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or the geographic areas in which, or the Persons with whom, it can compete, (y) enter into any Contract that would have been a Company Material Contract if it were entered into on or prior to the date of this Agreement other than such Contracts entered into with customers and suppliers in the ordinary course of business consistent with past practice, or (z) enter into any Contract that contains a “change in control” or similar provision in favor of the other party or parties thereto that would require a payment to or give rise to any rights to such other party or parties in connection with the consummation of the Contemplated Transactions (including in combination with any other event or circumstance);

(vii)          cease operating any clinic, terminate any lease, or make any other material change to a lease outside the ordinary course of business;

(viii)         acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person or business or division thereof;

(ix)           divest, sell or otherwise dispose of, abandon or permit to lapse, or encumber any of its material assets (including Equity Securities), other than the sales of inventory or equipment in the ordinary course of business consistent with past practice and with a fair market value less than $50,000 in the aggregate;

(x)            adopt a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(xi)            amend or terminate any Company Plan, or establish or adopt any plan, arrangement or agreement that would be a Company Plan (including without limitation any change of control, retention, deferred compensation, equity or equity-based or severance plan, program or arrangement) if it were in effect on the date hereof, except to the extent required by Law;

(xii)           except as required by the terms of any Company Plan as in effect as of the date of this Agreement and listed on Section 3.16(a) of the Disclosure Schedule, increase the rate of compensation, commission, bonus opportunity, or other direct or indirect remuneration or other benefits payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment, severance or other compensation to any current or former employee, Governing Person or individual consultant of the Company or any of its Subsidiaries, other than increases in base salary or hourly wages in the ordinary course of business consistent with past practice for non-officer employees with a base salary under $75,000 that do not exceed 3% per employee, in each case, that are not material, in the aggregate, to the Company and its Subsidiaries;

(xiii)          hire or terminate (other than for cause) or provide notice of termination to (A) any officer or (B) any other employee, Governing Person, independent contractor or consultant of the Company or any of its Subsidiaries whose aggregate annualized compensation is expected to exceed $100,000;

(xiv)         change or make any material Tax election, file or cause to be filed any material amended Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability or agree to extend the statute of limitations in respect of any material amount of Taxes, except, in each case, in the ordinary course of business and any state tax returns being amended to conform with an amended federal tax return filed prior to the date of this Agreement;

(xv)          increase the amount reserved for, or reserve any new amounts for, payment of any contingent Tax liability except in the ordinary course of business;

(xvi)          change its accounting methods, policies or procedures, except to the extent required to conform with GAAP, or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(xvii)        enter into any lease that would be categorized as a capital or finance lease under GAAP, other than in the ordinary course of business consistent with past practice;

(xviii)       except as permitted in Section 6.1(b)(vii), make any loan, advance or capital contribution to, or investment in, any Person (other than Subsidiaries (excluding Company Professional Associations) of the Company), except for advances and loans to employees that individually and in the aggregate are not material, and intercompany contributions, in each case in the ordinary course of business consistent with past practice;

(xix)          waive or cancel any material claim or right, account receivable or trade account outside of the ordinary course of business in excess of $25,000 in the aggregate;

(xx)           enter into any commitment for capital expenditures in excess of $50,000 in the aggregate that is not contemplated by the capital expenditures budget set forth in Section 6.1(b)(xx) of the Disclosure Schedule;

(xxi)           make any material change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (A) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (B) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(xxii)         settle any Proceeding or claim, or threatened Proceeding or claim, that (A) that requires any payment that will remain unsatisfied as of the Reference Time in excess of $50,000 in the aggregate, other than malpractice claims fully covered by insurance, (B) imposes any material limitation on the conduct of the Company or its Subsidiaries or (C) affects or would reasonably be expected to affect the ability to consummate the Contemplated Transactions;

(xxiii)        cancel, materially reduce or terminate any contract for insurance or fail to use commercially reasonable best efforts to cause its current insurance policies or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xxiv)        enter into a Contract or engage in any transaction with a Company Related Party outside the ordinary course of business or inconsistent with past practice;

(xxv)         change its fiscal year;

(xxvi)        enter into any new material line of business or enter into any agreement or commitment that materially limits or otherwise materially restricts the Company or its Affiliates, including, following the Closing, Buyer and its Affiliates;

(xxvii)       waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other analogous restrictive covenant obligation of any current or former Governing Person or employee of the Company or its Subsidiaries;

(xxviii)      abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Company Permits; or

(xxix)        authorize, agree, resolve or consent to any of the foregoing.

(c)            Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

6.2            Access to Information Prior to the Closing.

During the period from the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to, give Buyer and its authorized representatives reasonable access to all properties, offices, facilities, books and records and personnel of the Company and its Subsidiaries and make available to Buyer such information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Buyer may reasonably request, including without limitation credentialling information and, in addition, with the prior consent of the Seller’s Representative (which shall not be unreasonably conditioned, delayed or withheld), Buyer and its authorized representatives shall be permitted to contact the Company’s customers, suppliers, referral sources and third party payors; provided, that (a) Buyer, the Company and Sellers’ Representative will undertake the obligations in this Section 6.2 in a manner intended to comply with HSR and other antitrust laws and related rules, (b) certain client and pricing information may be provided in a “blind” or aggregated format or access to such information may be limited to “clean teams” or third party consultants as more particularly set forth in the Clean Team Agreement, (c) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Sellers’ Representative and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company and its Subsidiaries, (d) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise Sellers’ confidential information not related to the Company or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), (e) the Company need not supply Buyer with any information which, in the reasonable judgment of the Sellers’ Representative or the Company, the Company or its Subsidiaries is under a contractual or legal obligation not to supply and (f) in no event shall Buyer be permitted to conduct any sampling of soil, sediment, groundwater, surface water or building material. The Company shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding proviso apply.

6.3            Certain Tax Matters.

(a)            Tax Return Preparation.

(i)            Sellers’ Representative, at the sole expense of the Sellers, shall prepare or cause to be prepared all pass-through income Tax Returns required to be filed by the Company and its Subsidiaries (including the Company Professional Associations), for all Pre-Closing Tax Periods (excluding all Straddle Periods). Such Tax Returns shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. Sellers’ Representative shall deliver a copy of such Tax Return to Buyer for review and reasonable comment at least thirty (30) days prior to the due date thereof (including applicable extensions) and Sellers’ Representative will consider Buyer’s comments in good faith and will cause such Tax Return to be timely filed and will provide a copy to Buyer. The income of the Company and the Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(ii)            Buyer, at its sole expense, shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries (including the Company Professional Associations) that are due with respect to a Pre-Closing Tax Period (other than Tax Returns described in Section 6.3(a)(i)) including any Straddle Period and shall pay all Taxes shown as due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. Buyer shall deliver a copy of such Tax Returns to Sellers’ Representative for review and reasonable comment at least thirty (30) days prior to the due date thereof (including applicable extensions), and Buyer will consider Sellers’ Representative’s comments in good faith and will cause such Tax Returns to be timely filed and will provide a copy to Sellers’ Representative. Sellers shall indemnify and hold harmless Buyer, the Company and the Company’s Subsidiaries for any Pre-Closing Taxes, and for the reasonable out-of-pocket costs and expenses, including reasonable professional fees and disbursements, with respect to Pre-Closing Taxes, except for Taxes specifically taken into account in Company Net Working Capital, Company Indebtedness, Company Transaction Expenses or otherwise in the determination of the Purchase Price, each as finally determined. For avoidance of doubt, Buyer shall bear the reasonably allocated costs and expenses, including reasonable professional fees and disbursements, with respect to the preparation of Tax Returns for periods other than Pre-Closing Tax Periods, including any Straddle Period.

(iii)            Notwithstanding anything to the contrary in the foregoing, (A) Company Transaction Expenses will be taken as deductions in connection with the Pre-Closing Tax Period, whether or not paid by the Company or any Subsidiary prior to or following the Closing (including, without limitation transaction bonuses) to the extent permitted by applicable Law and (B) if Buyer and the Sellers’ Representative are unable to resolve any disagreements with respect to the preparation of any Tax Return prior to the due date for filing (including applicable extensions), such disagreements shall be resolved by the Accounting Firm. The determination of the Accounting Firm shall be final, conclusive and binding on the parties absent fraud or manifest error, and the party responsible for preparation under this Section 6.3 shall prepare (or cause to be prepared) all such Tax Returns consistent therewith. If any dispute with respect to such Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be timely filed in the manner which the preparing party deems correct. Upon resolution of all such items, the relevant Tax Return shall be adjusted (or amended, if necessary) to reflect such resolution and shall be binding upon the parties without further adjustment. The fees and expenses of the Accounting Firm shall be shared equally between Buyer and Sellers’ Representative (on behalf of the Sellers).

(iv)            Buyer and the Company shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all other Tax Returns of the Company and the Subsidiaries (including the Company Professional Associations) that are due after the Closing Date.

(b)            Tax Contests. Buyer shall promptly notify the Sellers’ Representative in writing (but in no event later than ten (10) Business Days after receipt of written notice of any pending or threatened Tax Contest which may give rise to an indemnification payment under this Section 6.3). Sellers’ Representative shall control the conduct of all Tax Contests which (i) may give rise to an indemnification payment under this Section 6.3 and (ii) relate solely to Pre-Closing Tax Periods; provided, however, that, regardless of who controls any Tax Contest, the Sellers shall cause the partnership representative of the Company and any applicable Subsidiary to timely and properly make the election under Section 6226 of the Code and any analogous provision of state or local Law to prevent any such entity from incurring any Tax under the partnership Tax audit rules or otherwise with respect to a Tax Contest with respect to a Pre-Closing Tax Period or Straddle Period. Buyer may, at its own expense, observe the defense of such Tax Contests and employ counsel of its own choice in connection with such Tax Contests. Sellers’ Representative shall (x) keep Buyer reasonably informed with respect to all matters relating to such Tax Contests, and (y) upon request of Buyer, reasonably consult with Buyer regarding the conduct of such Tax Contests. Buyer shall have sole control of all other Tax Contests. Sellers’ Representative may, at Sellers’ expense, observe the defense of Tax Contests controlled by Buyer which may give rise to an indemnification payment under this Section 6.3 and employ counsel of its own choice in connection with such Tax Contests.  Buyer shall (x) keep Sellers’ Representative reasonably informed with respect to all matters relating to such Tax Contests, and (y) upon request of Sellers’ Representative, reasonably consult with Sellers’ Representative regarding the conduct of such Tax Contests. For clarity, any Tax Contest with respect to a Tax indemnified Matter shall be governed by Section 10.2.

(c)            Cooperation on Tax Matters. Buyer, the Company, the Subsidiaries and Affiliates thereof shall (and Buyer shall cause the Company, Subsidiaries and Affiliates thereof to) and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns (including any claim for Tax refund) pursuant to this Section 6.3 and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company, the Subsidiaries and Affiliates thereof and each Seller agrees (and Buyer shall cause the Company, the Subsidiaries and Affiliates thereof) (x) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Company or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Company shall (and Buyer shall cause the Company to) or the Sellers’ Representative shall, as the case may be, allow the other to take possession of such books and records.

(d)            Certain Taxes. Any Transfer Taxes shall be paid one-half by Buyer and one-half by Sellers (jointly and severally). The party required by Law to do so shall (or shall cause its Affiliate to) file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation, and the aggregate out-of-pocket fees and expenses incurred in the preparation of such Tax Returns will be borne one-half by Buyer and one-half by Sellers (jointly and severally).

(e)            Intended Tax Treatment. Sellers and Buyer intend that, for U.S. federal and applicable state and local income Tax purposes, the purchase of Company Interests be treated as (i) a sale of partnership interest to Buyer by Sellers from the Sellers’ perspective, and (ii) a purchase of the assets of the Company from Buyer’s perspective, each in accordance with Revenue Ruling 99-6, situation 2 (the “Intended Tax Treatment”). The parties shall take no position inconsistent with the Intended Tax Treatment on any Tax Return, and will take no position inconsistent with the Intended Tax Treatment in any audit or other Tax Contest except as otherwise required by applicable Law.

(f)            Purchase Price Allocation. Within thirty (30) days following the finalization of the Final Purchase Price pursuant to Section 2.4(e), Buyer shall prepare and deliver to the Sellers’ Representative an allocation statement allocating the Final Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes in accordance with section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any other similar provision of state or local law) and the methodology set forth on Exhibit E (the “Allocation”). The Allocation shall contain sufficient details to permit the parties to make the computations and adjustments required under sections 751 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the receipt of the Allocation, the Sellers’ Representative will propose any changes, and the Sellers’ Representative and Buyer shall cooperate in good faith to resolve any disagreements. If the Sellers’ Representative and Buyer are unable to resolve all disputes related to the Allocation within sixty (60) days after the Sellers’ Representative’s receipt of the Allocation as prepare by Buyer, then such remaining disputes shall be resolved by the Accounting Firm, whose determination shall be conclusive and binding absent fraud or manifest error. In case of any adjustment to the Purchase Price (or any other item of consideration for U.S. federal income tax purposes), requiring an amendment to the Allocation, Buyer shall amend the Allocation in accordance with the principles set forth in this Section 6.3(f) and provide such amended allocation to Sellers’ Representative (which, subject to the dispute resolution provisions set forth in this Section 6.3(f), shall become the Allocation). The parties agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with this Section 6.3(f), except as otherwise required by a “determination” (as defined in Code Section 1313(a)).

(g)            Refunds; Credits. Any Tax refunds that are received after the Closing by the Company, any Subsidiary, Buyer or an Affiliate of the Company, any Subsidiary or Buyer, and any amounts credited against current cash Taxes otherwise due and payable in lieu of a refund to which the Company, any Subsidiary, Buyer or an Affiliate of the Company, any Subsidiary or Buyer, becomes entitled, that are attributable to the Company or any Subsidiary in a Pre-Closing Tax Period, other than amounts taken into account in Company Net Working Capital, shall be for the account of Sellers. The Company, Subsidiary or Buyer, as applicable, shall pay the amount of any such refund or credit, net of any Taxes or out-of-pocket costs and expenses, including reasonable professional fees and disbursements, incurred in connection with the receipt of such refund or credit, to Sellers’ Representative (for further distribution to the Sellers in accordance with their Payment Percentages), within fifteen (15) days after receipt or entitlement thereto.

(h)            Tax Sharing Agreements. All Tax sharing agreements, Tax indemnification agreements, or similar agreements with respect to or involving the Company or its Subsidiaries and any other Person shall be terminated on or before Closing Date and all effects of such terminations shall be deemed to occur before the Closing Date. After the Closing Date, neither Buyer nor its Subsidiaries shall be bound by any such terminated Tax sharing agreements, Tax indemnification agreements or similar agreements or have any liability thereunder. For avoidance of doubt, any agreement or arrangement the primary purpose of which is not Taxes shall not be considered a Tax sharing agreement, Tax indemnification agreement or similar agreement for purposes of this Section 6.3(h).

(i)            Post-Closing Tax Covenants. Without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), none of the Sellers, Sellers’ Representative, Buyer or any Affiliates thereof will take any of the following actions with respect to Taxes or Tax Returns of the Company or any Subsidiary, including any predecessor, in each case for any Pre-Closing Tax Period: (i) amend any previously filed Tax Return; (ii) except as set forth in the last sentence of this Section 6.3(i), make, change or revoke any Tax election; (iii) proactively initiate specific discussions or examinations with any Taxing Authority; (iv) make any voluntary disclosures; (v) extend or waive any statute of limitations with respect to any Tax or Tax Return; or (vi) file any Tax Returns for a taxable period ending on or before the Closing Date in any jurisdiction with which the Company or any Subsidiary has not previously filed Tax Returns. Buyer and Sellers agree that following the Closing Date and within applicable time limits with respect to a timely filing, the Sellers’ Representative shall be entitled to file on behalf of the Company (or require the Company to file) an IRS form for a change in accounting method, to cause a change from cash to accrual tax accounting for the taxable period that includes the Closing Date.

6.4            Employee Matters.

(a)            For a period of one (1) year following the Closing Date (but not beyond any individual’s termination of employment), Buyer shall, or shall cause one of its Affiliates to, provide to each employee of the Company or any of its Subsidiaries who continues to be employed by the Company or any of the Subsidiaries of the Company on or after the Closing Date (the “Company Employees”) to receive either (i) the base salary, hourly wages and target cash bonus opportunity amount that are substantially similar in the aggregate to those that were provided to such Company Employee immediately prior to the Closing, or (ii) the base salary, hourly wages and target cash bonus opportunity amount that are substantially similar in the aggregate to those that are provided to an employee of the Buyer or its Subsidiaries that is similarly situated to such Company Employee (it being understood that the selection of (i) or (ii) at any given time shall be in Buyer’s sole discretion, and that the forgoing obligations shall not include any equity-based, retention, severance, change-in-control or other special or non-recurring compensation). Notwithstanding the foregoing, none of Buyer, the Company or any of their respective Affiliates shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date.

(b)            Except as set forth in Schedule 6.4, for a period of one (1) year following the Closing Date (but not beyond any individual’s termination of employment), Buyer shall, or shall cause its Affiliates to, provide the Company Employee with either (i) employee benefits (excluding benefits under any defined benefit pension, change in control, retention, nonqualified deferred compensation, retiree health or welfare or equity or equity-based plan or arrangement) that are substantially similar in the aggregate to the employee benefits (excluding benefits under any defined benefit pension, change in control, retention, nonqualified deferred compensation, retiree welfare or equity or equity-based plan or arrangement) as those provided to the Company Employees immediately prior to the Closing, or (ii) employee benefits (excluding benefits under any defined benefit pension, change in control, retention, severance, nonqualified deferred compensation, retiree welfare or equity or equity-based plan or arrangement) that are substantially similar in the aggregate to the employee benefits (excluding benefits under any defined benefit pension, change in control, retention, nonqualified deferred compensation, retiree welfare or equity or equity-based plan or arrangement) provided to an employee of the Buyer or its Subsidiaries that is similarly situated to such Company Employee (it being understood that the selection of (i) or (ii) at any given time shall be in Buyer’s sole discretion). Notwithstanding the foregoing, none of Buyer, the Company nor any of their respective Affiliates shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date.

(c)            For purposes of participation of a Company Employee in any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), or other employee benefit plans or compensation arrangements maintained by Buyer or its Affiliates (including the Company or any of its Subsidiaries after the Closing) (a “Buyer Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited under the comparable Company Plan in which such Company Employee participated prior to the Closing, other than for benefit accrual purposes under any defined benefit pension plan and except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts, or shall cause its Affiliates to use commercially reasonable efforts: (i) to enable each Company Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Company Plans in which such Company Employee participated; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents to the extent so waived or satisfied under the comparable Company Plan immediately prior to the Closing, and (B) any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Company Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for the plan year in which such Company Employee’s participation in such Buyer Benefit Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for such year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d)            This Agreement is not intended to and shall not be construed to (i) amend, modify or terminate or be the adoption of any Company Plan, any Buyer Benefit Plan or any other employee benefit plan, program or arrangement (whether or not subject to ERISA), and (ii) affect Buyer’s or, following the Closing, the Company’s or any of its Subsidiaries’ ability to (A) amend, modify or terminate any Company Plan, any Buyer Benefit Plan or any other employee benefit plan, program or arrangement or (B) terminate the employment or service or any employee, director, officer or independent contractor. Nothing in this Section 6.4 shall confer upon any Person that is not a party to this Agreement (including any current or former employee, Governing Person, officer or independent contractor of the Company or Subsidiary of the Company) any right to enforce any provision of this Agreement.

6.5            Indemnification of Directors and Officers.

(a)            For a period of six (6) years from and after the Closing Date, the Company shall, and Buyer shall cause the Company to, fulfill and honor in all respects the obligations of the Company to those persons who served as Governing Persons of the Company at any time at or prior to the Closing (and those persons who served as Governing Persons of any Subsidiary of the Company at any time at or prior to the Closing) pursuant to (i) any indemnification provisions under the certificate of organization, bylaws or other organization or formation documents of the Company (and the Subsidiaries of the Company) as in effect on the date of this Agreement and (ii) any indemnity agreements between the Company (or the Subsidiaries of the Company) and any such persons as in effect on the date of this Agreement and set forth in Section 6.5(a)(ii) of the Disclosure Schedule (the persons entitled to be indemnified pursuant to such provisions and such indemnity agreements being referred to collectively as the “D&O Indemnified Parties”). To the extent permitted by Law, from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, the Company shall, and Buyer shall cause the Company and its Subsidiaries to, maintain with respect to the D&O Indemnified Parties the provisions with respect to indemnification and exculpation from liability as set forth in the certificate of organization, bylaws or other organization or formation documents of the Company (and its Subsidiaries) as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)            The Company and its Subsidiaries shall obtain as of the Closing Date a “tail” insurance policy with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the Governing Persons (as applicable) of the Company and each of its Subsidiaries (including each of the Company Professional Associations) as the directors and officers insurance policy or policies in effect as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The premium for such insurance policy shall be paid by the Company and shall be deemed to be a Company Transaction Expense.

(c)            This Section 6.5 shall survive the Closing Date, is intended to benefit and may be enforced by the Sellers’ Representative and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Company.

6.6            Preservation of Business Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a)            Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the Business Records of the Company and its Subsidiaries relating to periods prior to the Closing without first offering to turn over possession thereof to the Sellers’ Representative by written notice to the Sellers’ Representative at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)            Buyer shall and shall cause its Affiliates to allow the Sellers’ Representative and its authorized agents access to all Business Records of the Company and its Subsidiaries relating to periods prior to the Closing on reasonable advanced written notice and at reasonable times at Buyer’s principal place of business or at any location where any such Business Records are stored, and the Sellers’ Representative shall have the right, at its own expense, to make copies of any such Business Records, in each case solely to the extent as is necessary for financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or in connection with any disclosure obligation; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

(c)            Buyer shall and shall cause its Affiliates to make available to the Sellers’ Representative upon reasonable advance written notice to Buyer and at reasonable times and upon written request (i) Buyer’s personnel to use commercially reasonable efforts to assist the Sellers’ Representative in locating and obtaining any Business Records, and (ii) at the sole cost and expense of the Sellers, Buyer and the Company shall cooperate with Sellers or any of their Affiliates in anticipation of, or preparation for, any Proceeding relating to the ownership or operation of the Company or its Subsidiaries prior to the Closing (other than a Proceeding among the parties or their Affiliates relating to the Contemplated Transactions). Upon the written request of the Sellers’ Representative (but in no event more than two times during any 1-year period, except in connection with a Proceeding in which third parties are seeking documents and information from Sellers), the Buyer shall provide the Sellers’ Representative with an estimate by Buyer of the reasonable labor costs and out-of-pocket expenses it expects to incur in performing the covenants contained in this Section 6.6. Following receipt of such estimate, the Sellers’ Representative shall notify Buyer whether to proceed as requested; provided, however, that in the event that the Sellers’ Representative rejects such costs and expenses or fails to provide Buyer with written acceptance of such costs and expenses within ten (10) days of receipt of such estimate, then Buyer shall have no obligation to perform the covenants contained in this Section 6.6 that would be funded by the applicable costs and expenses. The Sellers’ Representative shall reimburse Buyer for Buyer’s reasonable labor costs and out-of-pocket expenses incurred in performing the covenants contained in this Section 6.6 and shall take all steps such that fulfilling Seller Representative’s requests under this Section 6.6 do not unduly interfere with the normal conduct of Buyer’s business.

(d)            Nothing in this Section 6.6(d) requires Buyer to permit any inspection, or to disclose any information, to the extent the provision of such disclosure (i) violates any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) results in a violation of applicable Law, or (iii) results in loss of legal protection, including the attorney-client (or similar) privilege and work product doctrine.

6.7            Proprietary Information.

(a)            Prior to the date hereof, (i) U-Rohde, G-Rohde, J-Rohde and M-Rohde and their Affiliates (excluding the Company and its Subsidiaries) utilized their email accounts with the Company to conduct the personal business of those Sellers and their Affiliates (excluding the Company and its Subsidiaries) (“Sellers’ Personal Communications”) in which personal and confidential documents were frequently attached and which included both correspondence with Persons having no relationship to the Company and its Subsidiaries as well as correspondence (relating to the personal business of those Sellers and their Affiliates) to and from employees and independent contractors of the Company and its Subsidiaries, and (ii) copies of proprietary and confidential information of such Sellers and their Affiliates were frequently maintained in the Company files and computer systems, relating to personal, strategic, technical, and/or marketing plans of Sellers and their Affiliates (excluding the Company and its Subsidiaries) and their various operations and family affairs which are unrelated to the Company and its Subsidiaries (together with the Sellers’ Personal Communications, the “Seller Confidential Information”). Sellers shall use commercially reasonable efforts to remove all the Seller Confidential Information from the Company’s files and computer systems (including back-up records) prior to the Closing Date. For the avoidance of doubt, the Seller Confidential Information shall not include (and Sellers shall not remove) any patient information, Company Data, any of the Company’s Intellectual Property or any of the Company’s Confidential Information and no such information shall be removed by Sellers from the Company’s files and computers systems at any time. Upon request by Buyer, Sellers and the Company shall provide reasonable evidence and/or access to the Company’s files and computer systems (including back-up records) in order to confirm that any Seller Confidential Information removed from such files and computer systems was done so in accordance with this Section 6.7.

(i)            To the extent Sellers fail to remove all of the Seller Confidential Information from the Company’s files and computer systems (including back-up records) prior to Closing, after Closing, at Sellers’ sole cost and expense, the Company shall cooperate with the Sellers and their Affiliates to remove from the Company’s files and computer systems (including back-up records) any remaining Seller Confidential Information that is identified by Sellers to Buyer or the Company and provide copies thereof to Sellers and their Affiliates. Upon the written request of the Sellers’ Representative (but in no event more than two times during any 1-year period), the Buyer shall provide the Sellers’ Representative with an estimate by Buyer of the reasonable labor costs and out-of-pocket expenses it expects to incur in performing the covenants contained in this clause (i). Following receipt of such estimate, the Sellers’ Representative shall notify Buyer whether to proceed as requested; provided, however, that in the event that the Sellers’ Representative rejects such costs and expenses or fails to provide Buyer with written acceptance of such costs and expenses within ten (10) days of receipt of such estimate, Buyer shall have no obligation to perform the covenants contained in this clause (i) that would be funded by the applicable costs and expenses. If following removal it is determined that any removed information did not contain Seller Confidential Information, Sellers will, and will cause their Affiliates to, at Seller’s sole cost and expense provide the Company with such documents that do not contain Seller Confidential Information.

(ii)            From and after the Closing, Buyer agrees that it and its Controlled Affiliates will not knowingly use or disclose any Seller Confidential Information for any purpose whatsoever. The obligations of Buyer and its respective Controlled Affiliates under this Section 6.7(a)(ii) shall not apply to Seller Confidential Information which (A) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.7(a); (B) is required to be disclosed by Law; provided, however, that, in any such case, Buyer shall notify the Sellers’ Representative (to the extent permitted by Law) prior to disclosure and agrees that Sellers may take, at Sellers’ sole cost and expense, appropriate measures to preserve the confidentiality of such Seller Confidential Information; (C) is received by Buyer or any of its Affiliates or representatives on a non-confidential basis from a source other than Sellers, the Company or its Subsidiaries not in violation of a confidentiality obligation to Sellers or (D) is independently developed by Buyer or any of its Affiliates or representatives without reference to or use of any Seller Confidential Information.

(b)            From and after the Closing, each Seller shall, and shall cause its Affiliates and direct its representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other person or entity any confidential information, proprietary information, technology, know-how, trade secrets (including all results of research and development), industrial designs, customer lists, franchises, inventions or other intellectual property regarding Buyer, the Company, their respective Subsidiaries or their business and operation (including confidential information of third parties) (“Company Confidential Information”) in its possession or control. The obligations of Sellers under this Section 6.7(b) shall not apply to Company Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.7(b); (ii) is required to be disclosed by Law; provided, however, that, in any such case, the relevant Seller shall notify Buyer (to the extent permitted by Law) prior to disclosure and agrees that Buyer may take at Buyer’s sole cost and expense appropriate measures to preserve the confidentiality of such Company Confidential Information; (iii) is received by a Seller, its Affiliates or its representatives on a non-confidential basis from a source other than Buyer, the Company or their respective Subsidiaries or representatives not in violation of a confidentiality obligation to Buyer, the Company or any of its Subsidiaries (or, in the event of third party confidential information, to the third party owning such confidential information) or (iv) is independently developed by a Seller, or their respective Affiliates or representatives without reference to or use of any Company Confidential Information.

(c)            The provisions of this Section 6.7 shall survive the Closing. The parties hereto agree that notwithstanding anything to the contrary contained in the Confidentiality Agreements, the Confidentiality Agreements will terminate at the Closing.

6.8            Non-Solicitation; Non-Competition.

(a)            Between the date hereof and the earlier of two (2) years after the Closing or the termination of this Agreement, each Seller shall not, and shall cause its Affiliates not to, knowingly solicit any employees or independent contractors of (x) the Company or its Subsidiaries, or (y) the Buyer or its Affiliates (other than the Company and its Subsidiaries) who such Seller first learned of or had contact with in connection with or as a result of the Contemplated Transactions, to leave the employ of Buyer or its Affiliates (including the Company and its Subsidiaries), as applicable, or violate the terms of their contracts, or any employment arrangements, with Buyer or its Affiliates (including the Company and its Subsidiaries), as applicable; provided, that nothing in this Section 6.8(a) shall prohibit Sellers or any of their Affiliates from soliciting any such employee or independent contractor as a result of (x) a general solicitation to the public or general advertising, including through internet job postings or the use of a search firm or other employment agency (so long as not specifically directed by Sellers or their Affiliates at such employees or independent contractor) or (y) the solicitation of any individual whose employment or engagement with Buyer and its Affiliates (including the Company and its Subsidiaries) has been terminated for at least six (6) months at the time of such solicitation or hiring.

(b)            For a period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing, each Seller shall not, and shall cause its Affiliates not to, call-on, contact, induce, solicit or do business with, or attempt to call-on, contact, induce, solicit or do business with any past, present or bona fide prospective (i) customers of the Company or its Subsidiaries or (ii) suppliers, referral sources or other business relations of the Company or its Subsidiaries for purposes of engaging in a Restricted Business or that are competitive with the businesses of the Company, Buyer or their respective Affiliates, or act in any other manner that would interfere with the business relationship between the Company and its Subsidiaries, on the one hand, and their customers, suppliers, referral sources or other business relations, on the other hand.

(c)            For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing (such period, the “Restricted Period”), U-Rohde, G-Rohde, J-Rohde and M-Rohde shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) engage in the Restricted Business in the Restricted Territory, or (ii) have an equity interest in any Person that engages in the Restricted Business in the Restricted Territory; provided, that each Seller and its Affiliates may at any one time hold a passive investment of less two percent (2%) in the aggregate of the outstanding ownership interests of a Person that is engaged in the Restricted Business in the Restricted Territory; provided further, however, that the Sellers and their Affiliates shall not collectively hold passive investments of greater than four percent (4%) in the aggregate of the outstanding ownership interests in any such Person.

(d)            For a period commencing on the Closing Date and ending on the expiration of the Restricted Period, each Seller shall not (and shall cause its Affiliates not to) directly (or through any other Person or entity) make any statements (whether orally or in writing, in any forum or through any medium of communication) that disparage, denigrate or malign Buyer, the Company, their Subsidiaries or any of their respective Governing Persons, employees or investors (collectively, the “Buyer Group”) or any of their respective businesses, activities, operations, products, services or reputations.

(e)            The parties hereto acknowledge that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions. Neither Sellers nor their Affiliates shall contest that remedies at Law for any breach or threat of breach of the provisions of this Section 6.8 will be inadequate, and each party hereto agrees that that the Buyer Group shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 6.8 and to enforce specifically such terms and provisions, in addition to any other remedy to which such Person may be entitled at Law or equity, as well as the attorneys’ fees and costs incurred by such Person in enforcing the obligations of this Section 6.8. The restrictive covenants contained in this Section 6.8 are covenants independent of any other provision of this Agreement or any other agreement between the parties and the existence of any claim that Sellers or their Affiliates may have or allege against Buyer or any other member of the Buyer Group under any provision of this Agreement or any other agreement or otherwise will not prevent the enforcement of the obligations in this Section 6.8. The parties hereto agree and intend that the obligations under this Section 6.8 shall be tolled during any period for which it has been lawfully determined that any party is in breach of any of its obligations hereunder, so that the Buyer Group is provided with the full benefit of the Restricted Period set forth herein.

(f)            In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the duration, scope, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum duration, scope, or other limitations permitted by applicable Law.

(g)            Each of Buyer’s Subsidiaries is an express third party beneficiary of this Section 6.8 with rights to enforce the same.

(h)            For avoidance of doubt, the Company Professional Association Owners shall not be considered Affiliates of any Seller for purposes of this Section 6.8.

6.9            Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and the Sellers’ Representative agree; provided, that in the event that the parties cannot agree, either party shall be permitted to make any disclosure required by Law. Prior to the Closing, none of Buyer, the Company or any Seller will issue or make (or permit any Controlled Affiliate to issue or make) any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without (a) the prior consent of Buyer, in the case of Sellers or the Company, or (b) the prior consent of the Sellers’ Representative, in the case of Buyer, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations required by Law shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

6.10            Commercially Reasonable Efforts; Written Consents Under Material Contracts.

Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of their respective conditions set forth in Article VII; provided, that nothing in this Section 6.10 shall be construed to require a party to waive any condition set forth in Article VII. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make, as promptly as reasonably practicable, all necessary filings and submissions with, any third party or Governmental Authority in connection with the Contemplated Transactions (including under those Contracts set forth on Section 6.10 of the Disclosure Schedule); provided, that in no event shall the Company or any of its Subsidiaries be obligated following Closing to pay any fee, penalty or other consideration, or modify any Contract, to obtain any consent, approval, clearance, order, waiver or authorization in connection with the Contemplated Transactions under any Contract. After Closing, the Sellers and the Sellers’ Representative shall provide reasonable assistance and cooperate with the Buyer and the Company to resolve any lease defaults that have not been cured as of the Closing Date and to obtain any Landlord Consents that have not been obtained as of the Closing Date.

6.11            Intercompany Arrangements.

(a)            As of the Closing, the coverage under all insurance policies maintained by Sellers or any of their Affiliates related to the Company and/or any of its Subsidiaries shall cease and continue in force only for the benefit of Sellers and their Affiliates (other than the Company and its Subsidiaries) with respect to occurrences from and after the Closing; provided, that coverage under such insurance policies shall continue in force for the benefit of the Company, and its Subsidiaries with respect to occurrences prior to the Closing Date in accordance with the terms of such insurance policies. Buyer agrees to arrange for its own account insurance policies with respect to the Company and its Subsidiaries covering all periods beginning from and after the Closing and agrees not to seek (and to cause the Company and its Subsidiaries not to seek from and after the Closing), through any means, to benefit from any of the insurance policies maintained by Sellers or any of their Affiliates which may provide coverage for claims relating in any way to the Company and/or any of its Subsidiaries, other than such claims with respect to occurrences prior to the Closing Date which shall continue following the Closing to be covered by Sellers and their Affiliates pursuant to the terms of the applicable insurance policies. Buyer further acknowledges and agrees that Buyer, the Company or any of its Subsidiaries shall not be entitled to any reimbursement or repayment of premiums paid by the Company or any of its Subsidiaries under any insurance policies for which coverage is being terminated as of Closing.

(b)            Sellers shall settle, by dividends, whether actual or deemed, by capital contributions, whether actual or deemed, or otherwise, as the case may be, in a manner determined by Sellers, all inter-company receivables and/or payables outstanding between Sellers and their Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, prior to the Closing Date.

(c)            Sellers shall cause all agreements between Sellers and their Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, other than those agreements listed on Section 6.11(c) of the Disclosure Schedule, to be terminated on or prior to the Closing Date without any continuing liability to the Company and its Subsidiaries, and all resulting payments to be settled on or before the Closing Date.

6.12            No Solicitation.

From the date of this Agreement through the Closing, Sellers, the Company and its Subsidiaries shall not, and Sellers, the Company and its Subsidiaries shall not permit their Affiliates, Governing Persons, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Buyer or its Affiliates) concerning any merger, sale of assets or sale of equity of, or similar transaction involving, the Company or any of its Subsidiaries.

6.13            Advice of Changes.

Each of the parties shall promptly advise the others of (a) to the extent permitted by Law, any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions, (b) any Proceedings commenced, or to such party’s knowledge, threatened in writing, against Sellers, the Company or any of its Subsidiaries or Buyer, as applicable, that are related to the Contemplated Transactions and (c) any fact, change, event or circumstance known to such party, any breach, inaccuracy or misrepresentation of a representation or warranty of such party set forth in this Agreement or any breach or non-performance of a covenant, agreement or other obligation of such party set forth in this Agreement (i) that has had or would reasonably be expected to have, either individually or in the aggregate with all other such matters, in the case of the Company, its Subsidiaries and Sellers, a Company Material Adverse Effect or, in the case of Buyer or its Subsidiaries, a material and adverse effect on the ability of Buyer to consummate the Contemplated Transactions, or (ii) which it believes would or would be reasonably expected to cause a condition to Closing set forth in Article VII to not be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.13 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company, any Seller or Buyer be deemed to amend or supplement the Disclosure Schedule, or constitute an exception to any representation or warranty.

6.14            R&W Policy.

The Company and each Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to make effective the R&W Policy at the Closing and, at and prior to the Closing, provide assistance as reasonably requested by Buyer with respect to the R&W Policy (including engaging in, and providing documents in connection with, additional underwriting by the insurer and its representatives). The premiums related to, and all the other costs and expenses relating to the origination of the R&W Policy shall be paid by Buyer, as and when required in accordance with the terms of the R&W Policy and, for the avoidance of doubt, shall not be considered Company Transaction Expenses. The R&W Policy shall disclaim any subrogation rights or other right of recourse by the issuer of such R&W Policy against any of the Sellers and their Affiliates, except in the event of Fraud by such Seller, Affiliate or the Company. Buyer shall not (and shall not, to the extent it has the power or right to exercise control over such Person, permit any other Person insured under the R&W Policy to) terminate, amend, alter or waive any rights or remedies under the R&W Policy in a manner that would be adverse to Sellers without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

6.15            Data Room.

The Sellers’ Representative shall provide to Buyer copy of the Data Room maintained by Sellers in an electronic format reasonably acceptable to Buyer no later than ten (10) Business Days following the Closing Date.

6.16            Termination of Contracts.

Effective upon the Closing, the Company and each Seller, as applicable, shall have caused the Contracts and other arrangements listed on Section 6.16 of the Disclosure Schedule to be terminated, and has provided evidence of such termination to Buyer in form and substance reasonably satisfactory to Buyer, without any ongoing obligations or liabilities Buyer or the Company or its Subsidiaries from and after the Closing.

6.17            Retention Program.

Prior to the Closing, if and to the extent requested by Buyer, the Company will adopt an employee retention program on the terms and conditions set forth on Exhibit J hereto (the “Retention Program”). Prior to Closing, Buyer, in its sole discretion, shall determine the employees eligible to receive a bonus under the Retention Program, the applicable amount of each such bonus and the vesting requirements applicable to the bonus, and the Company will cause such bonuses to be so awarded. If the Closing occurs, any amounts payable under the Retention Program are the sole responsibility of Buyer; however, the Retention Program will not obligate the Company to pay any amounts under the Retention Program if Closing does not occur.  If this Agreement is terminated prior to the Closing in accordance with Article XI, Buyer shall have no obligation under the Retention Program, and any such obligations that continue following the termination of this Agreement will belong solely to the Company.  Neither the Sellers nor, prior to Closing, the Company or any of its Subsidiaries will terminate or make any changes, amendments or adjustments to the Retention Program (including the admission of any new participants) without Buyer’s prior written consent; provided the Company shall be entitled to terminate, change, amend or adjust the Retention Program if this Agreement is terminated prior to the Closing.

6.18            401(k) Restructure. Prior to the Closing, Sellers, the Company and its Subsidiaries shall undertake all actions necessary to complete pre-Closing conditions specified in Section 1.1(e) of the Disclosure Schedule. Following the Closing, the Sellers shall have completed the post-Closing actions specified in Section 1.1(e) of the Disclosure Schedule and shall deliver evidence reasonably satisfactory to the Buyer that such conditions have been satisfied.

6.19            Lease Defaults. Prior to the Closing, the Company, its Subsidiaries and the Sellers shall attempt in good faith to resolve each default under the applicable Material Contracts set forth in Section 3.10(b) of the Disclosure Schedule, including without limitation, the Lease Amendments. After Closing, the Sellers and the Sellers’ Representative shall provide reasonable assistance and cooperate with the Buyer and the Company to resolve any defaults that have not been cured on the Closing Date.

6.20            Rent Payments. The amount of rent owed under each Company Real Property Lease for the calendar month in which the Closing occurs (the “Rent Payments”) shall be the obligation of the Company and its Subsidiaries after Closing and shall not be a component of the Company Net Working Capital or otherwise reduce the Purchase Price. The Company shall cooperate with the Buyer as reasonably requested to help ensure that the Rent Payments are made by the Company (as owned by Buyer) on a timely basis.

6.21            Supplemental Special Indemnity Agreement. The Company and the Sellers shall use commercially reasonable efforts to cause each of the Supplemental Special Indemnity Agreements to be executed by each Indemnifying Occmed Services Member.

Article VII.
Conditions to Closing

7.1            Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Closing are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties to the extent permitted by Law):

(a)            No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, legal restraint or prohibition (whether temporary, preliminary or permanent), or initiated any Proceeding (collectively, the “Restraints”), in any case which is in effect and which enjoins, prevents or prohibits, or makes illegal, the consummation of the Closing or the Contemplated Transactions.

(b)            Governmental Approvals. All material authorizations, orders, declarations, approvals, notices or consents and filings with Governmental Authorities required in connection with the consummation of the Closing and the Contemplated Transactions, if any, shall have been obtained or made, and all applicable waiting periods (including any extension thereof) under any applicable merger notification or control Laws and regulations relating to the Contemplated Transactions.

7.2            Conditions to Sellers’ and the Company’s Obligations.

The obligations of Sellers and the Company to consummate the Closing and the Contemplated Transactions are subject to the fulfillment or satisfaction at or prior to the Closing (or, with respect to the deliveries set forth in Section 9.2 and Section 9.4, the Funding Date) of each of the following conditions (any or all of which may be waived in whole or in part by the Sellers’ Representative to the extent permitted by applicable Law):

(a)            Representations and Warranties. The representations and warranties of Buyer contained in Article V hereof, shall be true and correct (without giving effect to any “materiality,” “in all material respects” or similar qualifiers) as of the Closing Date as though made on the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific dates), except to the extent that the failure to be so true and correct (without giving effect to any “materiality,” “in all material respects” or similar qualifiers) has not had, and would not reasonably be expected to have, a material and adverse effect on the ability of Buyer to consummate the Contemplated Transactions.

(b)            Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)            Deliveries. The Sellers’ Representative shall have received the deliveries specified by Article IX (other than those deliveries contemplated by Sections 9.2 and 9.4, which shall be on the Funding Date).

7.3            Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Closing and the Contemplated Transactions are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer to the extent permitted by applicable Law):

(a)            Representations and Warranties. The Company Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date). The representations and warranties of the Company and Sellers contained in Article III and Article IV hereof, respectively (other than the Company Fundamental Representations), shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) as of the Closing Date as though made on the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific dates), except to the extent that the failure to be so true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)            Performance. Each Seller and the Company shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Sellers and the Company at or prior to the Closing.

(c)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, or any change, event, circumstance, occurrence or development that would reasonably be expected to have a Company Material Adverse Effect.

(d)            401(k) Restructure. Sellers, the Company and its Subsidiaries shall have taken or caused to be taken all of the actions and completed all of the pre-Closing conditions specified in Section 1.1(e) of the Disclosure Schedule, the effect of which transferred the Company 401(k) Plan (and all associated assets and liabilities) out of the Company and its Subsidiaries.

(e)            Real Property Matters. The Company shall have entered into: (i) with respect to the lease agreement (as amended) regarding the lease of premises located at 1111 Jupiter Road, Suite 100B, Plano, TX  75074, a lease amendment in a form approved by Buyer that extends the expiration of the lease term through September 30, 2025 (or such other date to which Buyer and Sellers’ Representative mutually agree); and (ii) with respect to the lease agreement regarding the lease of premises located at 3933 N. Central Expressway, Plano, TX  75073, a lease amendment in a form reasonably approved by Buyer that (A) extends the tenant’s deadline to open for business to the public at the premises to December 31, 2025 (or such other date to which Buyer and Sellers’ Representative mutually agree), and (B) waives the three (3) mile radius restriction with respect to the existing clinic located at 1300 N. Central Expressway, Plano, TX 75074 operated by an Affiliate of Buyer (collectively, the “Lease Amendments”).

(f)            Written Consents. The Company and its Subsidiaries shall have delivered the duly executed written consents of at least all but four (4) of the landlords set forth in Section 6.10 of the Disclosure Schedule, in each case in a form satisfactory to Buyer in its reasonable discretion (the “Landlord Consents”); provided, however, that the aggregate amount of location level EBITDA (for the trailing 12-month period ending on the Closing Date) of the locations for which consents remain outstanding cannot exceed $3,000,000.00.

(g)            Deliveries. Buyer shall have received the deliveries specified by Article VIII.

Article VIII.
Deliveries by Sellers and the Company at Closing

On the Closing Date, the Sellers’ Representative shall deliver or cause to be delivered to Buyer:

8.1            Officer’s Certificate.

An officer’s certificate substantially in the form attached as Exhibit F signed by a senior officer of each of the Company and each Seller certifying as to compliance with the matters set forth in Sections 7.3(a), 7.3(b) and 7.3(c) as of the Closing Date.

8.2            Resignations of Directors and Officers.

Written resignations, in form and substance reasonably satisfactory to Buyer, effective immediately after the Closing, of the Governing Persons of the Company and its Subsidiaries identified in Section 8.2 of the Disclosure Schedule. Buyer and Sellers agree that, for purposes of any change-in-control severance agreements in place between the Company and any of these Governing Persons, such resignations shall not be construed to affect in any manner a Person’s right to severance benefits (or the amount thereof) under the applicable employment agreement who have not otherwise terminated their employment with the Company or previously resigned from the relevant office.

8.3            Receipt.

A receipt for the Estimated Purchase Price on the Funding Date.

8.4            Ancillary Agreements.

Duly executed counterparts from each Seller and the Sellers’ Representative to this Agreement and from each Seller (or its owners or Affiliates or other applicable counterparty (other than Buyer or its Affiliates), as applicable) and the Company to each Ancillary Agreement to which such Seller (or its owners or Affiliates or other applicable counterparty (other than Buyer or its Affiliates), as applicable) or the Company is a party.

8.5            Company’s Secretary’s Certificate.

A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (a) the Company Organizational Documents of the Company and each of its Subsidiaries, (b) good standing certificates for the Company and each of its Subsidiaries issued by the appropriate Governmental Authority of their respective jurisdictions of incorporation or organization and (c) the resolutions of the Governing Persons or other governing body and members/owners (if applicable) of each Seller and the resolutions of the board of managers and members of the Company authorizing the execution and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions.

8.6            Tax Forms.

An IRS Form W-9 duly executed by each Seller.

8.7            Release and Restrictive Covenant Agreements.

Release and Restrictive Covenant Agreements, in form and substance reasonably satisfactory to Buyer, effective as of the Closing Date, of each of Person identified on Section 8.7 of the Disclosure Schedule (collectively, the “Release and Restrictive Covenant Agreements”).

8.8            Consents.

All consents, authorizations, approvals, exemptions or waivers from Governmental Authorities or third parties identified on Section 8.8 of the Disclosure Schedule.

8.9            Escrow Agreement.

The Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent.

8.10            Raymond James Release.

A duly executed assumption and release agreement between the Company and Raymond James & Associates, Inc., whereby Sellers assume the Company’s obligations to Raymond James & Associates, Inc. and Raymond James & Associates, Inc. releases the Company, in form and substance reasonably satisfactory to Buyer.

8.11            Transfer of Ownership of the Company Professional Associations.

Evidence, in the reasonable satisfaction of Buyer, that each Company Professional Association Owner has (i) transferred the Equity Securities in each Company Professional Association to the licensed medical professional(s) identified by Buyer in its sole discretion, (ii) executed a general release of claims in favor of the Company, the applicable Company Professional Association and any of their respective Subsidiaries, and (iii) Occmed Services (the “Company Professional Association Transfer Documents”).

8.12            Payoff Letters.

Payoff letters (the “Payoff Letters”) in respect of each item of Company Indebtedness constituting the Company Closing Debt Amount listed in Section 8.12 of the Disclosure Schedules (unless otherwise agreed by Buyer), in form and substance reasonably satisfactory to Buyer that (a) specifies the aggregate amount required to be paid to fully satisfy such Company Indebtedness and obligations (including principal, interest, fees, expenses and other amounts payable under such Company Indebtedness) that will be outstanding as of the Closing Date, and (b) provides for the discharge and termination of such Company Indebtedness and obligations (and the termination of all guarantees and Liens, if any, in connection therewith relating to the assets of the Company or any Subsidiary thereof) upon the payment of the amounts set forth therein on the Closing Date. Each such Payoff Letter shall include either (i) UCC-3 termination statements and fully executed short-form termination and release agreements (including leasehold mortgage releases) with respect to any and all security interests in any assets that, when filed or recorded, as the case may be, will be sufficient to release any and all such security interests in such assets, and the authorization for Buyer or the Company to file or record such documents (unless already filed concurrently with delivery of such Payoff Letter), in each case to the extent securing such Company Indebtedness or (ii) an affirmative obligation on behalf of the holder of such Company Indebtedness to release such security interests following its receipt of payment in full of such Company Indebtedness.

8.13            Assignment of Membership Interests.

An Assignment of Membership Interests, duly executed by each Seller.

8.14            401(k) Restructure.

Evidence reasonably satisfactory to Buyer of the satisfaction in all respects of the pre-Closing conditions specified in Section 1.1(e) of the Disclosure Schedule.

8.15            Lease Amendments.

The Lease Amendments, duly executed by the applicable parties thereto.

8.16            Supplemental Special Indemnity Agreements.

A Supplemental Special Indemnity Agreement, duly executed by each Indemnifying Occmed Services Member in a form reasonably satisfactory to Buyer, other than Rochelle Latkanich and the Pucek Family Living Trust.

8.17            Landlord Consents.

The Landlord Consents, duly executed by the applicable parties thereto.

8.18            Household Staff.

Evidence reasonably satisfactory to Buyer that household staff have been removed from any Company Plan.

8.19            Other Deliveries.

The Sellers shall cooperate in good faith to deliver such other documents or instruments as Buyer reasonably requests to consummate the Contemplated Transactions; provided that delivery by the Company or the Sellers of any document or instrument not expressly required under Article VIII shall not be a condition to Buyer’s obligation to Close.

Article IX.
Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to the Sellers’ Representative:

9.1            Officer’s Certificate.

A certificate substantially in the form attached as Exhibit G signed by an authorized signatory of Buyer certifying as to compliance with the matters set forth in Sections 7.2(a), and 7.2(b) as of the Closing Date.

9.2            Purchase Price.

(a)            On the Funding Date, the Closing Cash Payment by wire transfer of immediately available funds, to an account designated by the Sellers’ Representative prior to the Closing Date pursuant to Section 2.2(b)(i); and

(b)            On the Funding Date, Buyer shall have delivered the Adjustment Escrow Amount, by wire transfer of immediately available funds, to the Escrow Agent pursuant to Section 2.2(b)(ii).

(c)            On the Funding Date, Buyer shall have delivered the Special Indemnity Escrow Amount, by wire transfer of immediately available funds, to the Escrow Agent pursuant to Section 2.2(b)(iii).

(d)            On the Funding Date, Buyer shall have delivered the Supplemental Special Indemnity Escrow Amount, by wire transfer of immediately available funds, to the Escrow Agent pursuant to Section 2.2(b)(iv).

9.3            Ancillary Agreements.

Duly executed counterparts from Buyer to this Agreement to any other Ancillary Agreement to which Buyer is a party.

9.4            Other Payments.

Evidence reasonably satisfactory to the Sellers’ Representative that the payments contemplated by Section 2.2(b)(i), Section 2.2(b)(v), Section 2.2(b)(vi) and Section 2.2(b)(vii) (to the extent paid on the Funding Date) have been duly made.

9.5            Escrow Agreement.

The Escrow Agreement, duly executed by Buyer.

9.6            Other Deliveries.

The Buyer shall cooperate in good faith to deliver such other documents or instruments as Sellers reasonably request to consummate the Contemplated Transactions; provided that delivery by the Buyer of any document or instrument not expressly required under Article IX shall not be a condition to Buyer’s obligation to Close.

Article X.
Survival; Indemnification

10.1            No Survival.

Each of Buyer, Sellers and the Company, intending to modify any applicable statute of limitations, agree that (a) (i) all of the representations and warranties in this Agreement (as modified by the Disclosure Schedule), and in any certificate or other instrument delivered pursuant hereto and (ii) the covenants and agreements set forth herein to the extent that they require performance prior to the Closing, shall, in the case of each of (i) and (ii), except with respect to any Fraud, terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party hereto or any of their respective Affiliates in respect thereof except with respect to Fraud and (b) all other covenants and agreements set forth herein shall survive the Closing until performed in accordance with their respective terms; provided, that this Section 10.1 shall not in any way limit any claim, cause of action or recovery arising from Fraud or any claim or recovery available to Buyer, the Company, its Subsidiaries, their Affiliates and each of their respective Governing Persons, employees, agents, representatives, equityholders, successors, assigns and Affiliates under the R&W Policy.

10.2            Indemnification.

(a)            Subject to the terms set forth in this Section 10.2 (including, without limitation, the limitations set forth in Section 10.2(c)), from and after the Closing:

(i)            Sellers, jointly and severally, shall indemnify, defend and hold harmless the Buyer, its Affiliates and its representatives (including, following the Closing, the Company and its Subsidiaries) (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred, suffered, or paid by the Buyer Indemnified Parties to the extent arising out of, relating to or resulting from any of the matters described on Section 10.2(a)(i) of the Disclosure Schedule (the “Special Indemnified Matters”), and

(ii)            Occmed Services shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred, suffered, or paid by the Buyer Indemnified Parties to the extent arising out of, relating to or resulting from any of the matters described on Section 10.2(a)(ii) of the Disclosure Schedule (the “Supplemental Special Indemnified Matters”).

(b)            Subject to the limitations and other provisions of this Agreement, the obligations of Sellers and Occmed Services for the Special Indemnified Matters and the Supplemental Special Indemnified Matters, as applicable, as set forth in Section 10.2(a) shall commence on the Closing Date and survive the Closing and remain operative and in full force and effect until the date which is twenty-four 24 months following the Closing Date (the “Expiration Date”), and shall terminate upon the Expiration Date; provided that any claim for indemnification under this Section 10.2 asserted by a Buyer Indemnified Party in good faith in writing by delivery of a Claim Notice to Sellers’ Representative on or before the Expiration Date (each, an “Indemnification Claim”) shall survive the Expiration Date until resolved in accordance with this Section 10.2 or judicially determined. The parties acknowledge and agree that with respect to any Indemnification Claim that is permitted pursuant to the terms of this Section 10.2, the survival period set forth and agreed to in this Section shall govern when any such Indemnification Claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

(c)            Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations of Sellers set forth in Section 10.2(a) shall be subject to the following limitations:

(i)            The aggregate amount for which Sellers shall be liable for any Losses (including any expenses incurred by the Buyer Indemnified Parties in defending any Special Indemnified Matter) subject to indemnification under Section 10.2(a)(i) shall not exceed Two Million Five Hundred Thousand Dollars and 00/100 Dollars ($2,500,000), plus the amount of all interest accrued in the Special Indemnity Escrow Account.

(ii)            The aggregate amount for which Occmed Services shall be liable for any Losses (including any expenses incurred by the Buyer Indemnified Parties in defending any Supplemental Special Indemnified Matter) subject to indemnification under Section 10.2(a)(ii) shall not exceed Three Million Dollars and 00/100 Dollars ($3,000,000.00), plus the amount of all interest accrued in the Supplemental Special Indemnity Escrow Account; provided that for purposes of clarity nothing shall limit Buyer’s rights against the Indemnifying Occmed Services Members under the Supplemental Special Indemnity Agreements.

(iii)            As the exclusive remedy for any Losses under Section 10.2(a) (other than any Losses arising out of Fraud), including any expenses incurred by the Buyer Indemnified Parties in defending any claim, and notwithstanding anything to the contrary set forth herein, the Buyer Indemnified Parties shall be entitled to recover the amount of any Losses solely:

(A)            with respect to the Special Indemnity Matters, from the Special Indemnity Escrow Funds then remaining in the Special Indemnity Escrow Account; or

(B)            with respect to Supplemental Special Indemnified Matters, from the Supplemental Special Indemnity Escrow Funds then remaining in the Supplemental Special Indemnity Escrow Account; provided that nothing shall limit Buyer’s rights against the Indemnifying Occmed Services Members under the Supplemental Special Indemnity Agreements;

and no Losses (other than Losses arising from Fraud) from any Indemnification Claim shall be recovered or recoverable directly from any Seller or any of their respective Affiliates (whether before or after funds are released from the Special Indemnity Escrow Funds or the Supplemental Special Indemnity Escrow Funds, as applicable); provided that notwithstanding the foregoing nothing shall limit Buyer’s rights against the Indemnifying Occmed Services Members under the Supplemental Special Indemnity Agreements.

(iv)            Payments to a Buyer Indemnified Party in respect of an indemnifiable Losses under this Section 10.2 shall be reduced by any insurance proceeds and any indemnity, contribution, or other similar payment actually received from a third-party (including, without limitation, any insurer) net of related costs and expenses incurred by the Buyer Indemnified Parties to enforce payment from such third-party (including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks) by the Buyer Indemnified Parties with respect to such Losses. If such insurance proceeds, indemnity payments or other recoveries are received by the Buyer Indemnified Parties after the date on which Sellers satisfy any Losses arising out of the applicable Indemnification Claim to the Buyer Indemnified Parties out of the Special Indemnity Escrow Funds or the Supplemental Special Indemnity Escrow Funds, the Buyer Indemnified Parties shall remit such insurance proceeds, indemnity payments or other recoveries (A) prior to the Special Indemnity Escrow Release Date or the Supplemental Special Indemnity Escrow Release Date (as applicable), directly to the Special Indemnity Escrow Account or the Supplemental Special Indemnity Escrow Account, as the case may be or (B) (1) after the Special Indemnity Escrow Release Date, if such Buyer Indemnified Party received funds from the Special Indemnity Escrow Fund, to Sellers pro rata in accordance with their Payment Percentages or (2) after the Supplemental Special Indemnity Escrow Release Date, if such Buyer Indemnified Party received funds from the Supplemental Special Indemnity Funds, to Occmed Services for further distribution to the members of Occmed Services, as applicable (in each case, net of related costs and expenses incurred by the Buyer Indemnified Parties to enforce payment from such third-party insurer, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargeback, such remitted amounts will not exceed the amounts actually paid by Sellers to the Buyer Indemnified Parties from the Special Indemnity Escrow Funds or the Supplemental Special Indemnity Escrow Funds, or otherwise) no later than five (5) Business Days after the receipt of such insurance proceeds, indemnity payments or other recoveries.

(d)            In the event that any Buyer Indemnified Party receives notice of any Third-Party Claim subject to indemnification hereunder, the Buyer Indemnified Party (or Buyer on behalf of the Buyer Indemnified Party) shall promptly notify Sellers’ Representative in writing of such Third-Party Claim and of the Buyer Indemnified Party’s claim of indemnification with respect thereto (the “Third-Party Claim Notice”); provided that the failure to promptly notify Sellers’ Representative shall not limit the indemnification obligations of Sellers under Section 10.2(a) except to the extent Sellers are materially prejudiced thereby. Such Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail and the basis for indemnification hereunder, shall include copies of correspondence from or to such third party (or its representatives) related to the matter giving rise to such Third-Party Claim, and shall, to the extent then estimable, indicate the estimated amount of the Losses that has been or may be sustained by the Buyer Indemnified Party, if reasonably practicable.

(e)            Sellers’ Representative, at its option, may participate in, or upon written acknowledgement to the Buyer Indemnified Party of Sellers’ obligation to indemnify the Buyer Indemnified Party hereunder against Losses that may result in the Third-Party Claim (subject to the limitations set forth in this Section 10.2), may assume the defense thereof at the expense of Sellers (which expenses shall not be drawn from the Special Indemnity Escrow Account or the Supplemental Special Indemnity Escrow Account) unless the Buyer Indemnified Party shall have been advised in writing by counsel (with a copy to the Sellers’ Representative) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Sellers and so long as (and only for so long as): (1) the Third-Party Claim involves solely monetary Losses, (2) the defense of the Third-Party Claim by the Sellers, will not, in the reasonable judgment of the Buyer Indemnified Party, have any continuing adverse effect on the Buyer Indemnified Party’s business, assets, operations or financial conditions, (3) Sellers diligently defend in good faith such Third-Party Claim and keep the Buyer Indemnified Party reasonably informed of the progress of such Third-Party Claim, (4) Sellers demonstrate to the Buyer Indemnified Party’s reasonable satisfaction that, as of such time, Sellers have sufficient resources in order to pay for the defense of such Third-Party Claim and (taking into account the amount then remaining of the Special Indemnity Escrow Amount or the Supplemental Special Indemnity Escrow Amount, as applicable) indemnify for the full amount of any potential Losses in connection with such Third-Party Claim, (5) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Proceeding and (6) the Losses that may result from the Third-Party Claim along with any and all other pending claims against Sellers are not reasonably expected to exceed the amount then remaining of the Special Indemnity Escrow Funds or the Supplemental Special Indemnity Escrow Fund, as applicable.

(f)            Sellers’ Representative shall have thirty (30) days after receipt of a Third-Party Claim Notice to notify the Buyer Indemnified Party in accordance with the foregoing Section 10.2(e) if Sellers elect to assume the defense of such Third-Party Claim in connection with a Special Indemnified Matter or Supplemental Special Indemnified Matter. If Sellers’ Representative delivers the required notice and elects to assume the defense of such Third-Party Claim, Sellers shall be entitled, at Sellers’ expense (which expenses shall not be drawn from the Special Indemnity Escrow Account or Supplemental Special Indemnity Escrow Account) to conduct and control the defense and settlement of such Third-Party Claim through counsel of their own choosing that is reasonably acceptable to Buyer, provided, further, that the Buyer Indemnified Party may participate in the defense of such Third-Party Claim with its own counsel at its own expense and shall be provided with copies of all material correspondence, pleadings and documents relating to any such Third-Party Claim obtained by the Sellers’ Representative in connection with the Third-Party Claim; provided that notwithstanding the foregoing, Buyer shall be entitled to recover the fees and expenses of such counsel from the Special Indemnity Escrow Account or Supplemental Special Indemnity Escrow Account, as applicable (i) to the extent incurred by the Buyer Indemnified Party prior to the date Sellers assume control of the defense of the Third-Party Claim or during any period in which Sellers cease to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 10.2, or (ii) if the Buyer Indemnified Party shall have been advised in writing by counsel (with a copy to the Sellers’ Representative) that representation of both the Sellers and the Buyer Indemnified Party by the same counsel would create a conflict of interest.

(g)            With respect to any Third-Party Claim for which the Buyer Indemnified Party is entitled to assume the defense:

(i)            If Sellers are not entitled to assume the defense of, Sellers elect not to assume the defense of, or Sellers’ Representative fails to notify the Buyer Indemnified Party within thirty (30) days after receipt of the Third-Party Claim Notice of Sellers’ assumption of the defense of a Third-Party Claim subject to indemnification under Section 10.2(a), the Buyer Indemnified Party shall be entitled to assume the defense of such Third-Party Claim at the Sellers’ expense (through recoveries from the Special Indemnity Escrow Account or the Supplemental Special Indemnity Escrow Account), and Sellers’ Representative may participate in the defense of such Third-Party Claim with its own counsel at its own expense and shall be provided with copies of all material correspondence, pleadings and documents relating to any such Third-Party Claim obtained by the Buyer Indemnified Party in connection with the Third-Party Claim; provided that the Buyer Indemnified Party may not settle any Third-Party Claim for which the Buyer Indemnified Party is entitled to indemnification under this Section 10.2(a) without Sellers’ Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)            In addition, in connection with Third-Party Claims made with respect to a Supplemental Special Indemnified Matter, the Indemnifying Occmed Services Members shall have the right to participate in the defense with counsel selected by such Indemnifying Occmed Services Members, at their own expense and shall be provided with copies of all material correspondence, pleadings and documents relating to any such Third-Party Claim obtained by the Buyer Indemnified Party in connection with the Third-Party Claim.

(h)            If Sellers control the defense of a Third-Party Claim in accordance with the provisions of this Section 10.2, Sellers shall obtain the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, discharge or acknowledgement of the validity of such Third-Party Claim.

(i)            Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of, or response to, any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(j)            Any claim by a Buyer Indemnified Party on account of a Loss resulting from a Special Indemnified Matter which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnified Party giving the Sellers’ Representative reasonably prompt written notice thereof; provided that the failure to promptly notify the Sellers’ Representative shall not limit the indemnification obligations of Sellers under Section 10.2(a) except to the extent Sellers are materially prejudiced thereby. Such notice by the Buyer Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnified Party. The Sellers’ Representative shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Buyer Indemnified Party shall allow the Sellers’ Representative and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer Indemnified Party shall assist the Sellers’ Representative’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Sellers’ Representative or any of its professional advisors may reasonably request. If the Sellers’ Representative does not so respond within such 30-day period, the Sellers’ Representative shall be deemed to have rejected such claim, in which case the Buyer Indemnified Party shall be free to pursue such remedies as may be available to the Buyer Indemnified Party on the terms and subject to the provisions of this Agreement. For avoidance of doubt, a Supplemental Special Indemnified Matter cannot be asserted as a Direct Claim.

(k)            If it is determined under the terms of this Agreement (whether by mutual written agreement of the parties or by order of a court of competent jurisdiction or by deemed acceptance pursuant to Section 10.2(j)) that any of the Buyer Indemnified Parties are entitled to an indemnification payment from the Special Indemnity Escrow Funds, then subject to the other terms of this Agreement and the Escrow Agreement, a representative of Buyer and the Sellers’ Representative shall execute and deliver a joint written instruction to the Escrow Agent to pay the Buyer Indemnified Parties out of the Special Indemnity Escrow Funds the amount of such indemnification payment. To the extent the Special Indemnity Escrow Funds are not fully distributed on or prior to 24 months (if the last day of such period is not a Business Day, then the period in question shall end on the next succeeding Business Day) following the Closing (“Special Indemnity Escrow Release Date”), then a representative of Buyer and the Sellers’ Representative shall execute and deliver a joint written instruction to the Escrow Agent to pay the Sellers’ Representative, for further distribution to the Sellers in accordance with their Payment Percentages, the remaining balance in the Special Indemnity Escrow Account (including earnings thereon, if any); provided, that, if there is any claim by any Buyer Indemnified Party for which the Special Indemnity Escrow Funds are or may be available as of the Special Indemnity Escrow Release Date and such claim is unresolved as of the Special Indemnity Escrow Release Date (each, a “Special Indemnity Unresolved Claim”), the Sellers’ Representative and Buyer shall not be required to deliver to the Escrow Agent joint instructions to distribute to the Sellers’ Representative the amount subject to such Special Indemnity Unresolved Claim(s) (“Special Indemnity Unresolved Claim Amount”), and Escrow Agent will retain in the Special Indemnity Escrow Account an amount equal to the aggregate of Special Indemnity Unresolved Claim Amounts, and upon final disposition of each Special Indemnity Unresolved Claim, the Sellers’ Representative and Buyer will jointly instruct the Escrow Agent to disburse (a) to Buyer (for the benefit of the applicable Buyer Indemnified Party) the amount of the Special Indemnity Unresolved Claim awarded or otherwise payable to any Buyer Indemnified Party, and (b) to Sellers’ Representative, for further distribution to the Sellers in accordance with their Payment Percentages, the remaining amount of the Special Indemnity Unresolved Claim Amount (with all interest thereon, if any), but only to the extent such remaining amount exceeds the amount of all then Special Indemnity Unresolved Claims asserted by the Buyer Indemnified Parties.

(l)            If it is determined under the terms of this Agreement (whether by mutual written agreement of the parties or by order of a court of competent jurisdiction) that any of the Buyer Indemnified Parties are entitled to an indemnification payment from the Supplemental Special Indemnity Escrow Funds, then subject to the other terms of this Agreement and the Escrow Agreement, a representative of Buyer and the Sellers’ Representative shall execute and deliver a joint written instruction to the Escrow Agent to pay the Buyer Indemnified Parties out of the Supplemental Special Indemnity Escrow Funds the amount of such indemnification payment. To the extent the Supplemental Special Indemnity Escrow Funds are not fully distributed on or prior to 24 months (if the last day of such period is not a Business Day, then the period in question shall end on the next succeeding Business Day) following the Closing (“Supplemental Special Indemnity Escrow Release Date”), then a representative of Buyer and the Sellers’ Representative shall execute and deliver a joint written instruction to the Escrow Agent to pay the Sellers’ Representative, for further distribution to Occmed Services, the remaining balance in the Supplemental Special Indemnity Escrow Account (including earnings thereon, if any); provided, that, if there is any claim by any Buyer Indemnified Party for which the Supplemental Special Indemnity Escrow Funds are or may be available as of the Supplemental Special Indemnity Escrow Release Date and such claim is unresolved as of the Supplemental Special Indemnity Escrow Release Date (each, a “Supplemental Special Indemnity Unresolved Claim”), the Sellers’ Representative and Buyer shall not be required to deliver to the Escrow Agent joint instructions to distribute to the Sellers’ Representative the amount subject to such Supplemental Special Indemnity Unresolved Claim(s) (“Supplemental Special Indemnity Unresolved Claim Amount”), and Escrow Agent will retain in the Supplemental Special Indemnity Escrow Account an amount equal to the aggregate of Supplemental Special Indemnity Unresolved Claim Amounts, and upon final disposition of each Supplemental Special Indemnity Unresolved Claim, the Sellers’ Representative and Buyer will jointly instruct the Escrow Agent to disburse (a) to Buyer (for the benefit of the applicable Buyer Indemnified Party) the amount of the Supplemental Special Indemnity Unresolved Claim awarded or otherwise payable to any Buyer Indemnified Party, and (b) to Sellers’ Representative, for further distribution to Occmed Services, the remaining amount of the Supplemental Special Indemnity Unresolved Claim Amount (with all interest thereon, if any), but only to the extent such remaining amount exceeds the amount of all then Supplemental Special Indemnity Unresolved Claims asserted by the Buyer Indemnified Parties.

(m)            Buyer acknowledges and agrees, on behalf of itself, the Buyer Indemnified Parties and each of their respective Affiliates, that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims and Losses (other than claims or Losses arising from Fraud) based upon, arising out of, with respect to, related to, or by reason of the Special Indemnified Matters and the Supplemental Special Indemnified Matters shall be pursuant to the indemnification provisions set forth in this Section 10.2 or, with respect to the Supplemental Special Indemnified Matters only, the Supplemental Special Indemnity Agreements. In furtherance of the foregoing, Buyer hereby waives, on behalf of itself, each other Buyer Indemnified Party and the respective Affiliates to the fullest extent permitted under Law, any and all rights, claims and causes of action based upon, arising out of, related to, with respect to or by reason of any Special Indemnified Matter or Supplemental Special Indemnified Matter that they may have against Sellers and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 10.2 or, with respect to the Supplemental Special Indemnified Matters, the Supplemental Special Indemnity Agreements. Nothing in this Section 10.2 shall limit any Buyer Indemnified Parties’ remedies on account of Fraud, breaches of covenants pursuant to Section 10.1, under the R&W Policy or injunctive relief for breaches of Section 6.8.

Article XI.
Termination

11.1            Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)            at any time, by mutual written agreement of the Sellers’ Representative and Buyer;

(b)            at any time, by either the Sellers’ Representative or Buyer if any Restraint having any of the effects set forth in Section 7.1(a) of this Agreement shall be in effect and have become final and nonappealable;

(c)            by written notice from Buyer, if a material breach of or inaccuracy in any representation or warranty or material breach of or failure to perform any covenant, agreement or other obligation of the Company or Sellers set forth in this Agreement shall have occurred, which breach, inaccuracy or failure to perform (i) would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Sections 7.1, 7.3(a), 7.3(b) or 7.3(c) and (ii) after receipt by the Sellers’ Representative of written notice from Buyer of such breach, inaccuracy or failure to perform, cannot be or has not been cured on or prior to the End Date; provided, that Buyer is not then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Buyer would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Sections 7.1 or 7.2;

(d)            by written notice from the Sellers’ Representative, if a material breach of or inaccuracy in any representation or warranty or material breach of or failure to perform any covenant, agreement or other obligation of Buyer set forth in this Agreement shall have occurred, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.1, 7.2(a) or 7.2(b), and (ii) after receipt by Buyer of written notice from the Sellers’ Representative of such breach, inaccuracy or failure to perform, cannot be or has not been cured on or prior to the End Date; provided, that neither Sellers nor the Company is then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Sellers and the Company, would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Sections 7.1 or 7.3;

(e)            by written notice from the Sellers’ Representative, if (i) as of the date the Closing should occur pursuant to Section 2.3, all of the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which would have been satisfied assuming a Closing would occur) have been satisfied or, in the sole and absolute discretion of Buyer, waived by Buyer; (ii) the Sellers’ Representative has irrevocably confirmed in writing to Buyer (x) that all of the conditions set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Sellers’ Representative (on behalf of Sellers and the Company) and (y) Sellers are prepared to consummate the Closing; (iii) Buyer fails to consummate the Closing within five (5) Business Days of the later of receipt of the notice contemplated by this Section 11.1(e) and the date the Closing should have occurred pursuant to Section 2.3; and (iv) Sellers stood ready, willing and able to complete the Closing during such five (5) Business Day period;

(f)            by written notice from either the Sellers’ Representative or Buyer to the other party, at any time after May 2, 2025 (the “End Date”) if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 11.1(f) shall not be available to such party if the breach of or inaccuracy in any representation or warranty or breach or failure to perform any covenant, agreement or other obligation of such party (or in the case of Sellers’ Representative, of Sellers or the Company) set forth in this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before such date; or

(g)            by written notice from Buyer, if a Company Material Adverse Effect shall have occurred.

11.2            Procedure and Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 11.1, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 11.1:

(a)            Buyer shall promptly cause to be returned to the Company or destroy (at Buyer’s option) all documents and information obtained from Sellers, the Company, Subsidiaries of the Company, or any of their respective representatives in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer’s investigation of the Company and its Subsidiaries from the Company or its representatives, including any copies made by or supplied to Buyer or any of Buyer’s agents of any such documents or information; provided, that Buyer and its agents and representatives shall be permitted to retain any copies of such documents and information to the extent required to comply with applicable Law or any bona fide internal document retention policy. The Sellers’ Representative and the Company shall promptly cause to be returned to Buyer or destroy (at the Sellers’ Representative’s option) all documents and information obtained from Buyer, Subsidiaries of Buyer, or any of their respective representatives in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Seller’s investigation of Buyer and its Subsidiaries from Buyer or its representatives, including any copies made by or supplied to Sellers, the Company or any of their respective agents of any such documents or information; provided, that the Sellers’ Representative, the Company and their respective agents and representatives shall be permitted to retain any copies of such documents and information to the extent required to comply with applicable Law or any bona fide internal document retention policy. In no event shall this Section 11.2(a) require the alteration, deletion, destruction or modification of computer archives, back-up tapes or back-up media made in the ordinary course of business.

(b)            No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 11.2, Section 6.9, Section 11.3, Article XII, and the Confidentiality Agreements; provided, that subject to the limitations set forth in Section 11.3, nothing herein shall relieve a party from any liability or damages arising out of its Intentional Breach.

11.3            Buyer Termination Fee.

(a)            If this Agreement is terminated by Sellers’ Representative pursuant to Section 11.1(d) or Section 11.1(e) (each, a “Specified Termination”), then, in the event of such Specified Termination, Buyer shall be liable to pay or cause to be paid to the Sellers’ Representative, for further distribution to Sellers in accordance with their Payment Percentages, a fee, in cash, equal to $10,600,000 (the “Buyer Reverse Termination Fee”). Buyer Guarantor has executed this Agreement solely for the purpose of evidencing its agreement to guarantee prompt payment of the Buyer Reverse Termination Fee pursuant to this Section 11.3(a) and making, jointly and severally with Buyer, the representation set forth in Section 5.5.

(b)            The Buyer Reverse Termination Fee, if any, shall be paid to the Sellers’ Representative, for further distribution to the Company, within five (5) Business Days following a Specified Termination, it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, (i) in no event shall Buyer be required to pay or cause to be paid the Buyer Reverse Termination Fee on more than one occasion and (ii) in no event shall Sellers be entitled to both (x) receive the Buyer Reverse Termination Fee and (y) specific performance of Buyer’s obligation to pay the Purchase Price and effect the Closing (it being understood and agreed that such specific performance shall be available to Sellers pursuant to, and only to the extent permitted by, Section 12.15).

(c)            Notwithstanding anything in this Agreement to the contrary, (i) in the event that Buyer fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (or any representation, warranty, covenant or agreement herein) prior to the Closing or otherwise fails to perform hereunder prior to the Closing (whether willfully, intentionally, unintentionally or otherwise), then, except for the right of Sellers to specific performance pursuant to, and only to the extent expressly permitted by, Section 12.15, Sellers’ right (subject to the terms, conditions and limitations hereof) to terminate this Agreement pursuant to Section 11.1(d) or Section 11.1(e) and receive from Buyer the Buyer Reverse Termination Fee pursuant to Section 11.3(a) shall be the sole and exclusive right and remedy (whether at law, in equity, in contract, in tort or otherwise) of Sellers, the Company, their respective successors and permitted assigns, and any Person claiming by, through or on behalf of any of them (it being expressly agreed that no other Person shall have any right or remedy in such circumstances) against any Person, arising out of or relating to (A) this Agreement, (B) any breach by Buyer of any representation, warranty, covenant, obligation or agreement in this Agreement or Buyer’s failure to perform under this Agreement, (C) the failure of Buyer to consummate the Closing, and (D) the Contemplated Transactions, and (ii) upon payment of the Buyer Reverse Termination Fee, none of Sellers, the Company, their respective successors and permitted assigns, or any Person claiming by, through or on behalf of any of them (it being expressly agreed that no other Person shall have any right or remedy in such circumstances) shall have any right or remedy (whether at law, in equity, in contract, in tort or otherwise) with respect to any of the matters described in clauses (A) through (D) inclusive of the immediately preceding subsection (i) or for Intentional Breach.

(d)            Notwithstanding anything to the contrary in this Agreement, in the event that the Sellers’ Representative is paid the Buyer Reverse Termination Fee, the receipt of such fee by the Sellers’ Representative shall not be deemed a penalty, but shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Sellers, the Company or any other Person with respect to the matters described in clauses (A) through (D) inclusive of Section 11.3(c)(i) and, if applicable, Buyer’s Intentional Breach, and none of Sellers, the Company or any other Person shall have any other right or remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer or any other Person (it being expressly agreed that no other Person shall have any right or remedy in such circumstances).

(e)            The provisions of Sections 11.3(b), 11.3(c) and 11.3(d) and this Section 11.3(e) are intended to be for the benefit of, and shall be enforceable by, Buyer and any other Person against whom any right or remedy is sought. The parties agree that the agreements contained in this Section 11.3 are an integral part of this Agreement and the transactions contemplated hereby and, without these agreements, the parties would not enter into this Agreement. In light of the difficulty of accurately determining actual damages with respect to the foregoing matters, the Buyer Reverse Termination Fee constitutes a reasonable estimate of the Losses that will be suffered if this Agreement is terminated or the Contemplated Transactions are otherwise abandoned or not consummated (in each case, in the circumstances in which such fees are payable) and constitutes liquidated damages (and not a penalty).

Article XII.
Miscellaneous

12.1            Expenses.

Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that all such expenses incurred by the Company or its Subsidiaries on or prior to Closing shall be paid by Sellers; provided, however, that following the Closing, Sellers shall indemnify and hold harmless Buyer, the Company and the Subsidiaries of the Company for any such pre-Closing expenses not paid prior to the Closing. For the avoidance of doubt, Buyer shall be responsible for all costs and premiums arising under the R&W Policy.

12.2            Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date sent by email of a “portable document format” (.pdf) document (c) as of the date delivered if mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day following the date sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to Sellers, the Sellers’ Representative or, prior to Closing, the Company:

Shelton Frey
23510 Caprock Ct.
Montgomery, TX 77316
Email: Shelton.frey@icloud.com

With a copy (which shall not constitute notice) to:

Becky Busker
PO Box 1577
Fredericksburg, TX 78624
Email: buskermom@gmail.com

and

Munsch Hardt Kopf & Harr, P.C.
500 N. Akard Street, Suite 2000
Dallas, TX 75201
Attention: Stuart Miller
E-mail: smiller@munsch.com
Attention: William E. Swart
E-mail: bswart@munsch.com

If to Buyer or, after Closing, the Company:

Concentra Health Services, Inc.
5080 Spectrum Drive, Suite 1200, West
Addison, Texas 75001
Attention: Timothy F. Ryan
Email: tfryan@concentra.com

With a copy (which shall not constitute notice) to:

Jackson Walker LLP
2323 Ross Avenue, Suite 6000
Dallas, TX 75201
Attention: Alden S. Crow
E-mail: acrow@jw.com

12.3            Governing Law.

This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Texas applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

12.4            Entire Agreement.

This Agreement, together with the Exhibits hereto, the Ancillary Agreements, the Disclosure Schedule, and the Confidentiality Agreements constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

12.5            Severability.

The provisions of this Agreement shall be deemed severable. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.6            Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the Company, Buyer and Sellers’ Representative; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

12.7            Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

12.8            Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Except as expressly set forth in Section 6.5, Section 6.8 and Section 11.3, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

12.9            Assignability.

This Agreement shall not be assigned in whole or part by the Company or Sellers without the prior written consent of Buyer. This Agreement shall not be assigned in whole or part by Buyer without the prior written consent the Sellers’ Representative and any purported assignment without such consent shall be null and void.

12.10            Disclosure Schedule.

No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of the Company and Sellers, on the one hand, and Buyer, on the other hand, respectively, contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant or other agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

12.11            JURISDICTION; COURT PROCEEDINGS; WAIVER OF JURY TRIAL.

ANY PROCEEDING AGAINST ANY PARTY TO THIS AGREEMENT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS SHALL BE BROUGHT EXCLUSIVELY IN THE TEXAS BUSINESS COURTS, FIRST DIVISION (OR, ONLY IF THE BUSINESS COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN DALLAS COUNTY, TEXAS) AND EACH OF THE PARTIES HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH PROCEEDING; PROVIDED, THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES NOT TO ASSERT (A) ANY OBJECTION WHICH IT MAY EVER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURTS, (B) ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (C) ANY CLAIM THAT SUCH COURT DOES NOT HAVE PERSONAL JURISDICTION WITH RESPECT TO SUCH PROCEEDING. TO THE EXTENT THAT SERVICE OF PROCESS BY MAIL IS PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN SUCH COURTS BY THE MAILING OF SUCH PROCESS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY SUCH PROCEEDING.

12.12            No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.13            Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

12.14            Remedies.

Subject to Sections 11.3 and 12.15, all remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, EXCEPT IN THE CASE OF FRAUD, THE PARTIES AGREE AND ACKNOWLEDGE THAT AS AMONG SELLERS, THE COMPANY AND BUYER THEY WILL NOT HAVE ANY LIABILITY OR RESPONSIBILITY TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY PUNITIVE DAMAGES WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THOSE DAMAGES, AND WHETHER THE CLAIM ARISES OUT OF BREACH OF CONTRACT, TORT OR OTHERWISE (EXCEPT IN ANY CASE TO THE EXTENT AWARDED TO A THIRD PARTY).

12.15            Specific Performance.

(a)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 11.3 and Section 12.15(b), the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(b)            Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 11.3, it is explicitly agreed that Sellers (and only Sellers) shall be entitled to specific performance of Buyer’s obligation to effect the Closing if, and only if:

(i)            all conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) were satisfied at the time when the Closing was required to occur pursuant to Section 2.3;

(ii)           Buyer is required and has failed to complete the Closing pursuant to Section 2.3;

(iii)          the Sellers’ Representative has irrevocably confirmed in writing to Buyer that if specific performance under this Section 12.15 is granted then Sellers will take all actions within its control to cause the Closing to occur.

12.16            Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine, electronic signature service (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or by e-mail delivery of a .“pdf” format data file (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract and each party hereto forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.17            Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the parties shall take (or shall cause its Controlled Affiliate to take) such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

12.18            Legal Representation.

(a)            Each of the parties to this Agreement acknowledges that Munsch Hardt Kopf & Harr, P.C.(“Law Firm”) currently serves as counsel to both (a) the Company and its Subsidiaries, (b) Sellers and (c) Sellers’ Representative in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions (the “Representation”). There may come a time, including after consummation of the Contemplated Transactions, when the interests of Sellers and the Company or any of its Subsidiaries may no longer be aligned or when, for any reason, Sellers, Law Firm or the Company or any of its Subsidiaries believes that Law Firm can or should no longer represent both Sellers and the Company or any of its Subsidiaries. The parties understand and specifically agree that Law Firm may withdraw from representing the Company and its Subsidiaries and continue to represent Sellers and Sellers’ Representative, even if the interests of Sellers and the interests of the Company or its Subsidiaries are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the Contemplated Transactions, and even though Law Firm may have represented the Company and its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Buyer and the Company hereby consent thereto and waive any conflict of interest arising therefrom.

(b)            Each of the parties further agrees that, as to all communications with respect to the Representation among Law Firm, the Company, any of its Subsidiaries, Sellers and Sellers’ Representative, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Sellers and shall not pass to or be claimed by the Company or any of its Affiliates. Without limiting the generality of the foregoing, if the Contemplated Transactions are consummated, from and after the Closing, (i) Sellers or the Sellers’ Representative, as applicable, (and not the Buyer or the Company and its Subsidiaries) shall be the sole holder of the attorney-client privilege with respect to the Representation, and none of Buyer, the Company or the Subsidiaries shall be a holder thereof, (ii) to the extent that files of Law Firm in respect of the Representation constitute property of the client, only Sellers or the Sellers’ Representative, as applicable, (and not the Buyer nor the Company and its Subsidiaries) shall hold such property rights and (iii) the Law Firm shall have no duty whatsoever to reveal or disclose any attorney-client communications or files in respect of the Representation to the Buyer or the Company and its Subsidiaries by reason of any attorney-client relationship between the Law Firm and the Company. In furtherance of the foregoing, each of the parties agrees that no waiver is intended by failing to remove all privileged communications from the Company’s files and computer systems.

(c)            Furthermore, in the event of a dispute between Sellers and the Company or any of its Subsidiaries arising out of or relating to the Representation, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Sellers or Sellers’ Representative any information or documents developed or shared during the course of the Representation.

12.19            Releases.

(a)            Effective as of the Closing, each Seller, on behalf of itself and its Subsidiaries and Affiliates, and on behalf of all of their respective Governing Persons, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Seller Releasors”), hereby absolutely, unconditionally and irrevocably release and forever discharges Buyer and its Affiliates and Subsidiaries (including the Company and its Subsidiaries), and each of their respective members, shareholders, owners, directors (in such directors’ capacity as directors), managers, officers, employees, agents, successors and assigns thereof (collectively, “Company Releasees”) from any and all claims, actions, causes of actions, liens, counterclaims, liabilities, suits, debts, offsets, setoffs, losses (including for this purpose, punitive damages of any type), demands, rights, obligations, damages, costs, attorneys’ fees, interest, expenses and compensation, including claims of negligence, conversion, malfeasance, breach of contract, breach of fiduciary duty and claims for equitable relief (collectively, “Claims”), whether known or unknown, that Seller Releasors have had in the past, or have now or may have in the future against the Company Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place at or prior to Closing, including without limitation any such Claims arising from the ownership of the Company Interests prior to the Closing, or, with respect to Company Releasees who are or were Governing Persons, employees or agents of, or held other positions with or rendered services on behalf of, the Company or its Subsidiaries, their respective service to the Company or its Subsidiaries in such capacities. Notwithstanding the foregoing, this release shall not be construed to release any claims against any party’s rights or obligations under, this Agreement or the Ancillary Agreements, including without limitation the rights of the D&O Indemnified Parties under Section 6.5(a). Each Seller, for such Seller and the other Seller Releasors, agrees not to file or permit to be filed, any Proceeding against any Company Releasees with any Governmental Authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any Claim. The Seller Releasors have not assigned, and each Seller hereby covenants not to and not to permit any other Seller Releasors to assign, any Claim. Each Seller is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. To the extent allowed by applicable Law, each Seller, for such Seller and the other Seller Releasors, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such Seller or any of the other Seller Releasors, as applicable, otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such Seller or the other Seller Releasors to be true; and with such understanding and agreement, each Seller, for itself and the other Seller Releasors, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(b)            Except as otherwise provided in this Agreement, effective as of the Closing, the Company and Buyer, each on behalf of itself and its Subsidiaries and Affiliates, and on behalf of all of their respective Governing Persons, owners, employees, agents, successors and assigns (collectively, the “Company Releasors”), hereby irrevocably release and forever discharges each Seller and its Affiliates (other than the Company and its Subsidiaries) and Subsidiaries, and each of their respective directors (in such directors’ capacity as directors), managers, officers, employees, or agents of, or any other positions held or services rendered on behalf of, Sellers or their Affiliates or Subsidiaries (excluding the Company and its Subsidiaries) (collectively, “Seller Releasees”) from any and all Claims, whether known or unknown, that Company Releasors have had in the past, or have now or may have in the future against the Seller Releasees arising from Sellers’ ownership of the Company Interests prior to the Closing, or, with respect to Seller Releasees who are or were Governing Persons of Sellers or their Affiliates or Subsidiaries, including the Company and its Subsidiaries, their respective service to Sellers or their Affiliates or Subsidiaries prior to the Closing, including the Company or its Subsidiaries, as Governing Persons, or agents of, or any other positions held or services rendered on behalf of, Sellers or their Affiliates or Subsidiaries, including the Company or its Subsidiaries. Notwithstanding the foregoing, this release shall not be construed to release (i) any party’s rights or obligations under this Agreement or the Ancillary Agreements or (ii) any claims based upon commercial dealings between any Seller Releasee and any Company Releasor unrelated to the Contemplated Transactions.

12.20            Sellers’ Representative.

(a)            Each Seller has irrevocably constituted, appointed and empowered effective from and after the date of such consent, the Sellers’ Representative, for the benefit of the Sellers and the exclusive agent and attorney-in-fact to act on behalf of each Seller in connection with and to facilitate the consummation of Contemplated Transactions, which shall include the power and authority: (i) to execute and deliver such waivers, consents and amendments (other than any unanimous written consent of the Sellers adopting this Agreement) under this Agreement and the consummation of the Contemplated Transactions as the Sellers’ Representative, in its sole and absolute discretion, may deem necessary or desirable and to execute the Escrow Agreement; (ii) to execute the Escrow Agreement and otherwise to consummate the transactions contemplated thereby (including the transactions contemplated in the Escrow Agreement) (iii) as the Sellers’ Representative, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers including consenting to, compromising or settling any such claims, conducting negotiations with Buyer and its representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer or any other Person, or by any Governmental Authority against the Sellers’ Representative and/or any of the Sellers and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iv) to refrain from enforcing any right of Sellers arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by Sellers unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative; (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (vi) to dispense funds from the Adjustment Escrow Funds, the Special Indemnity Escrow Funds (or direct the Escrow Agent to do so), or the Supplemental Special Indemnity Escrow Funds to the Buyer Indemnified Parties pursuant to the terms of this Agreement and (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of Sellers in connection with any matter arising under this Agreement.

(b)            The Sellers’ Representative shall be entitled to receive reimbursement from, and be indemnified by, Sellers for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller. Each Seller shall indemnify, severally and not jointly, the Sellers’ Representative against all Losses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Sellers’ Representative to Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of his or its pro rata portion of the amount of such deficiency.

(c)            The Sellers’ Representative Holdback Amount shall be maintained in a bank account for which the Sellers’ Representative shall be an authorized signatory, together with such other Person(s), if any, designated from time to time by the Sellers who held, prior to Closing, a majority of the equity interests of the Company. The Sellers’ Representative shall be authorized to make disbursements from the Sellers’ Representative Holdback Amount to fund expenses, charges and liabilities which the Sellers’ Representative is authorized to incur pursuant to this Section 12.20. For avoidance of doubt, the existence of the Sellers’ Representative Holdback Amount does not limit the obligation of the Sellers to reimburse or indemnify the Sellers’ Representative for the expenses, charges and liabilities described in Section 12.20(b). The remaining balance of the Sellers’ Representative Holdback Amount shall be distributed to Sellers in accordance with their Payment Percentages following a determination by the Sellers who held, prior to Closing, a majority of the equity interests of the Company that the Sellers’ Representative is not expected to incur any further expenses, charges and liabilities.

(d)            A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller. Each Seller hereby releases and discharges Buyer from and against any liability arising out of or in connection with any reliance by Buyer upon any express decision, act, consent or instruction of the Sellers’ Representative and no party hereto (or their respective Affiliate) shall have any cause of action against Buyer for any action taken by Buyer in reliance upon any express decision, act, consent or instruction of the Sellers’ Representative. By complying with the terms of this Agreement applicable to the Sellers’ Representative (including with respect to the payment of funds to the Sellers’ Representative on behalf of Sellers), each Seller acknowledges and agrees that Buyer shall have discharged its obligations under this Agreement and shall have no further liability or obligation with respect to such Seller with respect to such obligations.

(e)            After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Sellers and shall be final, binding and conclusive upon each such Seller; and Buyer shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller. None of the Sellers shall have the right to object, dissent, protest or otherwise contest any decision, act, consent, or instruction of the Sellers’ Representative.

(f)            All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing.

(g)            The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the Contemplated Transactions, and any action taken by the Sellers’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller, except for actions or omissions of the Sellers’ Representative constituting willful misconduct.

(h)            The Sellers’ Representative shall be compensated in such amounts and at such frequency as may be agreed from time to time by Sellers’ Representative and the Sellers.

(i)            The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Sellers who held, prior to Closing, a majority of the equity interests of the Company. In the event that the Sellers’ Representative has resigned or been removed or is unable or unwilling to serve for any other reason, (i) his or her successor shall be appointed by Sellers who held, prior to Closing, a majority of the equity interests of the Company and (ii) Sellers’ shall provide prompt written notice to Buyer and Buyer shall be entitled to rely on such notice.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SELLERS:

THE U. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

By:	/s/ Gert Rohde
	Name:	Gert Rohde
	Title:	Trustee

THE G. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

By:	/s/ Ulf Rohde
	Name:	Ulf Rohde
	Title:	Trustee

THE J. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

By:	/s/ Ulf Rohde
	Name:	Ulf Rohde
	Title:	Trustee

THE M. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020

By:	/s/ Gert Rohde
	Name:	Gert Rohde
	Title:	Trustee

[Signature page to Equity Purchase Agreement]

OCCMED SERVICES, LLC
By:	U.S. Occmed Holdings, LLC

Its: Manager

By:	/s/ Bruce Meymand
Name: Bruce Meymand
	Title:	CEO

U.S. OCCMED HOLDINGS, LLC D/B/A NOVA MEDICAL CENTERS

By:	/s/ Bruce Meymand
	Name:	Bruce Meymand
	Title:	CEO

SELLERS’ REPRESENTATIVE:

/s/ Shelton Frey
Name: Shelton Frey

BUYER:

CONCENTRA HEALTH SERVICES, INC.

By:	/s/ Matthew DiCanio
Name: Matthew DiCanio
Title: President

[Signature page to Equity Purchase Agreement]

BUYER GUARANTOR:

The undersigned has executed this Agreement solely for the purposes set forth in Sections 5.5 and 11.3(a).

CONCENTRA GROUP HOLDINGS PARENT INC.

By:	/s/ W. Keith Newton
Name: W. Keith Newton
Title: Chief Executive Officer

[Signature page to Equity Purchase Agreement]